     As filed with the Securities and Exchange Commission on July 28, 1995
                                             Registration No. 33-_____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         Webster Financial Corporation
             (Exact name of Registrant as specified in its charter)

          Delaware                     6712                     06-1187536
 (State of Incorporation)  (Primary Standard Industrial      (I.R.S. Employer
                            Classification Code Number)     Identification No.)

                            ------------------------

                              First Federal Plaza
                          Waterbury, Connecticut 06720
                                 (203) 753-2921
                  (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                            ------------------------

                                John V. Brennan
                            Executive Vice President
                         Webster Financial Corporation
                              First Federal Plaza
                          Waterbury, Connecticut 06702
                                 (203) 753-2921
            (Name, address including zip code, and telephone number,
            including area code, of Registrant's agent for service)
                            ------------------------

                                    Copy to:
                             Charles E. Allen, Esq.
                             Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                             Washington, D.C. 20004
                                 (202) 637-5600


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        Calculation of Registration Fee

- ------------------------------------------------------------------------------------------------------------------
Title of each class of       Amount to be         Proposed maximum        Proposed maximum           Amount of
   securities to be           registered         offering price per      aggregate offering      registration fee
      registered                                        unit                   price
- ------------------------------------------------------------------------------------------------------------------
Common Stock, par             1,337,618               $23.24*            $31,086,242.32*           $10,719.40*
    value $.01 per share
- ------------------------------------------------------------------------------------------------------------------

* Estimated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low price for shares of common stock of Shelton Bancorp, Inc. as reported on the Nasdaq National Market on July 26, 1995 and the exchange ratio prescribed by the Agreement and Plan of Merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         WEBSTER FINANCIAL CORPORATION


                             Cross Reference Sheet


         Pursuant to Item 501 of Regulation S-K, the following table sets forth the location in the Proxy Statement/Prospectus of the information required by
Part I of Form S-4.


                  Items of Form S-4                                            Location in Prospectus
                  -----------------                                            ----------------------

A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus...........................  Facing Page; Cross Reference Sheet; and Front
                                                                  Cover Page of Joint Proxy Statement/Prospectus

2.   Inside Front and Outside Back Cover Pages of
       Prospectus...............................................  Available Information; Incorporation of Certain
                                                                  Documents by Reference; and Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............................  Summary; Certain Considerations; and Market
                                                                  Prices and Dividends

4.   Terms of the Transaction...................................  Summary; The Merger

5.   Pro Forma Financial Information............................  Pro Forma Combined Financial Statements

6.   Material Contracts With the Company Being
       Acquired.................................................  Not applicable

7.   Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters.......................................  Not applicable

8.   Interests of Named Experts and Counsel.....................  Not applicable

9.   Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...........  Not applicable


B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants................  Summary; Certain Considerations; Incorporation
                                                                  of Certain Documents by Reference; and
                                                                  Description of Capital Stock and Comparison of
                                                                  Shareholder Rights




11.  Incorporation of Certain Information by
       Reference................................................  Incorporation of Certain Documents by Reference

12.  Information with Respect to S-2 or S-3
       Registrants..............................................  Not applicable

13.  Incorporation of Certain Information by
       Reference................................................  Not applicable

14.  Information with Respect to Registrants Other
       Than S-3 or S-2 Registrants..............................  Not applicable


C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies..................  Not applicable

16.  Information with Respect to S-2 or S-3
       Companies................................................  Summary; The Merger; Shelton Bancorp, Inc.;
                                                                  Market Prices and Dividends; Appendix B and
                                                                  Appendix C

17.  Information with Respect to Companies Other
       Than S-3 or S-2 Companies................................  Not applicable


D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
       Authorizations are to be Solicited.......................  Summary; Shelton Meeting; Webster Meeting; The
                                                                  Merger; Shelton Stock Ownership by Certain
                                                                  Persons; Description of Capital Stock and
                                                                  Comparison of Shareholder Rights

19.  Information if Proxies, Consents or
       Authorizations are Not to be Solicited or
       in an Exchange Offer.....................................  Not applicable

                               Webster Financial
                                  Corporation

                                                                 August __, 1995


To the Shareholders of
Webster Financial Corporation:

         You are cordially invited to attend a special meeting of shareholders (the "Webster Meeting") of Webster Financial Corporation ("Webster") to be held on September ___, 1995 at 4:00 p.m. at the Elton Ballroom, 30 West Main Street, Waterbury, Connecticut.

         As described in the enclosed Joint Proxy Statement/Prospectus, at the Special Meeting, you will be asked to approve the proposed issuance of up to 1,337,618 shares of common stock of Webster ("Webster Stock") to shareholders of Shelton Bancorp, Inc. ("Shelton") in connection with the acquisition of Shelton by Webster. In the acquisition, Shelton shareholders will receive .92 of a share of Webster Stock for each share of Shelton common stock. The presence, in person or by proxy, of at least a majority of the Webster Stock entitled to vote at the Webster Meeting, and the affirmative vote of the holders of a majority of the votes cast, is necessary to approve the issuance of these shares of Webster Stock.

         Your Board of Directors has unanimously approved the issuance of the shares of Webster Stock and recommends that you vote "FOR" approval of the issuance of these shares.

         You are urged to read the accompanying Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the acquisition. It is very important that your shares be represented at the Webster Meeting. Whether or not you plan to attend the Webster Meeting, you are requested to complete, date and sign the proxy card and return it as soon as possible in the enclosed postage paid envelope.

                                            Sincerely,



                                            JAMES C. SMITH
                                            Chairman and Chief Executive Officer


                First Federal Plaza Waterbury, Connecticut 06702

                         WEBSTER FINANCIAL CORPORATION
                              First Federal Plaza
                          Waterbury, Connecticut 06702
                              -------------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                               SEPTEMBER __, 1995
                              -------------------


         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Webster Meeting") of Webster Financial Corporation ("Webster") will be held on September __, 1995 at 4:00 p.m. at the Elton Ballroom, 30 West Main Street, Waterbury, Connecticut for the following purposes:

                  1. To authorize the issuance of up to 1,337,618 shares of common stock of Webster ("Webster Stock") to shareholders of Shelton Bancorp, Inc. ("Shelton") in connection with the acquisition of Shelton by Webster pursuant to an agreement and plan of merger, dated June 20, 1995, as amended, among Webster, Webster Acquisition Corp. and Shelton (the "Merger Agreement"). As more fully described in the Joint Proxy Statement/Prospectus, the Merger Agreement provides for Webster to issue .92 of a share of Webster Stock for each outstanding share of Shelton common stock in the acquisition; and

                  2. To transact such other business as may properly come before the Webster Meeting, or any adjournments thereof.

         The Board of Directors has fixed the close of business on August __, 1995 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Webster Meeting. Only holders of Webster Stock of record at the close of business on that date will be entitled to notice of and to vote at the Webster Meeting or any adjournments thereof.

                                            By Order of the Board of Directors



                                            JAMES C. SMITH
                                            Chairman and Chief Executive Officer

Waterbury, Connecticut
August __, 1995

         WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE WEBSTER MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE WEBSTER MEETING.

SHELTON BANCORP, INC.
375 Bridgeport Avenue
Shelton, Connecticut 06484

                                                                 August __, 1995

To the Shareholders of
Shelton Bancorp, Inc.:

         You are cordially invited to attend a special meeting of shareholders (the "Shelton Meeting") of Shelton Bancorp, Inc. ("Shelton") to be held on September ___, 1995 at 10:00 a.m. at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut.

         As described in the enclosed Joint Proxy Statement/Prospectus, at the Shelton Meeting, you will be asked to approve an agreement and plan of merger, dated June 20, 1995, as amended (the "Merger Agreement"), pursuant to which Shelton and Shelton Savings Bank would be acquired by Webster Financial Corporation ("Webster"). The Merger Agreement provides for the acquisition to occur by merging a wholly-owned subsidiary of Webster formed for such purpose into Shelton (the "Merger"). As part of the Merger, each outstanding share of Shelton common stock ("Shelton Stock") will be converted into .92 of a share of Webster common stock ("Webster Stock") in a tax free exchange, plus cash to be paid in lieu of fractional shares.

         Your Board of Directors has determined that the Merger is in the best interests of Shelton and its shareholders and has unanimously approved the Merger Agreement. The Board unanimously recommends that you vote "FOR" approval of the Merger Agreement.

         Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by at least two-thirds of the outstanding shares of Shelton Stock entitled to be voted at the Shelton Meeting and to the receipt of certain regulatory approvals. The Merger Agreement is also subject to the approval by the Webster shareholders of the issuance of the shares of Webster Stock in the Merger.

         Alex. Brown & Sons Incorporated, Shelton's financial advisor in connection with the Merger, has delivered its written opinion to Shelton's Board of Directors that, as of the date of the Merger Agreement, the consideration to be received by the shareholders of Shelton in the Merger was fair to such holders from a financial point of view. The written opinion of Alex. Brown & Sons Incorporated is reproduced in full as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         You are urged to read the Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the Merger. It is very important that your shares be represented at the Shelton Meeting. Whether or not you plan to attend the Shelton Meeting, you are requested to complete, date and sign the proxy card and return it as soon as possible in the enclosed postage paid envelope. Failure to return a properly executed proxy card or to vote at the Shelton Meeting will have the same effect as a vote against the Merger Agreement.

                                                      Sincerely,


                                                      KENNETH E. SCHAIBLE
                                                      President and Treasurer

                             SHELTON BANCORP, INC.
                             375 Bridgeport Avenue
                           Shelton, Connecticut 06484
                              -------------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                               SEPTEMBER __, 1995
                              -------------------


         NOTICE IS HEREBY  GIVEN  that a special  meeting of  shareholders  (the
"Shelton Meeting") of Shelton Bancorp, Inc. ("Shelton") will be held on September __, 1995 at 10:00 a.m. at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut for the following purposes:


                  1. To consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated June 20, 1995, as amended, among Webster Financial Corporation ("Webster"), Webster Acquisition Corp. and Shelton (the "Merger Agreement"). As more fully described in the Joint Proxy Statement/Prospectus, the Merger Agreement provides for Shelton and Shelton Savings Bank to be acquired by Webster through a merger of a wholly-owned subsidiary of Webster formed for such purpose into Shelton (the "Merger"). As part of the Merger, each outstanding share of Shelton common stock ("Shelton Stock") will be converted into .92 of a share of Webster common stock in a tax free exchange, plus cash to be paid in lieu of fractional shares; and

                  2. To transact such other business as may properly come before the Shelton Meeting, or any adjournments thereof, including, without limitation, a motion to adjourn the Shelton Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement or otherwise.


         The Board of Directors of Shelton has fixed the close of business on August __, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Shelton Meeting. Only holders of Shelton Stock of record at the close of business on that date will be entitled to notice of and to vote at the Shelton Meeting or any adjournments thereof.

                                        By Order of the Board of Directors



                                        KENNETH E. SCHAIBLE
                                        President and Treasurer


Shelton, Connecticut
August __, 1995

         WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SHELTON MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE SHELTON MEETING.

 SHELTON BANCORP, INC.                            WEBSTER FINANCIAL CORPORATION
 375 Bridgeport Avenue                                 First Federal Plaza
Shelton, Connecticut 06484                         Waterbury, Connecticut 06702


                             JOINT PROXY STATEMENT

                             ----------------------

                         WEBSTER FINANCIAL CORPORATION
                                   PROSPECTUS

                        1,337,618 Shares of Common Stock
                             ----------------------

         This Joint Proxy Statement/Prospectus is being furnished to shareholders of Shelton Bancorp, Inc. ("Shelton") and to shareholders of Webster Financial Corporation ("Webster"). This Joint Proxy Statement/Prospectus relates to the special meeting of shareholders of Shelton (the "Shelton Meeting") to be held on September ___, 1995 at 10:00 a.m. at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut, and to the special meeting of shareholders of Webster (the "Webster Meeting") to be held on September __, 1995 at 4:00 p.m. at the Elton Ballroom, 30 West Main Street, Waterbury, Connecticut (collectively, the "Shareholders Meetings"), and to any adjournments of the Shareholders Meetings. This Joint Proxy Statement/Prospectus is first being mailed to shareholders of Shelton and to shareholders of Webster on or around August ___, 1995.

         At the Shelton Meeting, the principal item of business will be to consider and vote upon an agreement and plan of merger, dated June 20, 1995, as amended, among Webster, Webster Acquisition Corp. ("Merger Sub"), and Shelton (the "Merger Agreement"). The Merger Agreement provides for Shelton to be acquired by Webster through a merger of Merger Sub, a wholly-owned subsidiary of Webster formed for such purpose, into Shelton (the "Merger"). As part of the Merger, each outstanding share of Shelton common stock, par value $1.00 per share ("Shelton Stock"), will be converted into .92 of a share of Webster common stock, par value $.01 per share ("Webster Stock") (the "Exchange Ratio"), plus cash in lieu of fractional shares. Based on the last reported sales price per share of Webster Stock on August __, 1995 of $___ and the Exchange Ratio, the calculated value of each share of Shelton Stock to be exchanged in the Merger is $_____. No assurance can be given as to the market price of Webster Stock at or after consummation of the Merger. Because the market price of Webster Stock is subject to fluctuation, the value of the shares of Webster Stock that holders of Shelton Stock will receive in the Merger may materially increase or decrease prior to or after consummation of the Merger. See "MARKET PRICES AND DIVIDENDS." In connection with the Merger Agreement, Shelton has granted Webster an irrevocable option (the "Option") to purchase up to 267,324 shares of newly issued Shelton Stock at a purchase price of $17.00 per share upon the occurrence of certain events. For a more detailed description of the Merger and the Option, see "THE MERGER." The Merger is subject to various conditions, including approvals of applicable federal and Connecticut regulatory authorities. This Joint Proxy Statement/Prospectus also constitutes a prospectus of Webster with respect to up to 1,337,618 shares of Webster Stock to be issued to Shelton shareholders as part of the Merger.

         At the Webster Meeting, the principal item of business will be to authorize the issuance of up to 1,337,618 shares of Webster Stock to Shelton shareholders as part the Merger.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ANY STATE SECURITIES COMMISSION, THE OFFICE OF THRIFT SUPERVISION ("OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), OR THE CONNECTICUT COMMISSIONER OF BANKING (THE "CONNECTICUT COMMISSIONER"), NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, THE OTS, THE FDIC, OR THE CONNECTICUT COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF WEBSTER STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

         The information set forth in this Joint Proxy Statement/Prospectus concerning Shelton has been furnished by Shelton. The information concerning Webster and Merger Sub has been furnished by Webster. The description of the Merger Agreement and other documents in this Joint Proxy Statement/Prospectus is qualified by reference to the text of those documents, copies of which will be provided without charge upon written or oral request addressed to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary of Webster Financial Corporation, First Federal Plaza, Waterbury, Connecticut 06702, telephone (203) 753-2921.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY SHELTON OR WEBSTER OR THE OFFERING OF WEBSTER STOCK MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SHELTON OR WEBSTER. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY WEBSTER STOCK OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE WEBSTER STOCK OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SHELTON OR WEBSTER OR THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                             ----------------------

     The date of this Joint Proxy Statement/Prospectus is August __, 1995.

                               TABLE OF CONTENTS

                                                  Page

Available Information.......................      4
Incorporation of Certain Documents
     by Reference...........................      4
Summary  ..................................       6
     The Parties............................      6
     The Merger.............................      7
     Comparison of Shareholder Rights.......     10
     Market Prices of Common Stock..........     11
     Comparative Per Share Data.............     11
     Summary Financial and Other
         Data...............................     13
Certain Considerations......................     19
     Issuance of Webster Stock..............     19
     Legislative and General Regulatory
         Developments.......................     19
         Sources of Funds for Dividends;
         Stock Repurchases..................     20
     Effect of Interest Rate Fluctuations...     20
Shelton Meeting.............................     21
     Matters to be Considered at the
         Shelton Meeting....................     21
     Record Date and Voting ................     21
     Vote Required; Revocability of
         Proxies............................     22
     Solicitation of Proxies................     22
Webster Meeting.............................     22
     Matters to be Considered at the
         Webster Meeting....................     22
     Record Date and Voting.................     23
     Vote Required; Revocability of
     Proxies................................     24
     Solicitation of Proxies................     24
The Merger..................................     24
     The Parties............................     24
     Background of the Merger...............     25
     Recommendations of Shelton
         Board of Directors.................     26
     Purpose and Effects of the Merger......     27
     Structure..............................     27
     Exchange Ratio.........................     28
     Regulatory Approvals...................     29
     Conditions to the Merger...............     30
     Conduct of Business Pending
     the Merger.............................     31
     Third Party Proposals..................     31
     Expenses; Breakup Fee..................     31
     Opinion of Financial Advisor...........     32
     Certain Provisions of the Merger
     Agreement..............................     35
     Termination and Amendment of
     the Merger Agreement...................     35
     Certain Federal Income Tax
     Consequences...........................     36
     Accounting Treatment...................     36
     Resales of Webster Stock Received in
     the Merger.............................     36
     No Appraisal Rights....................     37
     Interests of Certain Persons in
     the Merger.............................     37
     Option Agreement.......................     39
     Pro Forma Combined Financial
         Statements.........................     41
Shelton Bancorp, Inc........................     48
     General................................     48
     Competition............................     48
     Regulation.............................     48
     Economic Conditions and
         Governmental Policy................     49
     Taxation...............................     49
Market Prices and Dividends.................     50
Shelton Stock Ownership by
     Certain Persons........................     52
Description of Capital Stock and
     Comparison of Shareholder Rights.......     52
     Webster Stock..........................     52
     Series B Stock.........................     53
     Senior Notes...........................     54
     Certificate of Incorporation and Bylaw
     Provisions.............................     55
     Applicable Law.........................     57
Legal Matters...............................     58
Experts  ...................................     58


Appendix A -- Opinion of Alex. Brown
     & Sons, Incorporated...................    A-1
Appendix B -- Shelton Consolidated
     Financial Statements - June 30
     Year End...............................    B-1
Appendix C -- Shelton Consolidated
     Financial Statements - March 31
     Unaudited..............................    C-1

                           AVAILABLE INFORMATION

         Shelton and Webster are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information filed by Shelton and Webster may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048.

         Webster has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Webster Stock to be issued to the shareholders of Shelton in connection with the Merger. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Shelton with the SEC (File No. 0-17495) under the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus by reference: (i) Shelton's Annual Report on Form 10-K for the year ended June 30, 1994; (ii) Shelton's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995; and
(iii) Shelton's Current Report on Form 8-K dated June 20, 1995.

         The following documents filed by Webster with the SEC (File No. 0-15213) under the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus by reference: (i) Webster's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) Webster's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and (iii) Webster's Current Reports on Form 8-K dated March 1, 1995 and June 20, 1995 and on Form 8-K/A dated July 27, 1995.

         All documents filed by Shelton or Webster pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Merger shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus. In lieu of incorporating by reference the description of the capital stock of Webster which is contained in a registration statement filed under the Exchange Act, such description is included in this Joint Proxy Statement/Prospectus. See "DESCRIPTION OF WEBSTER CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Webster will provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference and not delivered herewith (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents).

         This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request directed to: Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, First Federal Plaza, Waterbury, Connecticut 06702; telephone (203) 753-2921. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the Special Meetings.

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Joint Proxy Statement/Prospectus herein. Shareholders of Shelton and of Webster are urged before voting to give careful consideration to all of the information contained in this Joint Proxy Statement/Prospectus.

         THE MERGER AGREEMENT TO BE CONSIDERED AT THE SHELTON MEETING INVOLVES A MATTER OF GREAT IMPORTANCE TO SHELTON'S SHAREHOLDERS. IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER CONSUMMATED, EACH SHARE OF SHELTON STOCK WILL BE CONVERTED INTO .92 OF A SHARE OF WEBSTER STOCK, PLUS CASH IN LIEU OF FRACTIONAL SHARES, AND EACH SHELTON SHAREHOLDER'S SEPARATE EQUITY INTEREST IN SHELTON WILL CEASE.

         THE ISSUANCE OF UP TO 1,337,618 SHARES OF WEBSTER STOCK TO THE SHELTON SHAREHOLDERS AS PART OF THE MERGER IS ALSO A MATTER OF GREAT IMPORTANCE TO WEBSTER'S SHAREHOLDERS.

The Parties

         Webster. Webster, a Delaware corporation, is the holding company of First Federal Bank, a federal savings bank headquartered in Waterbury, Connecticut ("First Federal"), and Bristol Savings Bank, a state chartered savings bank headquartered in Bristol, Connecticut ("Bristol"). Deposits at First Federal and Bristol are insured by the FDIC. Through First Federal and Bristol, Webster is engaged primarily in the business of attracting deposits from the general public and investing those funds in mortgage loans for the purchase, construction and refinancing of one-to-four family homes. Webster also provides commercial banking services to businesses in its primary market areas. Webster currently serves customers from 39 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut.

         Prior to consummation of the Merger involving Shelton, Webster intends to (i) convert Bristol into a federal savings bank under the name "Webster Bank" and (ii) then merge First Federal into Webster Bank (the "Webster Bank Merger"). Webster Bank will be a federal savings bank, headquartered in Waterbury, with its deposits insured by the Bank Insurance Fund ("BIF") of the FDIC. Before giving effect to the Merger involving Shelton, 49% of the deposits at Webster Bank will be assessed at BIF premium rates and 51% assessed at premium rates applicable to the Savings Association Insurance Fund ("SAIF") of the FDIC.

         At March 31, 1995, Webster had consolidated total assets of $2.8 billion, total deposits of $2.2 billion, and shareholders' equity of $143.4 million, or 5.15% of total assets. The Webster Stock is quoted on the Nasdaq National Market under the symbol "WBST". The address of Webster's principal executive offices is First Federal Plaza, Waterbury, CT 06702.

         Webster, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner. First Federal, as a federal savings bank, is regulated primarily by the OTS and as to certain matters also by the FDIC. Bristol, as a state-chartered savings bank, is regulated by the Connecticut Commissioner and by the FDIC. Webster Bank, as a federal savings bank, will be regulated primarily by the OTS and as to certain matters also by the FDIC. See "THE MERGER -- The Parties" and "-- Structure."

         Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Webster formed to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon its merger into Shelton. See "THE MERGER -- The Parties."

         Shelton. Shelton, a Delaware corporation, is the holding company of Shelton Savings Bank ("Shelton Bank"), a state-chartered savings bank headquartered in Shelton, Connecticut. Deposits at Shelton Bank are insured by the BIF of the FDIC. Through Shelton Bank, Shelton is engaged primarily in the business of attracting deposits from the general public and investing those funds primarily in residential mortgage loans. Shelton Bank also makes commercial mortgage and consumer loans. Shelton Bank has six banking offices located in Ansonia, Bethany, Oxford and Shelton. Its general market area is eastern Fairfield County and southwestern New Haven County. Shelton Bank provides a wide range of retail deposit and credit services, with special emphasis on residential real estate lending. Through its Trust Department, Shelton Bank also provides investment advisory and management services to retail and corporate customers.

         At March 31, 1995, Shelton had consolidated total assets of $295.0 million, total deposits of $270.1 million and shareholders' equity of $19.5 million, or 6.6% of total assets. The address of Shelton's principal executive office is 375 Bridgeport Avenue, Shelton, Connecticut 06484 and its telephone number is (203) 944-2200.

         Shelton, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner. Shelton Bank, as a state-chartered savings bank, is regulated by the Connecticut Commissioner and by the FDIC. See "THE MERGER -- The Parties."

The Merger

         General. The Merger Agreement provides for the acquisition of Shelton by Webster through the merger of Shelton into Webster's subsidiary, Merger Sub, with Shelton being the surviving corporation (the "Merger"). Immediately after the Merger, Shelton will merge into Webster, with Webster being the surviving holding company (the "Holding Company Merger"). Immediately after the Holding Company Merger, Webster will cause Shelton Bank to be merged into Webster Bank, as the surviving federal savings bank (the "Surviving Bank") (the "Shelton Bank Merger"). The Surviving Bank will be headquartered in Waterbury, Connecticut, and will be a FDIC/BIF insured federally chartered savings bank, with approximately 63% of its deposit premiums assessed at BIF rates and approximately 37% assessed at SAIF rates. See "THE MERGER -- Structure."

         Upon consummation of the Merger, each outstanding share of Shelton Stock, except for shares held, directly or indirectly, by Shelton or Webster (other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into
 .92 of a share of Webster Stock, plus cash to be paid in lieu of fractional shares. The Merger will not change the outstanding Webster Stock held by the Webster shareholders.

         Exchange Ratio. The Merger Agreement provides that upon consummation of the Merger, each of the 1,343,341 outstanding shares of Shelton Stock, except for shares held, directly or indirectly, by Shelton or Webster (other than Trust Account Shares or DPC Shares), will be automatically converted into .92 share of Webster Stock, plus cash to be paid in lieu of fractional shares (the "Exchange Ratio"). This would involve the issuance of up to 1,235,874 shares of Webster Stock to the Shelton shareholders. The Exchange Ratio is not subject to market price adjustment. On August ___, 1995, the closing sale price of the Webster Stock on the Nasdaq National Market was $___ per share. See "THE MERGER -- Exchange Ratio."

         Shelton Stock Options. Under the Merger Agreement, shares of Shelton Stock issued prior to consummation of the Merger upon exercise of the 110,591 outstanding options held by directors, officers and other employees of Shelton will also be converted into Webster Stock at the Exchange Ratio, which would involve the issuance of up to 101,744 additional shares of Webster Stock as part of the Merger. Any of these options that are not exercised prior to the consummation of the Merger will remain outstanding, but automatically become options to purchase Webster Stock, with the exercise price and number of shares covered by each option to be adjusted to reflect the Exchange Ratio. The duration and other terms of these options will otherwise remain the same, except that the options held by non-employee directors of Shelton will be modified to permit their exercise until three months after termination of service as advisory directors of the Surviving Bank rather than expiring three months after the Merger when their service as directors of Shelton and Shelton Bank will cease. Options held by officers and other employees of Shelton and Shelton Bank whose employment does not continue with the Surviving Bank will terminate three months after such employment ceases. See "THE MERGER -- Interests of Certain Persons in the Merger."

         Shelton Meeting. The Shelton Meeting will be held on September ___, 1995 at 10:00 a.m. at the Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut, at which time the holders of record of the Shelton Stock at the close of business on August __, 1995 (the "Shelton Record Date") will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The affirmative vote of the holders of two-thirds of the outstanding shares of Shelton Stock entitled to vote at the Shelton Meeting is required to approve and adopt the Merger Agreement.

         All nine directors and executive officers of Shelton, who beneficially own an aggregate of 202,311 shares of Shelton Stock (excluding stock options), or 16% of the outstanding Shelton Stock, as of the Shelton Record Date, have entered into a stockholder agreement, dated June 20, 1995 (the "Stockholder Agreement"), with Webster pursuant to which they have each agreed, among other things, to vote their shares of Shelton Stock in favor of the approval and adoption of the Merger Agreement and against any third party Merger proposal. No consideration was paid to any of the directors or executive officers of Shelton for entering into the Stockholder Agreement. Webster required that the Stockholder Agreement with the directors and executive officers of Shelton be executed as a condition to Webster entering into the Merger Agreement. See "SHELTON MEETING."

         The Board of Directors of Shelton believes that the terms of the Merger Agreement are fair to, and in the best interests of, Shelton and its shareholders. The Board of Directors of Shelton unanimously approved the Merger Agreement and recommends that holders of Shelton Stock vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "THE MERGER -- Background of the Merger" and "-- Recommendations of the Shelton Board of Directors and Reasons for the Merger."

         Webster Meeting. The Webster Meeting will be held on September __, 1995 at 4:00 p.m. at the Elton Ballroom, 30 West Main Street, Waterbury, Connecticut, at which time the holders of record of the Webster Stock at the close of business on August __, 1995 (the "Webster Record Date") will be asked to consider and vote upon the issuance of up to 1,337,618 shares of Webster Stock to the Shelton shareholders as part of the Merger. The Merger is conditioned on the approval by the Webster shareholders of the issuance of these shares of Webster Stock to the Shelton shareholders as part of the Merger, which approval requires an affirmative vote of a majority of the votes cast by the Webster shareholders entitled to vote at the Webster Meeting, and that a majority of the outstanding Webster Stock be represented in person or by proxy thereat. The Board of Directors of Webster unanimously recommends that its shareholders vote FOR approval of the issuance of these shares to the Shelton shareholders as part of the Merger.

         Fairness Opinion. On June 20, 1995, Alex. Brown & Sons Incorporated ("Alex. Brown") has delivered its written opinion to the Board of Directors of Shelton to the effect that, as of such date, the terms of the Merger Agreement, including the Exchange Ratio, are fair, from a financial point of view, to Shelton and its shareholders. The receipt of this opinion was a condition to Shelton's obligations under the Merger Agreement. The opinion of Alex. Brown describes the matters considered and the scope of the review undertaken in rendering such opinion. Alex. Brown's opinion and presentation to the Shelton Board, together with a review by the Shelton Board of the assumptions used by Alex. Brown, were among the factors considered by the Shelton Board in reaching its determination to approve the Merger. See "THE MERGER -- Opinion of Financial Advisor." A copy of Alex. Brown's opinion letter dated June 20, 1995 is attached as Appendix A to this Joint Proxy Statement/Prospectus and should be read by Shelton shareholders in its entirety.

         Webster consulted with its outside financial advisor, Merrill Lynch & Co., as to certain issues concerning the Merger. However, Webster did not engage any financial advisor to render a fairness opinion with respect to the terms of the Merger. The Board of Directors of Webster relied primarily upon the financial analysis, experience and recommendations of Webster's senior executive officers in considering the Merger.

         Regulatory Approvals. In order for the Merger to be consummated, the approvals of the Connecticut Commissioner and the OTS must be obtained. Applications are pending to obtain such approvals. See "THE MERGER -- Regulatory Approvals."

         Accounting Treatment. The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the Merger so qualifying. See "THE MERGER -- Accounting Treatment."

         Federal Income Tax Consequences. The Merger is intended to constitute a tax-free exchange for federal income tax purposes as to the Webster Stock issued to the Shelton shareholders. See "THE MERGER -- Certain Federal Income Tax Consequences."

         Lack of Appraisal Rights. Under Delaware law, holders of the Shelton Stock will not be entitled to any dissenters' appraisal rights with respect to the Merger. Delaware law exempts the Merger from dissenters' appraisal rights since the Webster Stock is traded on the Nasdaq National Market. There are also no dissenters' appraisal rights to the holders of Webster Stock. See "THE MERGER
- -- No Appraisal Rights."

         Effective Time. The Merger will become effective on the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the Certificate may specify (the "Effective Time"). The Certificate will be filed (i) on the fifth day after the last required regulatory approval is received and all applicable waiting periods are expired, (ii) if elected by Webster, the last business day of the month in which the date set forth in (i) above occurs, or (iii) such other time as the parties may agree.

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Shelton and Webster and by either of them individually under certain specified circumstances, including if the Merger is not consummated by March 31, 1996. See "THE MERGER -- Termination and Amendment of Merger Agreement."

         Exchange of Shelton Stock Certificates. Upon the Effective Time, each holder of a certificate representing Shelton Stock issued and outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to Webster's transfer agent, Chemical Bank (the "Exchange Agent"), be entitled to receive a certificate representing the number of whole shares of Webster Stock into which such Shelton Stock will have been automatically converted as part of the Merger. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Shelton Stock as of the Effective Time for use in surrendering their certificates for Shelton Stock in exchange for new certificates representing Webster Stock. Certificates should not be surrendered by Shelton shareholders until the letter of transmittal and instructions are received. See "THE MERGER -- Exchange Ratio."

         Option Agreement. In consideration of Webster's entering into the Merger Agreement (without other consideration or monetary payment), Webster and Shelton entered into an option agreement, dated June 20, 1995 (the "Option Agreement"), immediately after their execution of the Merger Agreement. The Option Agreement may have the effect of discouraging the making of alternative acquisition-related proposals, even if such proposal is for a higher price per share for Shelton Stock than the price per share represented by the Exchange Ratio, and increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement.

         If the Option becomes exercisable, Webster may purchase at a price of $17.00 per share up to 267,324 shares of newly issued Shelton Stock, which is equal to 19.9% of the currently outstanding Shelton Stock. The Option would become exercisable primarily upon the occurrence of certain events that create the potential for a third party to acquire Shelton. To the knowledge of Shelton, no event that would permit exercise of the Option has occurred as of the date hereof. If the Option becomes exercisable, Webster or any permitted transferee of Webster may, under certain circumstances, require Shelton to repurchase for a formula price the Option (in lieu of its exercise) or any shares of Shelton Stock purchased upon exercise of the Option. See "THE MERGER -- Option Agreement."

         Arrangements with Shelton Directors and Executive Officers. The Merger Agreement provides for one Shelton director (jointly selected by the Boards of Directors of Webster and Shelton) to be elected as a director of the Surviving Bank upon the consummation of the Merger, with such director to serve until the Surviving Bank's 1999 annual meeting. All directors of Shelton will be invited to serve on an advisory board to the Surviving Bank for a period of 40 months from the consummation of the Merger, with compensation for such service of $650 as a monthly retainer and $600 per monthly advisory board meeting attended. Such compensation will not be paid to the advisory director also serving as a director of the Surviving Bank, or to an advisory director also serving as an officer or consultant to the Surviving Bank or to J. Allen Kosowsky. See "THE MERGER -- Interests of Certain Persons in the Merger."

         Severance payments will be made upon the consummation of the Merger to Kenneth E. Schaible of $450,978, to William C. Nimons of $336,176, and to Ralph
J. Rodriguez of $209,953 pursuant to their existing employment agreements, as modified and limited by the Merger Agreement. These payments are based on three times their respective average annual compensation that was paid by Shelton and includible in their gross income for federal tax purposes for the calendar years 1990 through 1994, reduced by $1.00. Messrs. Schaible, Nimons and Rodriguez have agreed to have their severance payments limited by Section 280G of the Internal Revenue Code (the "Code"), whereas their existing employment agreements were not so limited and would have resulted in their receiving larger severance benefits than the severance payment amounts shown above. Upon consummation of the Merger, the Surviving Bank has agreed to enter into an employment and consulting agreement with Mr. Schaible, providing for his employment for a six month period as a senior vice president to assist in the transition at a salary of $10,000 per month and for his service as a part-time consultant for three years thereafter, with annual consulting fees at the rate of $50,000, $40,000 and $30,000, respectively, for the first, second and third years. Upon such consummation, the Surviving Bank also has agreed to enter into consulting agreements with Messrs. Nimons and Rodriguez for an eighth-month period on a part-time basis to assist in the transition, with fees at $7,500 per month to Mr. Nimons and $5,000 per month to Mr. Rodriguez. See "THE MERGER -- Interests of Certain Persons in the Merger."

Comparison of Shareholder Rights

         If the Merger is consummated, the holders of Shelton Stock will become holders of Webster Stock. There are certain differences between the rights of Webster shareholders and Shelton shareholders. See "DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS" for a summary of the differences between the rights of holders of Shelton Stock and Webster Stock.

Market Prices of Common Stock

         Both Webster Stock and Shelton Stock are traded on the Nasdaq National Market. The symbol for Webster Stock is "WBST." The symbol for Shelton Stock is "SSBC."

         The following table sets forth per share closing prices of the Webster Stock and the Shelton Stock on the Nasdaq National Market as of the dates specified and the pro forma equivalent market value of the Webster Stock to be issued for the Shelton Stock in the Merger. See "MARKET PRICES AND DIVIDENDS."

                                                                                         Shelton Stock
                                                                                          Pro Forma
                                                      Last Reported Sale Price         Equivalent Market
Date                                             Webster Stock          Shelton Stock      Value (a)
December 31, 1992.......................            $17.25                 $11.43          $15.87
December 31, 1993.......................             22.875                 15.50           21.05
December 30, 1994.......................             18.50                  15.25           17.02
March 31, 1995..........................             21.625                 15.00           19.90
June 20, 1995 (b).......................             24.125                 17.50           22.20
August ___, 1995........................
________________________

(a)  Calculated by multiplying the respective closing prices of the Webster Stock by the .92 Exchange Ratio.
(b)  Last trading date prior to announcement of the execution of the Merger Agreement.

         Shareholders are advised to obtain current market quotations for Webster Stock. It is expected that the market price of Webster Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated. Because the number of shares of Webster Stock to be received by Shelton shareholders in the Merger is fixed, the value of the shares of Webster Stock that the holders of Shelton Stock will receive in the Merger may increase or decrease prior to or after consummation of the Merger.

Comparative Per Share Data

         Following are certain comparative historical per share data of Webster and of Shelton, pro forma combined per share data of Webster and Shelton, and equivalent pro forma per share data of Shelton. All historical and pro forma data exclude Bristol prior to its acquisition by Webster on March 3, 1994 in a transaction accounted for as a purchase. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of Webster and of Shelton and the pro forma combined financial statements and the notes thereto appearing or incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus. All per share data of Webster, Shelton and pro forma are presented on a fully diluted basis and have been adjusted retroactively to give effect to stock dividends. Since Webster's fiscal year ends December 31 and Shelton's fiscal year ends June 30, the results for each of Shelton's fiscal years have been restated for comparison purposes on a calendar year basis to correspond to Webster's fiscal year. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis. The pro forma data has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger.

                                                   At or for the
                                                Three Months Ended
                                                      March 31,           At or for the Year Ended December 31,
                                                --------------------     ------------------------------------------
                                                       1995               1994              1993               1992
Net Income per fully diluted Common Share:
     Webster -- historical                            $   .71          $  2.60          $  2.18(a)          $  1.07
     Shelton -- historical                                .43             1.61             1.32(a)             1.29
     Pro Forma Combined (b)                               .67             2.44             2.04                1.16
     Shelton Equivalent Pro Forma (c)                     .62             2.24             1.88                1.07

Cash Dividends per Common Stock:
     Webster -- historical                                .16              .52              .50                 .48
     Shelton -- historical                                .16              .55              .45                 .42
     Pro Forma Combined (b)                               .16              .45              .46                 .45
     Shelton Equivalent Pro Forma (c)                     .15              .41              .42                 .41

Book Value per Common Share:
     Webster -- historical                              22.99            22.02            21.69               18.47
     Shelton -- historical                              14.63            14.39            13.50               12.49
     Pro Forma Combined (b)                             21.09            20.59            19.90               21.29
     Shelton Equivalent Pro Forma (c)                   19.40            18.94            18.30               19.59

- ----------------------
(a) Before cumulative effect of change in method of accounting for income taxes adopted by Webster in January 1993 and by Shelton in July 1993 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 ("FASB 109"), which resulted in an increase of $.79 per share in Webster's net income for 1993 and an increase of $.21 per share in Shelton's net income for 1993.

(b) Pro forma combined net income amounts shown above reflect the proposed acquisition of Shelton on a pooling of interests basis for each period shown as if the Merger had occurred at the beginning of such period.

(c)  Shelton   equivalent   pro  forma  per  share  amounts  are  calculated  by
     multiplying the pro forma combined amounts by the .92 Exchange Ratio.

Summary Financial and Other Data

         The following tables present summary historical financial and other data for Webster and Shelton as of the dates and for the periods indicated. This summary data is based upon, and should be read in conjunction with, the historical and pro forma consolidated financial statements and notes thereto of Webster and Shelton and notes thereto appearing or incorporated by reference elsewhere herein. As to historical information, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "SHELTON BANCORP, INC." appearing elsewhere herein and "SHELTON CONSOLIDATED FINANCIAL STATEMENTS - JUNE 30 YEAR END" and "SHELTON CONSOLIDATED FINANCIAL STATEMENTS MARCH 31 UNAUDITED" in Appendix B and Appendix C, respectively, attached hereto. For pro forma information, see "-- Comparative Per Share Data" above and "PRO FORMA COMBINED FINANCIAL STATEMENTS" appearing elsewhere herein. The pro forma amounts are not necessarily indicative of results which will be obtained on a combined basis. All adjustments necessary for a fair presentation of financial position and results of operations of interim periods have been included.

Selected Consolidated Financial Data - Webster

Financial Condition
  and Other Data - Webster
      (Dollars in Thousands)                                                           At December 31,
                                            At March 31,  --------------------------------------------------------------------------
                                               1995           1994           1993           1992              1991           1990
                                           -----------    -----------    -----------    -----------       -----------    -----------
Total assets ..........................    $ 2,786,088    $ 2,761,464    $ 2,220,020    $ 2,114,757       $   941,332    $   758,063
Loans receivable, net .................      1,642,197      1,656,022      1,283,509      1,348,572           556,865        536,849
Mortgage-backed securities ............        687,616        617,031        505,657        346,719           222,034        112,581
Securities ............................        145,321        129,111        107,359         32,559            43,953         39,426
Segregated Assets, net ................        130,919        137,096        176,998        223,907              --             --
Core deposit intangible ...............          5,275          5,457         11,829         15,463             1,402           --
Deposits ..............................      2,171,305      2,163,467      1,724,061      1,761,381           778,323        582,964
FHL Bank advances and other
   borrowings .........................        425,130        410,675        308,952        190,664            68,072         88,591
Shareholders' equity ..................        143,392        137,941        108,873        113,444(a)         68,412         67,372
Number of full service offices ........             39             39             33             33                17             12

Operating Data - Webster           At or for the Three Months
      (Dollars in Thousands)            Ended March 31,               At or for the Year Ended December 31,
                                        ---------------               -------------------------------------
                                     1995           1994        1994       1993       1992       1991       1990
                                     ----           ----        ----       ----       ----       ----       ----
Interest income..................  $ 46,185       $  37,048   $ 173,250  $ 137,807  $  92,402  $  72,927  $  71,484
Interest expense.................    26,345          18,769      89,513     71,992     50,700     48,123     50,528
                                     ------          ------      ------     ------     ------     ------     ------
Net interest income..............    19,840          18,279      83,737     65,815     41,702     24,804     20,956
Provision for loan losses........       280             900       2,900      4,447      4,336      3,665     10,189
Noninterest income...............     4,398           3,090      12,367      8,774      6,238      4,179      3,400
Noninterest expenses:
   Core deposit intangible writedown     --              --       5,000        --         --         --          --
   OREO expenses and provisions, net  1,322           1,069       6,852      4,556      5,661      4,777        386
   Other noninterest expenses....    15,812          13,214      61,210     43,889     27,710     16,329     14,756
                                     ------          ------      ------     ------     ------     ------     ------
     Total noninterest expenses..    17,134          14,283      73,062     48,445     33,371     21,106     15,142
                                     ------          ------      ------     ------     ------     ------     ------
Income (loss) before income taxes     6,824           6,186      20,142     21,697     10,233      4,212       (975)
Income taxes.....................     2,160           2,376       3,657      9,160      5,446      1,867      1,646
                                      -----           -----       -----      -----      -----      -----      -----
Net income (loss) before cumula-
   tive change (b)...............     4,664           3,810      16,485     12,537      4,787      2,345     (2,621)
Cumulative change (b)............       --              --          --       4,300        --         --         --
                                        ---             ---         ---      -----        ---        ---        ---
Net income (loss)................     4,664           3,810      16,485     16,837      4,787      2,345     (2,621)
Preferred stock dividends........       324             469       1,716      2,653        581        --         --
                                        ---             ---       -----      -----        ---        ---       ----
Net income (loss) available to
   common  stockholders..........  $  4,340       $   3,341   $  14,769  $  14,184  $   4,206  $   2,345  $  (2,621)
                                      =====           =====      ======     ======      =====      =====     =======

Loan originations during period..  $ 69,032       $ 192,001   $ 678,624  $ 319,646  $ 207,055  $  89,529  $  88,040
Net increase (decrease) in deposits   7,838         491,908     439,406    (37,320)   983,058     95,359     42,043
Loans serviced for others........   872,411         709,628     864,649    268,637    308,200    152,400    169,200
Mortgage loan servicing asset....     4,011           3,715       4,180        992      1,305         20         --

See footnotes on the following page

Significant Statistical Data - Webster

                                          At or for the Three Months
                                                Ended March 31,                 At or for the Year Ended December 31,
                                                ---------------                 -------------------------------------
                                               1995          1994        1994        1993         1992        1991          1990
                                               ----          ----        ----        ----         ----        ----          ----
For The Period:
Interest rate spread ....................      3.06%        3.15%        3.30%        3.10%        3.26%       2.71%        2.20%
Net yield on average earning assets .....      3.11%        3.22%        3.37%        3.22%        3.49%       3.13%        2.89%
Return on average assets before
  cumulative change (b) .................      0.69%        0.63%        0.61%        0.59%        0.39%       0.28%       (0.35)%
Return on average shareholders' equity
  before cumulative change (b) ..........     13.16%       12.98%       12.62%       11.18%        6.13%       3.44%       (3.62)%
Return on average shareholders' equity
  after cumulative change (b) ...........     13.16%       12.98%       12.62%       15.02%        6.13%       3.44%       (3.62)%
Average shareholders' equity to average
  assets ................................      5.21%        4.86%        4.85%        5.27%        6.32%       8.22%        9.66%
Net income (loss) per common share
  before cumulative change (b) (c):
   Primary ..............................  $   0.78     $   0.77     $   2.95     $   2.50     $   1.09     $  0.62     $  (0.64)
   Fully Diluted ........................  $   0.71     $   0.66     $   2.60     $   2.18     $   1.07     $  0.62     $  (0.64)
Net income (loss) per common share
   after cumulative change (b) (c):
   Primary ..............................  $   0.78     $   0.77     $   2.95     $   3.59     $   1.09     $  0.62     $  (0.64)
   Fully Diluted ........................  $   0.71     $   0.66     $   2.60     $   2.97     $   1.07     $  0.62     $  (0.64)
Cash dividends paid per common
  share (c) .............................  $   0.16     $   0.13     $   0.52     $   0.50     $   0.48     $  0.48         --
Dividend payout ratio on common
  shares before cumulative change (b) ...     22.54%       19.70%       20.00%       16.84%       44.86%      77.42%        --
Noninterest expenses to average assets ..      2.52%        2.36%        2.72%        2.28%        2.70%       2.55%        2.02%
Noninterest expenses (excluding OREO
  expenses and provisions) to average
  assets ................................      2.33%        2.19%        2.46%        2.06%        2.24%       1.97%        1.97%
Net interest income to noninterest
  expenses ..............................      1.16x        1.28x        1.15x        1.36x        1.25x       1.18x        1.38x
Ratio of earnings to fixed charges ......      1.93x        2.31x        1.80x        2.31x        2.48x       1.69x         .89x
At End of Period:
Book value per common share (c) .........  $  22.99     $  21.10     $  22.02     $  21.69     $  18.47     $ 18.19     $  17.93
Tangible book value per common share ....  $  22.03     $  18.84     $  21.03     $  18.63     $  14.40     $ 17.82     $  17.93
Common shares outstanding
  (000's) (c) ...........................     5,487        5,022        5,482        3,866        3,801       3,760        3,758
Shareholders' equity to total assets ....      5.15%        4.75%        5.00%        4.90%        5.36%       7.26%        8.89%
Nonaccrual loans and OREO to total
  assets ................................      1.99%        3.21%        2.14%        2.54%        2.96%       2.87%        2.84%
Allowance for loan losses to nonaccrual
  loans .................................    127.40%      120.11%      135.39%      137.39%      106.73%      94.53%      102.02%
Allowance for loan and OREO losses
  to nonaccrual loans and OREO ..........     77.86%       61.97%       77.69%       79.14%       79.67%      40.86%       36.56%

___________________

(a) Includes $18.25 million of Cumulative Perpetual Preferred Stock, Series A (the "Series A Stock") of Webster outstanding at December 31, 1992, which was redeemed on June 29, 1993 with a portion of the net proceeds from an offering of its Senior Notes (as defined). Webster redeemed $11.75 million of Series A Stock on December 30, 1992 with a portion of the net proceeds from the sale of its Cumulative Convertible Preferred Stock, Series B (the "Series B Stock"). The Series A Stock was issued by Webster in its assisted acquisition of certain assets and liabilities of First Constitution Bank (the "First Constitution Merger") from the FDIC.
(b) Refers to a cumulative change in the method of accounting for income taxes adopted by Webster in January 1993 in accordance with FASB 109.
(c) All per share data of Webster and the number of its outstanding common shares have been adjusted retroactively to give effect to a 10% stock dividend in June 1993.

Selected Consolidated Financial Data - Shelton

Financial Condition
  and Other Data - Shelton
      (Dollars in Thousands)            At March 31,                            At June 30,
                                           1995             1994        1993        1992        1991        1990
                                        ------------       -------     ------     --------     ------    ----------
Total assets..........................  $  294,998      $  276,003   $ 259,868   $ 248,611   $  186,933  $  170,955
Loans Receivable, Net.................     220,378         189,228     171,892     167,687      146,594     142,891
Mortgage-backed Securities............      14,356          15,991      10,177       7,916          581         656
Securities............................      41,636          50,608      57,727      52,900       24,358      14,745
Deposits..............................     270,141         252,046     239,504     227,665      166,731     138,615
FHL Bank advances and other
   borrowings.........................       3,700           5,200       3,200       4,700        5,700      17,223
Shareholders' equity..................      19,534          18,262      16,425      14,970       14,052      14,020
Number of full service offices........           6               6           6           6            5           5

Operating Data - Shelton           At or for the Nine Months
      (Dollars in Thousands)            Ended March 31,                 At or for the Year Ended June 30,
                                        ---------------                 ---------------------------------
                                     1995           1994        1994       1993       1992       1991       1990
                                     ----           ----        ----       ----       ----       ----       ----
Interest income..................  $ 13,926       $  12,467   $  16,739  $  17,616  $  19,032  $  16,999  $  16,373
Interest expense.................     7,304           6,318       8,476      9,519     11,807     11,514     11,673
                                      -----           -----       -----      -----     ------     ------     ------
Net interest income..............     6,622           6,149       8,263      8,097      7,225      5,485      4,700
Provision for loan losses........       270              95         150        793        875        380        140
Noninterest income...............     1,096           1,254       1,633      2,467      1,437        389        866
Noninterest expenses:
   OREO expenses and provisions, net     52             240         257        579        413        472         27
   Other noninterest expenses....     4,629           4,666       6,214      5,681      4,866      3,698      3,536
                                      -----           -----       -----      -----      -----      -----      -----
     Total noninterest expenses..     4,681           4,906       6,471      6,260      5,279      4,170      3,563
                                      -----           -----       -----      -----      -----      -----      -----
Income before income taxes
   and cumulative change (a).....     2,767           2,402       3,275      3,511      2,508      1,324      1,863
Income taxes.....................     1,077           1,014       1,300      1,591      1,297        554        797
                                      -----           -----       -----      -----      -----        ---        ---
Net income before
   cumulative change (a).........     1,690           1,388       1,975      1,920      1,211        770      1,066
Cumulative change (a)............       --              275         275        --         --         --         --
                                        ---             ---         ---        ---        ---        ---        ---
Net income (loss)................  $  1,690       $   1,663   $   2,250  $   1,920  $   1,211  $     770  $   1,066
                                      =====       =   =====   =   =====  =   =====  =   =====  =     ===  =   =====

Loan originations during period..  $ 49,647       $  52,820   $  74,529  $  53,900  $  73,674  $  33,452  $  32,759
Net increase (decrease) in deposits  19,374          11,047      12,542     11,839     60,934     28,116     19,132
Loans serviced for others........    78,478          84,285      83,538    100,846     32,591     21,451     18,842
Mortgage loan servicing asset....       228             314         287        453        800         --         --

See footnotes on the following page

Significant Statistical Data - Shelton

                                      At or for the Nine Months
                                           Ended March 31,                   At or for the Year Ended June 30,
                                           ---------------                   ---------------------------------
                                          1995          1994            1994      1993      1992      1991      1990
                                          ----          ----            ----      ----      ----      ----      ----
For The Period:
Interest rate spread.............         2.98%         3.18%           3.15%    3.31%     3.19%     3.09%     2.56%
Net yield on average earning assets       3.25%         3.36%           3.33%    3.46%     3.36%     3.34%     3.01%
Return on average assets before
  cumulative change (a)..........         0.78%         0.84%           0.74%    0.76%     0.52%     0.44%     0.65%
Return on average shareholders' equity
  before cumulative change (a)...        11.98%        10.77%          11.36%   12.14%     8.29%     5.63%     7.57%
Return on average shareholders' equity
  after cumulative change (a)....        11.98%        12.89%          12.94%   12.14%     8.29%     5.63%     7.57%
Average shareholders' equity to average
  assets.........................         6.52%         6.54%           6.55%    6.26%     6.29%     7.76%     8.56%
Net income per common share
  before cumulative change (a) (b):
   Primary.......................        $1.25         $1.04           $1.53    $1.52     $0.96     $0.60     $0.77
   Fully Diluted.................        $1.25         $1.04           $1.50    $1.52     $0.96     $0.60     $0.77
Net income per common share after
   cumulative change (a) (b):
   Primary.......................        $1.25         $1.25           $1.74    $1.52     $0.96     $0.60     $0.77
   Fully Diluted.................        $1.25         $1.24           $1.71    $1.52     $0.96     $0.60     $0.77
Cash dividends paid per common
  share (b)......................        $0.46         $0.37           $0.49    $0.43     $0.40     $0.37     $0.33
Dividend payout ratio on common
  shares before cumulative change (a)    35.56%        33.29%          31.95%   28.13%    41.54%    60.39%    40.99%
Noninterest expenses to average assets    2.16%         2.49%           2.44%    2.48%     2.27%     2.37%     2.16%
Noninterest expenses (excluding OREO
  expenses and provisions) to average
  assets.........................         2.14%         2.37%           2.34%    2.25%     2.10%     2.10%     2.15%
Net interest income to noninterest
  expenses.......................         1.41x         1.25x           1.28x    1.29x     1.37x     1.32x     1.32x
Ratio of earnings to fixed charges       12.07x        12.44x          11.43x   11.39x     5.65x     2.19x     1.95x
At End of Period:
Book value per common share (b)..       $14.63        $13.71          $14.00   $12.89    $11.87    $11.14    $10.45
Common shares outstanding
  (000's) (b)....................        1,335         1,301           1,304    1,274     1,261     1,261     1,341
Shareholders' equity to total assets      6.62%         6.56%           6.62%    6.32%     6.02%     7.52%     8.20%
Nonaccrual loans and OREO to total
  assets.........................         0.87%         0.91%           0.77%    1.31%     1.99%     2.55%     2.66%
Allowance for loan losses to nonaccrual
  loans..........................        78.74%       117.27%         116.36%  147.53%    37.98%    16.64%    29.96%
Allowance for loan and OREO losses
  to nonaccrual loans and OREO...        55.66%        59.35%          60.93%   44.00%    24.42%    10.87%     8.28%

- ------------------
(a) Refers to a cumulative change in the method of accounting for income taxes adopted by Shelton in July 1993 in accordance with FASB 109.
(b) All per share data of Shelton and the number of its outstanding common shares have been adjusted retroactively to give effect to stock dividends.

Pro Forma Combined Financial Data

Financial Condition
  and Other Data - Pro Forma
      (Dollars in Thousands)           At March 31,                            At December 31,
                                           1995             1994        1993        1992        1991        1990
                                       -------------      --------    --------    ---------   --------    ----------
Total assets..........................  $3,081,086      $3,053,851  $2,483,403  $2,367,722   $1,173,489  $  934,823
Loans receivable, net.................   1,862,575       1,869,216   1,467,935   1,522,168      701,478     682,417
Mortgage-backed securities............     701,972         631,718     518,435     346,719      235,114     113,204
Securities............................     186,957         174,130     151,329      91,604       97,326      55,551
Segregated Assets, net................     130,919         137,096     176,998     223,907           --          --
Core deposit intangible...............       5,275           5,457      11,829      15,463        1,402          --
Deposits..............................   2,441,446       2,432,984   1,966,574   1,995,079      990,054     732,511
FHL Bank advances and other
   borrowings.........................     428,830         414,375     312,152     193,864       73,772     101,791
Shareholders' equity..................     160,866         156,807     126,273     129,195       83,067      81,021
Number of full service offices........          45              45          39          39           22          17

Operating Data - Pro Forma         At or for the Three Months
      (Dollars in Thousands)            Ended March 31,               At or for the Year Ended December 31,
                                        ---------------               -------------------------------------
                                     1995           1994        1994       1993       1992       1991       1990
                                     ----           ----        ----       ----       ----       ----       ----
Interest income..................  $ 50,954       $  41,189   $ 190,820  $ 154,589  $ 111,021  $  90,901  $  88,319
Interest expense.................    28,907          20,820      98,464     80,803     61,205     60,015     62,264
                                     ------          ------      ------     ------     ------     ------     ------
Net interest income..............    22,047          20,369      92,356     73,786     49,816     30,886     26,055
Provision for loan losses........       385             935       3,155      4,597      5,574      4,285     10,379
Noninterest income...............     4,790           3,269      13,629     10,703      8,407      5,150      4,027
Noninterest expenses:
 Core deposit intangible writedown       --              --       5,000        --         --         --          --
 OREO expenses and provisions, net    1,335           1,110       6,949      5,085      6,135      5,089        734
 Other noninterest expenses......    17,388          14,749      67,346     49,912     33,018     20,550     18,340
                                     ------          ------      ------     ------     ------     ------     ------
     Total noninterest expenses..    18,723          15,859      79,295     54,997     39,153     25,639     19,074
                                     ------          ------      ------     ------     ------     ------     ------
Income before income taxes.......     7,729           6,844      23,535     24,895     13,496      6,112        629
Income taxes.....................     2,495           2,541       4,850     10,595      7,083      2,774      2,341
                                      -----           -----       -----     ------      -----      -----      -----
Net income (loss) before cumulative
   change........................     5,234           4,303      18,685     14,300      6,413      3,338     (1,712)
Cumulative change ...............        --              --          --      4,575         --         --         --
                                         --              --          --      -----         --         --         --
Net income (loss)................     5,234           4,303      18,685     18,875      6,413      3,338     (1,712)
Preferred stock dividends........       324             469       1,716      2,653        581         --         --
                                        ---             ---       -----      -----        ---         --         --
Net income (loss) available to
   common  stockholders..........  $  4,910       $   3,834   $  16,969  $  16,222  $   5,832  $   3,338  $  (1,712)
                                      =====           =====      ======     ======      =====      =====     =======

Loan originations during period..  $ 81,707       $ 204,193   $ 745,618  $ 390,337  $ 283,926  $ 133,418  $ 118,301
Net increase (decrease) in
   deposits......................     9,741         499,946    466,410     (28,505) 1,005,025    157,543     59,485
Loans serviced for others........   950,873         793,787     949,337    357,699    409,190    183,273    188,565
Mortgage loan servicing asset....     4,239           4,029       4,427      1,337      2,008         20         --

Significant Statistical Data - Pro Forma

                                     At or for the Three Months
                                           Ended March 31,                  At or for the Year Ended December 31,
                                          ---------------                  -------------------------------------
                                                1995          1994        1994        1993         1992        1991        1990
                                                ----          ----        ----        ----         ----        ----        ----

For The Period:
Interest rate spread .....................      3.02%        3.17%        3.29%        3.13%        3.32%       2.81%       2.35%
Net yield on average earning assets ......      3.08%        3.25%        3.34%        3.23%        3.50%       3.14%       2.94%
Return on average assets before
  cumulative change...  ..................      0.70%        0.64%        0.67%        0.60%        0.43%       0.32%      (0.19%)
Return on average shareholders' equity
  before cumulative change................     13.00%       12.74%       12.55%       11.11%        6.87%       4.06%      (1.98%)
Return on average shareholders' equity
  after cumulative change.................     13.00%       12.74%       12.55%       14.66%        6.87%       4.06%      (1.98%)
Average shareholders' equity to average
  assets .................................      5.35%        5.00%        5.37%        5.39%        6.29%       7.94%       9.38%
Net income (loss) per common share
  before cumulative change:
   Primary ...............................  $   0.71     $   0.69     $   2.69     $   2.25     $   1.18     $  0.68     ($ 0.33)
   Fully Diluted .........................  $   0.67     $   0.61     $   2.44     $   2.04     $   1.16     $  0.68     ($ 0.33)
Net income (loss) per common share
after cumulative change:
   Primary ...............................  $   0.71     $   0.69     $   2.69     $   3.13     $   1.18     $  0.68     ($ 0.33)
   Fully Diluted .........................  $   0.67     $   0.61     $   2.44     $   2.73     $   1.16     $  0.68     ($ 0.33)
Cash dividends paid per common
  share...................................  $   0.16     $   0.13     $   0.45     $   0.46     $   0.43     $  0.43     $  0.46
Dividend payout ratio on common
  shares before cumulative change.... ....     23.88%       21.31%       18.44%       16.85%       37.07%      63.24%        --
Noninterest expenses to average assets ...      2.49%        2.35%        2.86%        2.30%        2.64%       2.45%       2.03%
Noninterest expenses (excluding OREO
  expenses and provisions) to average
  assets .................................      2.31%        2.18%        2.61%        2.09%        2.23%       1.95%       1.95%
Net interest income to noninterest
  expenses ...............................      1.18x        1.28x        1.16x        1.34x        1.27x       1.22x       1.39x
Ratio of earnings to fixed charges .......      2.05x        2.44x        1.93x        2.50x        2.85x       1.90x       1.06x
At End of Period:
Book value per common share.... ..........  $  21.09     $  19.82     $  20.59     $  19.90     $  21.29     $ 16.88     $ 16.47
Tangible book value per common share .....  $  20.32     $  17.99     $  19.78     $  17.58     $  18.13     $ 16.60     $ 16.47
Common shares outstanding
  (000's).................................     6,811        6,324        6,780        5,088        4,895       3,760       3,758
Shareholders' equity to total assets .....      5.22%        4.91%        5.13%        5.08%        5.46%       7.08%       8.67%
Nonaccrual loans and OREO to total
  assets .................................      1.94%        3.00%        2.10%        2.41%        2.83%       2.83%       2.75%
Allowance for loan losses to nonaccrual
  loans ..................................    124.93%      120.04%      134.04%      135.79%      108.71%      77.15%      79.20%
Allowance for loan and OREO losses
  to nonaccrual loans and OREO ...........     76.90%       61.90%       77.01%       77.32%       76.95%      36.07%      32.18%

                             CERTAIN CONSIDERATIONS

         Shelton shareholders should consider, among other matters, the following factors in voting upon the Merger Agreement, consummation of which will result in holders of Shelton Stock receiving shares of Webster Stock. These factors should also be considered by Webster shareholders in voting on the proposal to approve the issuance of Webster Stock to the Shelton shareholders as part of the Merger.

Issuance of Webster Stock

         Under the Merger Agreement, the consideration payable to the holders of Shelton Stock consists of .92 of a share of Webster Stock for each outstanding share of Shelton Stock, plus cash in lieu of a fractional share. See "THE MERGER
- -- Exchange Ratio" and "DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS." As of the Webster Record Date, there were 5,498,142 outstanding shares of Webster Stock held by 2,119 holders of record and 171,869 outstanding shares of Series B Stock of Webster, convertible into 986,062 shares of Webster Stock, held by three holders of record. Based on the Exchange Ratio, an aggregate of 1,235,874 additional shares of Webster Stock would be issued to the Shelton shareholders as part of the Merger for the 1,343,341 shares of Shelton Stock outstanding as of the Shelton Record Date. As of the Webster Record Date, such additional shares of Webster Stock to be issued in the Merger would constitute 18.4% of the shares of Webster Stock to be outstanding following consummation of the Merger or 16.0% if the Series B Stock of Webster is converted into Webster Stock.

Legislative and General Regulatory Developments

         General. Webster and Shelton are both subject to various regulatory restrictions as savings and loan holding companies, primarily by the OTS and the Connecticut Commissioner. First Federal is, and the Surviving Bank will be, subject to extensive regulation by the OTS as their primary federal regulator and to regulation as to certain matters by the FDIC. Shelton and Bristol, as state-chartered savings banks, are subject to extensive regulation by the Connecticut Commissioner and the FDIC. The OTS and FDIC have adopted numerous regulations and undertaken other regulatory initiatives, and further regulations and initiatives may occur. Future legislation or regulatory developments could have an adverse effect on Webster or Shelton or the Surviving Bank.

         Regulatory Capital. Regulatory capital requirements have increased significantly in recent years and additional proposed increases are now pending. Further increases are possible in future periods. Current regulatory capital requirements for FDIC insured savings institutions include a Tier 1 leverage or core capital to adjusted total assets ratio and a risk-based capital ratio in which assets are weighted based upon their inherent risk. As of March 31, 1995, First Federal, Bristol and Shelton Bank exceeded all currently applicable regulatory capital requirements.

         The OTS issued new regulations, effective September 1994, which added an interest-rate risk component to the risk-based capital requirement. Under the new OTS regulation, an institution is considered to have excess interest-rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. This new requirement is not expected to have a material effect on the Surviving Bank's ability to meet the risk-based capital requirement. The FDIC is also expected to issue similar regulations.

         At March 31, 1995, First Federal had a total risk-based capital ratio of 13.43%, a Tier 1 risk-based capital ratio of 12.20% and a Tier 1 leverage capital ratio of 5.59%, thereby meeting the applicable regulatory capital ratios required for classification as a well-capitalized bank for federal deposit insurance assessment rate purposes. At March 31, 1995, Bristol had a total risk-based capital ratio of 15.19%, a Tier 1 risk-based ratio of 13.91% and a Tier 1 leverage capital ratio of 8.70%, which ratios met the applicable regulatory capital ratios required for classification as a well capitalized bank for such rate purposes. At March 31, 1995, Shelton had a total risk-based capital ratio of 12.34%, a Tier 1 risk-based capital ratio of 11.44% and a Tier 1 leveraged capital ratio of 6.09%, which ratios met the applicable regulatory capital ratios required for classification as a well capitalized bank for such rate purposes. On a combined basis, the Surviving Bank at March 31, 1995, would have had a total risk-based capital ratio of 13.65%, a Tier 1 risk-based capital ratio of 12.44% and a Tier 1 leveraged capital ratio of 6.10%, which ratios would have met the applicable regulatory capital ratios required for classification as a well capitalized bank for such rate purposes. There can be no assurance that applicable regulatory capital requirements will be met in the future.

Sources of Funds for Cash Dividends; Stock Repurchases

         The principal sources of funds for Webster's payments of cash dividends on the Webster Stock and its Series B Stock, as well as for the payment of principal and interest on its $40 million principal amount of 8 3/4% Senior Notes due 2000 (the "Senior Notes"), are dividends from First Federal and Bristol. The principal source of funds for Shelton's payment of cash dividends on the Shelton Stock are dividends from Shelton Bank. In addition, at March 31, 1995 at the holding company level, Webster had liquid investments of $16.2 million and Shelton had cash on hand of $1.3 million. The Surviving Bank will be subject to certain regulatory requirements that affect its ability to pay cash dividends to Webster. The Series B Stock ranks prior to the Webster Stock as to payment of cash dividends. In addition, the Senior Notes contain certain covenants that affect Webster's ability to pay cash dividends on the Webster Stock. See "DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS." See "MARKET PRICES AND DIVIDENDS."

         On July 24, 1995, Webster announced a stock repurchase program for up to 10% of its currently outstanding shares of Webster Stock, which program will reduce Webster's liquid investments. Such program is being suspended during the solicitation of proxies for the Shareholders Meetings.

Effect of Interest Rate Fluctuations

         Both Webster's and Shelton's consolidated results of operations depend to a large extent on the level of their net interest income, which is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest-rate fluctuations cause their cost of funds to increase faster than the yield of their interest-bearing assets, net interest income will be reduced. Managements of both Webster and Shelton respectively believe that their interest-rate risk position at March 31, 1995 represented a reasonable amount of interest-rate risk. While Webster and Shelton use various monitors of interest rate risk, they are unable to predict future fluctuations in interest rates or the specific impact thereof. The market values of most of their financial assets are sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed securities and mortgage loans decline in value as interest rates rise. Although Webster's investment and mortgage-backed securities portfolios have grown in recent quarters, most of the growth has been in adjustable-rate securities or short-term securities with maturities of less than two years. Changes in interest rates also can affect the amount of loans originated by Webster and Shelton, as well as the value of their loans and other interest-earning assets and their ability to realize gains on the sale of such assets and liabilities. The extent to which borrowers prepay loans also is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay their loans; whereas, when interest rates decrease, borrowers are more likely to prepay loans. Funds generated by prepayments may be invested at a lower rate. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that are retained in their portfolio, net interest income and loan servicing income. Similarly, prepayments on mortgage-backed securities also may affect adversely the value of these securities and interest income.

                                SHELTON MEETING

Matters to be Considered at the Shelton Meeting

         This Joint Proxy Statement/Prospectus is first being mailed to the holders of Shelton Stock on or about August __, 1995 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Shelton Board of Directors for use at the Shelton Meeting. The Shelton Meeting is scheduled to be held on September __, 1995 at 10:00 a.m., at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut. At the Shelton Meeting, the holders of Shelton Stock will consider and vote upon approval of the Merger Agreement.

Record Date and Voting

         The Board of Directors of Shelton has fixed the close of business on August __, 1995 as the Shelton Record Date for the determination of the holders of Shelton Stock entitled to receive notice of and to vote at the Shelton Meeting. Only holders of record of Shelton Stock at the close of business on that date will be entitled to vote at the Shelton Meeting or at any adjournment thereof. At the close of business on the Shelton Record Date, there were 1,343,341 shares of Shelton Stock outstanding and entitled to vote at the Shelton Meeting, held by ___ shareholders of record.

         Each holder of Shelton Stock on the Shelton Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Shelton Meeting or at any adjournment thereof. The presence, in person or by proxy, of at least one-third of the outstanding shares of Shelton Stock entitled to be voted at the Shelton Meeting is necessary to constitute a quorum. Abstentions will be included in the calculation of the number of votes represented at the Shelton Meeting for purposes of determining whether a quorum has been achieved. Broker non-votes will not be counted for purposes of determining whether a quorum is present. Since approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Shelton Stock entitled to be voted at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

         If a quorum is not obtained, or if fewer shares of Shelton Stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Shelton Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the Merger Agreement. The holders of a majority of the shares represented in person or by proxy at the Shelton Meeting would be required to approve any adjournment of the Shelton Meeting.

         If the enclosed proxy card is properly executed and received by Shelton in time to be voted at the Shelton Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreement.

         The Board of Directors of Shelton is not aware of any matters other than the proposal to approve the Merger Agreement (or a proposal to adjourn the Shelton Meeting) that may be properly brought before the Shelton Meeting. If any other matters properly come before the Shelton Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by the proxies therefor.

         SHELTON SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO SHELTON SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Vote Required; Revocability of Proxies

         The affirmative vote of at least two-thirds of the outstanding shares of Shelton Stock entitled to be voted at the Shelton Meeting is required in order to approve and adopt the Merger Agreement.

         THE REQUIRED VOTE OF THE SHELTON SHAREHOLDERS ON THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF SHELTON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SHELTON MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT.

         All nine directors and executive officers of Shelton who beneficially owned an aggregate of 202,311 shares of Shelton Stock, or 16% of the outstanding shares of Shelton Stock, as of the Shelton Record Date, have entered into an agreement with Webster pursuant to which they have each agreed, among other things, to vote their shares of Shelton Stock in favor of the approval and adoption of the Merger Agreement. No consideration was paid to any of the directors for entering into the Stockholder Agreement. Webster required that the Stockholder Agreement with the directors and executive officers of Shelton be executed as a condition to Webster entering into the Merger Agreement.

         The presence of a shareholder at the Shelton Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to William C. Nimons, Executive Vice President and Secretary, Shelton Bancorp, Inc., 375 Bridgeport Avenue, Shelton, CT 06484, a written notice of revocation prior to the Shelton Meeting, (ii) delivering to Shelton prior to the Shelton Meeting a duly executed proxy bearing a later date, or (iii) attending the Shelton Meeting and voting in person.

         The obligations of Shelton and Webster to consummate the Merger Agreement are subject, among other things, to the condition that the shareholders of Shelton approve and adopt the Merger Agreement. Approval of Webster's shareholders for the issuance of the Webster Stock as part of the Merger is also required. See "THE MERGER -- Conditions to the Merger."

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of Shelton may solicit proxies for the Shelton Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. In addition, Shelton has retained _________________, a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $_______ plus reasonable out-of-pocket expenses. Shelton will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies will be paid by Shelton.


                                WEBSTER MEETING

Matters to be Considered at the Webster Meeting

         This Joint Proxy Statement/Prospectus is first being mailed to the holders of Webster Stock on or about August __, 1995 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Webster Board of Directors for use at the Webster Meeting. The Webster Meeting is scheduled to be held on September __, 1995 at 4:00 p.m., at the Elton Ballroom, 30 West Main Street, Waterbury, Connecticut. At the Webster Meeting, the holders of Webster Stock will consider and vote upon a proposal to approve the issuance of up to 1,337,618 shares of Webster Stock to the Shelton shareholders as part of the Merger.

Record Date and Voting

         The Board of Directors of Webster has fixed the close of business on August __, 1995 as the Webster Record Date for the determination of the holders of Webster Stock entitled to receive notice of and to vote at the Webster Meeting. Only holders of record of Webster Stock at the close of business on that date will be entitled to vote at the Webster Meeting or at any adjournment thereof. At the close of business on the Webster Record Date, there were 5,498,142 shares of Webster Stock outstanding and entitled to vote at the Webster Meeting, held by ___ shareholders of record.

         Each holder of Webster Stock on the Webster Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Webster Meeting or at any adjournment thereof. The presence, in person or by proxy, of at least one-third of the outstanding shares of Webster Stock entitled to be voted at the Webster Meeting is necessary to constitute a quorum. Abstentions will be included in the calculation of the number of votes represented at the Webster Meeting for purposes of determining whether a quorum has been achieved. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

         The Merger is conditioned on the approval by the Webster shareholders of the issuance of up to 1,337,618 shares of Webster Stock to the Shelton shareholders as part of the Merger, which approval requires an affirmative vote of a majority of the votes cast by the Webster shareholders entitled to vote at the Webster Meeting, and that a majority of the outstanding Webster Stock be represented in person or by proxy thereat. Approval by the Webster shareholders for the issuance of the additional shares is necessary under the rules of the Nasdaq National Market. Of the 1,337,618 shares of Webster Stock proposed to be issued as part of the Merger, 1,235,874 shares of Webster Stock would be issued to the holders of the 1,343,341 currently outstanding shares of Shelton Stock and 101,744 shares of Webster Stock with respect to the exercise of the 110,591 currently outstanding options to purchase Shelton Stock held by directors, officers and employees of Shelton.

         If a quorum is not obtained, or if fewer shares of Webster Stock are voted in favor of approval of the proposal authorizing the issuance of the additional Webster Stock to the Shelton shareholders as part of the Merger than the number required for approval, it is expected that the Webster Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the proposal authorizing the issuance of the additional Webster Stock as part of the Merger. The holders of a majority of the shares represented in person or by proxy at the Webster Meeting would be required to approve any adjournment of the Webster Meeting.

         If the enclosed proxy card is properly executed and received by Webster in time to be voted at the Webster Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the proposal authorizing the issuance of the additional Webster Stock to the Shelton shareholders as part of the Merger.

         The Board of Directors of Webster is not aware of any matters other than the proposal to approve the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger (or a proposal to adjourn the Webster Meeting) that may be properly brought before the Webster Meeting. If any other matters properly come before the Webster Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Webster.

Vote Required; Revocability of Proxies

         The affirmative vote of a majority of the votes cast by the Webster shareholders at the Webster Meeting is required to approve the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger, provided that a majority of the outstanding Webster Stock is represented in person or by proxy at the Webster Meeting.

         The presence of a shareholder at the Webster Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Lee A. Gagnon, Executive Vice President and Secretary, Webster Financial Corporation, First Federal Plaza, Waterbury, Connecticut 06702, a written notice of revocation prior to the Webster Meeting, (ii) delivering to Webster prior to the Webster Meeting a duly executed proxy bearing a later date, or (iii) attending the Webster Meeting and voting in person.

         The obligations of Webster and Shelton to consummate the Merger are subject, among other things, to the condition that the shareholders of Webster approve the issuance of additional shares of Webster Stock to the Shelton shareholders as part of the Merger Agreement. Approval by Shelton's shareholders of the Merger Agreement by at least two-thirds of the outstanding Shelton Stock entitled to vote at the Shelton Meeting is also required. See "THE MERGER -- Conditions to the Merger."

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of Webster may solicit proxies for the Webster Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. In addition, Webster has retained D.F. King & Co., Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $_______ plus reasonable out-of-pocket expenses. Webster will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies will be paid by Webster.

                                   THE MERGER

         The information under this Section is qualified in its entirety by reference to the full text of the Merger Agreement, including each of the exhibits thereto, the material features of which are described in this Joint Proxy Statement/Prospectus, and copies of which will be provided promptly without charge upon written or oral request addressed to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, First Federal Plaza, Waterbury, CT 06702, telephone (203) 753-2921.

The Parties

         The Merger  Agreement  was entered into among  Webster,  Merger Sub and
Shelton.   The  Merger  Agreement  provides  for  a  merger  of  Merger  Sub,  a wholly-owned subsidiary of Webster, into Shelton (the "Merger").

         Webster. Webster is a Delaware corporation and the holding company of First Federal and Bristol, which are Webster's wholly-owned savings bank subsidiaries and are respectively headquartered in Waterbury and Bristol, Connecticut. Prior to the Merger with Shelton, Webster will cause (i) Bristol to be converted from a state to a federal charter under the name "Webster Bank" and
(ii) First Federal to be merged into Webster Bank, which will be headquartered in Waterbury, Connecticut. Webster Bank's deposits will be insured by the FDIC/BIF, with approximately 63% of such deposits assessed at BIF premium rates and approximately 37% of such deposits assessed at SAIF premium rates. Webster, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner.

         Through First Federal and Bristol, Webster currently serves customers from 39 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut. At March 31, 1995, Webster had total consolidated assets of $2.8 billion, deposits of $2.2 billion, and shareholders' equity of $143.4 million. At March 31, 1995, Webster had gross loans receivable (excluding Segregated Assets) of $1.6 billion, which included $1.37 billion in residential mortgage loans, $108.5 million in commercial real estate loans, $58.4 million in commercial and industrial loans and $143.2 million in consumer loans (consisting primarily of home equity loans). At March 31, 1995, nonaccrual loans and other real estate owned ("OREO") were $55.4 million. At that date, Webster's allowance for loan losses was $42.8 million, or 127.4% of nonaccrual loans, and its total allowance for loan and OREO losses was $44.4 million, or 77.9% of nonaccrual loans and OREO. Additional information regarding Webster is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Webster formed to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon its merger into Shelton.

         Shelton. Shelton, a Delaware corporation, is the holding company of Shelton Bank, a state-chartered savings bank headquartered in Shelton, Connecticut. Deposits at Shelton Bank are FDIC/BIF insured. Shelton, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner. Shelton Bank is regulated by the Connecticut Commissioner and by the FDIC.

         Shelton through Shelton Bank currently serves customers from six banking offices located in Ansonia, Bethany, Oxford and Shelton. Its general market area is eastern Fairfield and southwestern New Haven County. At March 31, 1995, Shelton had total consolidated assets of $295.0 million, deposits of $270.1 million, and shareholders' equity of $19.5 million. At March 31, 1995, Shelton had gross loans receivable of $221.8 million, which included $191.1 million in residential mortgage loans, $5.6 million in commercial real estate loans and $25.1 million in home equity credit lines and consumer installment loans. At March 31, 1995, nonaccrual loans and OREO were $2.6 million. At that date, Shelton's allowance for loan losses was $1.4 million, or 79% of nonaccrual loans, and its total allowance for loan losses and OREO was $1.4 million, or 56% of nonaccrual loans and OREO. Through its Trust Department, Shelton Bank also provides advisory and management services to retail and corporate customers. At March 31, 1995, assets managed by its Trust Department totaled $12.7 million. See "SHELTON BANCORP, INC."

Background of the Merger

         In October 1993,  Shelton engaged Alex. Brown as its financial  adviser
in  order  to  provide  it  with  general   strategic   and  business   planning
consultation.

         In July 1994, Shelton entered into a further agreement with Alex. Brown pursuant to which it engaged Alex. Brown (i) to conduct a thorough due diligence review of Shelton in order to render a preliminary valuation of Shelton, (ii) to identify potential candidates for an acquisition transaction of Shelton, and
(iii) to prepare information packages with respect to Shelton for distribution, after approval of its Board of Directors, to certain potential acquirors of Shelton in order to obtain indications of interest from such parties as to a potential acquisition of Shelton.

         In August 1994, after review of the preliminary valuation report of Alex. Brown, Shelton's Board of Directors authorized Alex. Brown to prepare information packages and distribute the packages to certain institutions identified by Alex. Brown as potentially interested in engaging in an acquisition transaction of Shelton. After a series of discussions with a number of financial institutions, two preliminary acquisition proposals were received from potential acquirors. At a Board meeting held on October 31, 1994, the Board authorized Shelton's senior management and Alex. Brown to proceed with preliminary discussions with such institutions.

         As a result of further preliminary discussions, it was determined that Shelton should proceed to negotiate with Webster as to a proposed acquisition of Shelton by Webster. These discussions resulted in draft acquisition documents being prepared, which were considered by Shelton's Board of Directors at a meeting on November 17, 1994. At its meeting on November 21, 1994, Shelton's Board determined on the basis of a number of considerations, primarily the current market price of the Webster Stock, not to accept Webster's acquisition proposal. At that time, Shelton's Board also concluded to discontinue all aquisition negotiations.

         Subsequent to November 21, 1994, informal discussions were held periodically by the senior managements of Shelton and Webster. Additional proposals by Webster were considered by Shelton's Board of Directors on several occasions, but were not then approved. At its June 20, 1995 meeting, the Shelton Board unanimously approved acquisition proposal from Webster and authorized the execution of the Merger Agreement. The market price of Webster Stock had increased from $18.25 per share on November 21, 1994 to $24-1/8 per share on June 20, 1995.

Recommendation of the Shelton Board of Directors and Reasons for the Merger

         The Shelton  Board of  Directors  has  unanimously  approved the Merger
Agreement and has determined that the Merger is fair to, and in the best interests of, Shelton and its shareholders. The Shelton Board therefore unanimously recommends that holders of Shelton Stock vote to approve and adopt the Merger Agreement. The Shelton Board believes that the Merger will enable holders of Shelton Stock to realize significant value and also may enable such shareholders to participate in opportunities for growth and capital appreciation of Webster that the Shelton Board believes will be enhanced by the Merger. See "- Background of the Merger" above and " - Opinion of Financial Adviser" below. In reaching its decision to approve the Merger Agreement, the Shelton Board consulted with its legal advisers regarding the legal terms of the Merger and the Shelton Board's fiduciary obligations in its consideration of the proposed Merger, its financial advisers regarding the financial aspects and fairness of the proposed Merger, as well as with management of Shelton, and, without assigning any relative or specific weight, considered the following material factors, both from a short-term and long-term prospective.

                  (i) The Shelton Board's familiarity with, and review of, Shelton's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

                  (ii) The current and prospective environment in which Shelton operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

                  (iii) The potential appreciation in market and book value of Shelton Stock on both the short- and long-term basis, as a stand alone entity;

                  (iv) Information concerning the business, financial condition, results of operations, asset quality and prospects of Webster, including the long-term growth potential of Webster Stock, the future growth prospects of Webster, combined with Shelton, following the proposed Merger and the potential synergies expected from the Merger and the business risks associated therewith;

                  (v) The potential for appreciation and growth for the market and book value of Webster Stock, following the proposed Merger;

                  (vi) The oral presentation and opinion of Alex. Brown that the Exchange Ratio is fair to the holders of Shelton Stock from a financial point of view (see " - Opinion of Financial Adviser" below);

                  (vii) The financial and other significant terms of the proposed Merger including the terms and conditions of the Merger Agreement and the Option Agreement;

                  (viii) The benefits of the business combination with a larger bank holding company, such as Webster, with a significant presence in southwestern Connecticut;

                  (ix) The expectation that Webster will continue to provide quality service to the communities and customers served by Shelton and Webster's capacity, as a larger institution with a larger capital base, to provide a wider range of services, enhanced access to credit, and greater convenience to such customers and communities;

                  (x)      The  compatibility  with  respect to  businesses  and
                           management philosophies of Shelton and Webster and Webster's strong commitment to the Connecticut communities it serves;

                  (xi) The fact that Shelton had conducted an extensive solicitation of interest from other likely potential acquirors of Shelton; and

                  (xii) Shelton's belief that further delay in approving the Merger might result in Webster's withdrawing its acquisition proposal.

Purpose and Effects of the Merger

         The purpose of the Merger Agreement is to enable Webster to acquire the assets and business of Shelton and Shelton Bank. After the Merger, Shelton Bank's banking offices will be operated as banking offices of Webster Bank.

         The Merger will result in an expansion of Webster's primary market area to include Shelton Bank's six banking offices in Ansonia, Bethany, Oxford and Shelton, Connecticut. These towns are contiguous to Webster's current market area. These six banking offices will broaden Webster's existing operations in Fairfield and New Haven Counties in Connecticut where Webster currently has 26 banking offices. Webster expects to achieve reductions in the current operating expenses of Shelton upon the consolidation of Shelton Bank's operations into Webster Bank, which would cause certain reductions in administrative and support personnel. Upon consummation of the Merger, all of the issued and outstanding shares of Shelton Stock will automatically be converted into Webster Stock based on the .92 Exchange Ratio.

Structure

         The Merger will be effected by merging Merger Sub, a wholly-owned subsidiary of Webster formed to facilitate the Merger, into Shelton, as the surviving corporation. Immediately after the consummation of the Merger, Shelton (which will then be a wholly-owned subsidiary of Webster) will be merged into Webster, as the surviving corporation (the "Holding Company Merger"). Immediately after the Holding Company Merger, Shelton Bank (which will then be a wholly-owned subsidiary of Webster) will be merged into Webster Bank (the "Shelton Bank Merger"). Webster Bank will be the renamed federal savings bank resulting from the conversion of Bristol from a state to a federal charter followed by a merger of First Federal into such converted federal savings bank.

         Notwithstanding any provision of the Merger Agreement to the contrary, Webster may elect to modify the structure of the transactions described above so long as (i) there are no material adverse federal income tax consequences to Shelton and its shareholders as a result of such modification; (ii) the consideration to be paid to holders of Shelton Stock under the Merger Agreement is not thereby changed or reduced in amount; and (iii) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals.

         In addition, if it appears reasonably likely that regulatory approvals for the conversion of Bristol to federal charter will not be received on a timely basis, Webster and Shelton will make appropriate modifications to the structure of the Bank Merger in order to obtain required regulatory approvals.

Exchange Ratio

         As provided in the Merger Agreement, upon consummation of the Merger each outstanding share of Shelton Stock will be automatically converted into .92 of a share of Webster Stock, plus cash in lieu of fractional shares. The Exchange Ratio is fixed and not subject to market price adjustment. Based on the last sale price of Webster Stock of $___ per share on August __, 1995, as reported on the Nasdaq National Market, and the Exchange Ratio, Shelton shareholders would receive $___ in market price of Webster Stock per Shelton share (i.e., $___ times .92). The market price of the Webster Stock at the time the Merger is consummated may vary materially from the $___ per share market price on August __, 1995, and such variance would not alter the Exchange Ratio or Webster's or Shelton's obligation to consummate the Merger. Based on the 1,343,341 currently outstanding shares of Shelton Stock, Webster would issue up to 1,235,874 shares of Webster Stock to the Shelton shareholders in the Merger, plus cash in lieu of fractional shares. These numbers do not reflect additional shares of Webster Stock to be issued in the event of the exercise prior to the Merger of the 110,591 existing stock options held by directors, officers and employees of Shelton.

         Certificates for fractions of shares of Webster Stock will not be issued. Under the Merger Agreement, in lieu of a fractional share of Webster Stock, each holder of Shelton Stock will be entitled to receive an amount of cash equal to the fraction of a share of Webster Stock to which such holder would otherwise be entitled, multiplied by the average of the high and low sales prices of the Webster Stock, as reported on the Nasdaq National Market, during the five trading days immediately preceding the first trading day before the Effective Time. Following consummation of the Merger, no holder of Shelton Stock would be entitled to any dividends or other rights in respect of any such fraction. The aggregate number of shares of Webster Stock, along with any cash to be paid in lieu of a fraction of a share of Webster Stock, payable to each holder of Shelton Stock, is hereinafter referred to as the "Purchase Price."

         The conversion of Shelton Stock held by shareholders of Shelton into shares of Webster Stock at the Exchange Ratio will occur automatically upon the Merger. Pursuant to the Merger Agreement, on or after the Effective Time, Webster will cause the Exchange Agent to make payment of the Purchase Price to each holder of shares of Shelton Stock who surrenders the certificate or certificates representing such shares to the Exchange Agent, together with a duly executed letter of transmittal.

         The Exchange Agent will mail a letter of transmittal as soon as practicable after the Effective Time to each holder of record of Shelton Stock immediately prior to the Effective Time. Webster will cause to be deposited with the Exchange Agent a certificate representing the aggregate number of shares of Webster Stock to be issued to Shelton shareholders, along with the cash to be paid in lieu of fractions of shares. The Exchange Agent shall not be obligated, however, to deliver or cause to be delivered the Purchase Price to which any holder of Shelton Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Shelton Stock for exchange, or, if not available, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Webster. Likewise, no dividends or distributions with respect to Webster Stock payable to any such holder will be paid until such holder surrenders the certificate or certificates representing the shares of Shelton Stock for exchange. No interest will be paid or accrued to Shelton's shareholders on amounts received by the Exchange Agent from Webster.

         If any payment for shares of Shelton Stock is to be made in a name other than that in which the certificate for such shares surrendered in exchange is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. After the close of business on the business day immediately preceding the Effective Time, there shall be no transfers on the stock transfer books of Shelton of the shares of Shelton Stock outstanding immediately prior to the Effective Time and any such shares presented to the Exchange Agent after the Effective Time shall be canceled and exchanged for the Purchase Price.

         Any portion of the Purchase Price made available to the Exchange Agent that remains unclaimed by Shelton's shareholders one year after the Effective Time will be returned to Webster, upon demand, and any shareholder of Shelton who has not exchanged shares of Shelton Stock for the Purchase Price in accordance with the Merger Agreement prior to that time shall thereafter look only to Webster for payment of the Purchase Price in respect of such shares, subject to applicable escheat laws. Notwithstanding the foregoing, Webster will not be liable to any shareholder of Shelton for any amount paid to a public official pursuant to applicable abandoned property laws.

         STOCK CERTIFICATES FOR SHARES OF SHELTON STOCK SHOULD NOT BE RETURNED TO SHELTON WITH THE PROXY CARD AND SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT AFTER RECEIPT OF THE LETTER OF TRANSMITTAL.

Regulatory Approvals

         Consummation of the Merger is conditioned upon the receipt of required regulatory approvals of the OTS and the Connecticut Commissioner for the transactions contemplated thereby, including the holding company application to approve the acquisition of Shelton by Webster through the Merger and the merger application for the Merger of Shelton Bank into Webster Bank.

         Prior to the Merger with Shelton, Webster currently intends to convert Bristol from a state to a federal charter, rename Bristol as "Webster Bank" as part of the charter conversion, and merge First Federal into Webster Bank. Approval of the OTS and the Connecticut Commissioner would be required for the charter conversion of Bristol to a federal savings bank charter under the Webster Bank name. Approval of the OTS would be required for the merger of First Federal into Webster Bank following such charter conversion. The Merger is also conditioned upon the receipt of such regulatory approvals.

         Alternatively, under the Merger Agreement, Webster could elect to merge Shelton Bank into First Federal or to convert Shelton Bank to federal charter and then merge First Federal into Shelton, as a federal savings bank which then would be renamed either "First Federal Bank" or "Webster Bank" or such other name as Webster selects. Webster currently anticipates retaining the structure described in the previous paragraph. However, if either of the alternatives described in this paragraph are elected, various regulatory approvals of the OTS and the Connecticut Commissioner would be required. However, no additional approvals of the shareholders of Shelton or Webster would be required for these alternatives.

         No other regulatory approvals are required to effect the Merger pursuant to the Merger Agreement. Applications for the required regulatory approvals are pending. Neither Shelton nor Webster is aware of any reasons why all required regulatory approvals should not be obtained. See "-- Conditions to the Merger."

Conditions to the Merger

         The respective obligations of the parties under the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement shall not have been terminated on or before the Effective Time; (ii) all required regulatory approvals shall have been obtained and no such regulatory approvals shall contain any condition that Webster reasonably deems to be burdensome; (iii) all regulatory approvals shall remain in full force and effect and all conditions and requirements set forth in any regulatory approvals that are required to be satisfied on or before the Effective Time, including the expiration of any waiting periods, shall have been satisfied or properly waived; (iv) the Merger Agreement shall have been approved by an affirmative vote of not less than two-thirds of the votes entitled to vote by the Shelton shareholders at the Shelton Meeting; (v) approval by a majority vote of the votes cast by the Webster shareholders at the Webster Meeting for the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger, with a majority of the outstanding Webster Stock being represented thereat; (vi) the Registration Statement shall remain effective and shall not be subject to a stop order or any threatened stop order;
(vii) the Webster Stock (including the shares to be issued in the Merger) shall continue to be approved for quotation on the Nasdaq National Market; (viii) no injunction preventing consummation of the Merger shall be in effect and such consummation continues to be legal; and (ix) a favorable tax opinion from Webster's counsel shall have been received by Webster and Shelton (which opinion was received).

         The obligations of Webster under the Merger Agreement to consummate the Merger are subject further to the satisfaction of certain conditions, including the following: (i) the representations and warranties of Shelton contained in the Merger Agreement shall be true, correct and complete in all material respects when made on the date of the Merger Agreement and as of the Effective Time, except where such failure or failures would not have a material adverse effect on Shelton; (ii) Shelton shall have obtained the consent or approval of other persons required under any lease or other agreement to consummate the Merger; (iii) Webster shall have received a favorable accounting opinion from KPMG Peat Marwick LLP as to the Merger being accounted for as a pooling of interests, and such opinion shall not have been withdrawn (such opinion was received); (iv) a specified legal opinion of Shelton's counsel and comfort letter of Shelton's independent public accountants shall have been received by Webster; (v) no proceeding initiated by any governmental entity seeking an injunction shall be pending; and (vi) Shelton shall have in all material respects performed all covenants and agreements contained in the Merger Agreement to be performed by Shelton on or prior to the Effective Time.

         The obligations of Shelton under the Merger Agreement to consummate the Merger are subject further to the satisfaction of certain conditions, including the following: (i) the representations and warranties of Webster contained in the Merger Agreement shall be true, correct and complete in all material respects when made on the date of the Merger Agreement and on the Effective Time, except where such failure or failures would not have a material adverse effect on Webster; (ii) Webster shall have obtained the consent or approval of other persons required under any lease or other agreement to consummate the Merger; (iii) no proceeding initiated by any governmental entity seeking an injunction shall be pending; (iv) a specified legal opinion of Webster's counsel shall have been received by Shelton; and (v) Webster shall have in all material respects performed all covenants and agreements contained in the Merger Agreement to be performed by Webster on or prior to the Effective Time.

Conduct of Business Pending the Merger

     The Merger Agreement contains various restrictions on the operations of Shelton while the Merger is pending. In general, the Merger Agreement obligates Shelton to continue to carry on its business in the ordinary course consistent with past practices and consistent with prudent banking practices, with certain specific limitations on Shelton's lending activities and restrictions on additional branching without Webster's consent. Shelton also is prohibited by the Merger Agreement from increasing the dividends on the Shelton Stock, splitting or combining any Shelton Stock, repurchasing any Shelton Stock, or issuing any equity securities, other than the issuance of additional shares of Shelton Stock upon exercise of existing stock options held by directors, officers and employees of Shelton or the Option held by Webster. Also, under the terms of the Merger Agreement, Shelton may not amend its certificate of incorporation or by-laws, nor may it change its method of accounting in effect at June 30, 1994, except as required by changes in regulatory or generally accepted accounting principles. In addition, the Merger Agreement restricts Shelton from increasing employee or director benefit arrangements or compensation other than annual increases for employees in the ordinary course consistent with past practices, granting any stock options, entering into any new employment or severance agreements, or after December 31, 1994, paying any bonuses above specified amounts and consistent with past practices to Messrs. Schaible, Nimons or Rodriguez.

Third Party Proposals

         The Merger Agreement provides generally that Shelton shall not, nor shall Shelton authorize or permit any of its directors, officers, employees or agents, to solicit, initiate or encourage any inquiries relating to, or the making of, any third party takeover proposal. There is a similar prohibition as to any negotiation, discussion, recommendation or endorsement of any third party takeover proposal, or providing third parties with any nonpublic information relating to such inquiry or proposal, except to the extent legally required based on a written opinion of Shelton's counsel. The Merger Agreement does not preclude the Board of Directors of Shelton from communicating information about any such takeover proposal to shareholders of Shelton based on a written opinion of Shelton's counsel that such communication is required by applicable law.

Expenses; Breakup Fee

         The Merger Agreement generally provides for Webster and Shelton to pay their own expenses relating to the Merger, with an equal sharing of the costs of printing and mailing this Joint Proxy Statement/Prospectus and Webster paying the SEC filing fees for registering the Webster Stock to be issued in the Merger. However, if the Merger Agreement is terminated by Webster or Shelton as a result of a material breach of a representation, warranty, covenant or other agreement contained therein by the other party, or if Webster terminates the Merger Agreement by reason of Shelton failing to hold the Shelton Meeting on a timely basis, or failing to recommend to its shareholders approval of the Merger Agreement, or to oppose any third party takeover proposal, or as a result of Shelton violating the restrictions on third party takeover proposals (without regard to the fiduciary duty exception), the Merger Agreement provides for the non-terminating party to pay all expenses of the terminating party up to $250,000, plus a breakup fee of $500,000, unless the material breach is not willful or intentional, in which case the breakup fee would be $250,000. If the Merger Agreement is terminated by either Webster or Shelton as a result of the non-terminating party failing to obtain the approval of its shareholders necessary to consummate the Merger, the terminating party is entitled to have all of its expenses up to $250,000 paid by the non-terminating party. In the event of a failure by the Shelton shareholders to approve the Merger Agreement, Shelton would also be obligated to pay a breakup fee of $250,000 (which would be a credit against any other breakup fee owed by Shelton) to Webster, if prior to the Shelton Meeting any third party takeover proposal has become publicly known or if Shelton agrees to any third party takeover proposal within six months of the termination of the Merger Agreement. The events described above that would permit Webster to terminate the Merger Agreement would also constitute preliminary purchase events under the Option. See "THE MERGER -- Option Agreement."

Opinion of Financial Advisor

         Pursuant to a letter agreement dated July 27, 1994 (the "Alex. Brown Agreement"), Shelton retained Alex. Brown as its financial advisor in connection with the proposed sale of Shelton. Alex. Brown is a recognized investment banking firm and as a customary part of its investment banking business is engaged in the valuation of securities of financial institutions in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of bank and savings bank entities, Alex. Brown has experience in, and knowledge of, the valuation of financial institutions. Shelton selected Alex. Brown on the basis of its abilities to evaluate the fairness of the transaction from a financial point of view, its qualifications, its previous experience, and its reputation in the banking and investment communities. Alex. Brown has acted exclusively for Shelton in rendering its fairness opinion and will receive a fee from Shelton for its services.

         On June 20, 1995, Alex. Brown delivered its written opinion to the Board of Directors of Shelton that, as of the date of such opinion, the terms of the Merger Agreement were fair from a financial point of view to Shelton and its shareholders. Receipt of such opinion was a condition to Shelton's obligation to proceed with the Merger. No updating of such opinion is provided for under the Merger Agreement. Shelton's Board of Directors did not provide Alex. Brown with instructions or limitations for the purpose of preparing such opinion. The full text of Alex. Brown's fairness opinion is attached to this Joint Proxy
Statement/Prospectus as Appendix A and is incorporated herein by reference. Shelton shareholders are urged to read Alex. Brown's fairness opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Alex. Brown in connection therewith. The following summary of Alex. Brown's fairness opinion is qualified in its entirety by reference to the full text. The per share Exchange Ratio was determined by negotiation between Webster and Shelton and was not determined by Alex. Brown.

         In  rendering  its  opinion,   Alex.  Brown  (a)  reviewed  the  Merger
Agreement, certain publicly available business and financial information concerning Shelton and Webster, and certain internal financial analyses and forecasts for Shelton prepared by Shelton's management; (b) held discussion with members of Shelton senior management regarding the past and current business operations, financial conditions, and future prospects of Shelton; (c) reviewed the reported price and trading activity information for Shelton and Webster and similar information for certain other companies the securities of which are publicly traded; (d) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part; and (e) performed such other studies and analyses as Alex. Brown deemed appropriate.

         Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its fairness opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its fairness opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Shelton as to the future financial performance of Shelton. Alex. Brown did not make an independent evaluation or appraisals of the assets or liabilities of Shelton nor was it furnished with any such appraisals.

         The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Not one of the analyses performed by Alex. Brown was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond Shelton or Webster's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested or to reflect the prices at which businesses actually may be sold.

         Analysis of Selected Publicly Traded Companies. In preparing the Alex. Brown's fairness opinion, Alex. Brown using publicly available information, compared selected financial information, including stated book value, tangible book value, recent earnings, capital ratios and profitability levels, for Shelton and a group of selected thrift institutions.

         The group was comprised of 13 thrift institutions located in the New England region of the United States (i.e., Connecticut, Vermont, New Hampshire and Massachusetts) that (i) possessed an asset base between $150 million and $550 million, and (ii) were judged to have similar business characteristics and financial performance as Shelton (the "Selected Group"). The Selected Group included (in alphabetical order) Abington Savings Bank, Central Co-Operative Bank, Community Bankshares, Inc., Grove Bank, Home Port Bancorp, Inc., Lawrence Savings Bank, Marble Financial Corp., MidConn Bank, New Hampshire Thrift Bancshares, NewMil Bancorp, Inc., People's Savings Financial Corporation, Portsmouth Bank Shares, and Sandwich Co-Operative Bank. As of June 16, 1995, the relative multiples of the market price of Shelton and the mean market price of the Selected Group was: to stated book value, 119.6% for Shelton and 91.1% for the Selected Group; to tangible book value, 119.6% for Shelton and 95.8% for the Selected Group; to "latest 12 months" earnings, 10.4% for Shelton and 11.1% for the Selected Group; and to total assets, 7.92% for Shelton and 9.01% for the Selected Group. It should be noted that Shelton's equity-to-assets ratio of 6.6% and first quarter 1995 annualized return on average assets ("ROAA") of 0.78% were each below the 9.5% mean equity level and the 0.91% first quarter 1995 annualized ROAA of the Selected Group.

         Relative Contribution. Alex. Brown analyzed the balance sheet and income statement contribution of Shelton to the combined company on a pro forma basis for the quarter ended March 31, 1995. Of the combined company, Shelton would have represented between 9.6% and 13.6% in the balance sheet categories of assets, loans, deposits and stated equity as of March 31, 1995. On a pro forma basis, Shelton would have contributed 10.4% and 14.5% of the combined company's net interest income and net income available to common shareholders, respectively, for the quarter ended March 31, 1995. Based on the Exchange Ratio, Shelton shareholders would own 19.3% of the combined company on a fully diluted basis.

     Analysis of Comparable Acquisition Transactions. In preparing the Alex. Brown fairness opinion, Alex. Brown analyzed certain comparable merger and acquisition transactions for thrift institutions based upon the acquisition price relative to stated book value, latest 12 months earnings per share, total assets, premium to core deposits, and premium to common stock price (one month prior to the acquisition announcement). The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending thrift acquisitions nationwide having a transaction value between $15 million and $75 million, which were announced since January 1, 1994 ("National Transactions" - a total of 57 transactions), as segmented into: (a) recently announced thrift acquisitions in New England - four transactions ("Regional Transactions"); (b) transactions in which the selling thrift institution generated a return on average assets between 0.50% and 1.00% in the year of the announced acquisition - 21 transactions ("Profitability-Segmented Trans-actions"); and (c) transactions in which the selling thrift institution had a ratio of non-performing assets-to-total assets between 0.50% and 1.20% in the year of the announced transaction ("Asset Quality-Segmented Transactions").

         Based on the closing stock price of Webster Stock on June 20, 1995 ($24.125), the value to be issued in Webster Stock pursuant to the Merger Agreement was $22.15 per Shelton share (the "Comparison Value"). The relative multiples implied by the Comparison Value and each of the comparable acquisition transaction segmentations are provided in the following table:

                                                       LTM
                                                       Earnings         Total         Core Deposit    Market
Transaction Group                      Book Value      Per Share        Assets        Premiums        Premium
- -----------------                      -----------     ----------       -------       -------------   ---------
COMPARISON VALUE                          151.7%         13.2x          10.7%              4.6%          38.7%
Comparable Acquisition Transactions:
     Nationwide Transactions - Mean       153.8%         16.4x          15.1%              9.0%          31.9%
     Nationwide Transactions - High       254.4%         34.9x          30.6%             13.7%          92.3%
     Nationwide Transactions - Low        100.5%          3.7x           6.2%              0.0%           2.1%
     Regional Transactions                149.1%         18.2x          18.3%              7.4%          53.7%
     Profitability-Segmented
       Transactions                       151.8%         15.8%          15.3%              6.9%          31.2%
     Assets Quality-Segmented
       Transactions                       149.1%         14.1%          12.1%              4.8%          26.9%

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that Shelton could produce over a five year period if Shelton performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for Shelton's common equity after the five year period by applying book value (145-160%) acquisition multiples currently being received by thrift institutions deemed comparable to Shelton. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Shelton. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 14.0% to 16.0% which reflect different assumptions regarding the required rates of returns of holders or prospective buyers of Shelton Stock.

         Analysis Factors and Assumptions. No company or transaction used in the above analysis as a comparison is identical to Shelton, Webster or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are compared. The results from any particular analysis described should not be taken to be Alex. Brown's view of the actual value of Shelton or Webster. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analysis.

         In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Shelton and Webster. The analyses performed by Alex. Brown are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Alex. Brown's fairness opinion and associated presentation to the Shelton's Board of Directors are just one of many factors taken into consideration by the Shelton Board.

         Compensation of Financial Advisor. Pursuant to the Alex. Brown Agreement, Shelton agreed to pay Alex. Brown a fee of 1.375% of the aggregate consideration to be paid in a transaction with per share merger consideration less than $24 and 1.500% of the aggregate consideration to be paid in a transaction with per share merger consideration between $24.000 and $24.999. A credit of $50,000 (representing previous retainer fees paid by Shelton to Alex. Brown) will be applied to the transaction fee. Assuming the consummation of the Merger as of June 20, 1995 and based upon the value of the Merger at such time, additional fees equal to approximately $400,000 would have been payable to Alex. Brown. Shelton has also agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with its engagement and to indemnify Alex. Brown and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities.

Certain Provisions of the Merger Agreement

         Under the Merger Agreement, Shelton has made certain representations and warranties to Webster. The material representations and warranties of Shelton are those with regard to (i) the due organization and good standing of Shelton; (ii) capitalization; (iii) the corporate power and authority of Shelton; (iv) the execution and delivery of the Merger Agreement and the Option Agreement; (v) consents and approvals required for the Merger; (vi) loan portfolio and reserves of Shelton; (vii) financial statements and books and records of Shelton; (viii) brokers' fees; (ix) absence of any material adverse change in Shelton; (x) legal proceedings; (xi) tax matters; (xii) employee benefit plans; (xiii) certain contracts; (xiv) certain regulatory matters and reports; (xv) state takeover laws; (xvi) environmental matters; (xvii) loan reserves; (xviii) properties and assets of Shelton; (xix) insurance matters;
(xx) liquidation account of Shelton Bank; (xxi) compliance with applicable laws;
(xxii) loan information; and (xxiii) agreements with directors and executive officers.

         Under the Merger Agreement, Webster has made certain representations and warranties to Shelton. The material representations and warranties of Webster are those with regard to (i) the due organization and good standing of Webster; (ii) capitalization; (iii) the corporate power and authority of Webster; (iv) the execution and delivery of the Merger Agreement and the Option Agreement; (v) certain regulatory matters and reports; (vi) financial statements of Webster; (vii) the absence of any material adverse change in Webster; (viii) compliance with applicable laws; (ix) ownership of Shelton Stock; (x) employee benefit matters; (xi) loan reserves; and (xii) legal proceedings.

Termination and Amendment of the Merger Agreement

         The Merger Agreement may be terminated by Webster or Shelton (provided the terminating party is not in violation of the Merger Agreement) as summarized below:

                      (i)  by mutual written consent of Webster and Shelton;

                      (ii) by Webster or Shelton if (a) the Closing has not occurred on or before March 31, 1996; (b) Shelton's shareholders fail to approve the Merger Agreement or Webster's shareholders fail to approve the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger; or (c) 30 days after any required regulatory approval is denied or regulatory application withdrawn at regulatory request, unless action is timely taken for a rehearing or to file an amended application;

                      (iii)  by  Webster,  in  the  event  of a  breach  of  any representation, warranty, covenant or agreement contained in the Merger Agreement by Shelton, if such breach or breaches would have a material adverse effect on Shelton;

                      (iv) by Shelton, in the event of a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement by Webster, if such breach or breaches would have a material adverse effect on Webster;

                      (v) by Webster, if Shelton or its Board of Directors fails to hold the Shelton Meeting on a timely basis, fails to recommend to Shelton's shareholders the approval of the Merger Agreement, fails to oppose any third party takeover proposals, or violates the covenant relating to third party proposals (without regard to the fiduciary duty exception).

         The Merger Agreement also provides that subject to applicable law the Board of Directors of Webster and Shelton may (i) amend the Merger Agreement except as provided below, (ii) extend the time for the performance of any of the obligations or other acts of the other party thereto, (iii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements and conditions contained in the Merger Agreement. After approval of the Merger Agreement by Shelton's shareholders, no amendment of the Merger Agreement may be made without further shareholder approval, if the amendment would reduce the amount or change the form of the consideration to be delivered to the Shelton shareholders in the Merger. After approval by Webster's shareholders of the issuance of the shares of Webster Stock to the Shelton shareholders as part of the Merger, no amendment of the Merger Agreement may be made without further shareholder approval, if the amendment would increase the number of shares of Webster Stock to be issued in the Merger.

Certain Federal Income Tax Consequences

         It is intended and expected that the Merger will constitute a tax-free exchange for federal income tax purposes. If the Merger does so qualify, generally (i) no gain or loss will be recognized by the Shelton shareholders upon the receipt of Webster Stock in exchange for Shelton Stock (except as discussed below with respect to cash received in lieu of a fractional share of Webster Stock), (ii) the basis of the Webster Stock received by the Shelton shareholders will be the same as the basis of the Shelton Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share for which cash is received) and (iii) the holding period of Webster Stock received by the Shelton shareholders will include the holding period of the Shelton Stock surrendered in exchange therefor, provided the shares of Shelton Stock are held as a capital asset as of the Effective Time. A Shelton shareholder who is entitled to receive cash in lieu of a fractional share of Webster Stock in connection with the Merger will recognize gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share, and any gain or loss recognized will be capital gain (or loss) if the Shelton Stock held by such shareholder is a capital asset at the Effective Time.

         Consummation of the Merger is subject to prior receipt by Webster and Shelton of an opinion of Webster's counsel, Hogan & Hartson L.L.P., as to federal income taxation consequences of the Merger. This opinion of counsel will be subject to certain assumptions and qualifications, including an assumption as to the accuracy of representations to the effect that there is no plan or intention on the part of the Shelton shareholders to sell Webster Stock to be received in the Merger in an amount that would result in the Merger failing to satisfy the "continuity of proprietary interest" requirement that is a prerequisite to tax-free treatment for the Merger.

         The foregoing is a summary of the anticipated federal income tax consequences of the Merger and is for general information only. It does not include consequences of foreign, state, local or other tax laws or special consequences to particular Shelton shareholders having special situations. Shelton shareholders should consult their own tax advisors regarding specific tax consequences of the Merger to them, including the application and effect of federal, foreign, state and local tax laws and tax consequences of subsequent sales of Webster Stock.

Accounting Treatment

         The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded assets and liabilities of Shelton will be carried forward to Webster at their recorded amounts. Revenues and expenses of Webster will include revenues and expenses of Shelton for the entire fiscal year of Webster in which the Merger occurs, and the reported revenues and expenses of Shelton for prior periods will be combined with those of Webster, whose financial statements will then be restated.

         Webster has received an opinion of its independent accountants, KPMG Peat Marwick LLP, to the effect that the Merger will be accounted for as a pooling of interests. Webster's obligation to consummate the Merger is conditioned upon such opinion not being withdrawn.

Resales of Webster Stock Received in the Merger

         The shares of Webster Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under such Act, except for shares issued to any Shelton shareholder who may be deemed to be an "affiliate" of Shelton for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Webster Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares, in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Webster Stock received by persons who may be deemed to be affiliates of Shelton. Persons who may be deemed to be affiliates of Shelton generally include individuals or entities who control, are controlled by or are under common control with Shelton, and may include certain officers or directors as well as principal shareholders of Shelton.

No Appraisal Rights

         Pursuant to Section 262(b) of the Delaware General Corporation Law, the shareholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine shareholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders.

         Since the Webster Stock is traded on the Nasdaq National Market, there will be no dissenters' appraisal rights for the Shelton shareholders with respect to the Merger. There are also no dissenters' appraisal rights for the Webster shareholders with respect to the Merger.

Interests of Certain Persons in the Merger

         Under the Merger Agreement, any employee of Shelton who is terminated other than for cause within six months after the consummation of the Merger will receive severance benefits, in the case of exempt employees, equal to two weeks' base salary for each full year of service with Shelton or, in the case of nonexempt employees, one week of average weekly hourly wages as to hourly employees and one week of base salary as to salaried employees, for each full year of employment with Shelton. Shelton employees receiving employment at Webster Bank will be given credit for service at Shelton for eligibility purposes under the employee benefit plans of Webster.

         The Merger Agreement provides for one Shelton director, who will be jointly selected by the Boards of Directors of Webster and Shelton, to be elected to serve as a director of Webster Bank upon consummation of the Merger, with such director to have an initial term expiring at Webster Bank's 1996 annual meeting and an intention by Webster to cause such director to be elected to an additional three year term that would expire at Webster Bank's 1999 annual meeting. All directors of Shelton will be invited to serve on an advisory board to Webster Bank upon consummation of the Merger for a period of 40 months, with their compensation as advisory directors to be based on a monthly retainer of $650 and a monthly meeting attendance fee of $600, with such advisory directors to be included in Webster's nonqualified deferred compensation plan. Such fees will not be payable to the advisory director who also will serve as a Webster Bank director, or to any advisory director serving as an officer or consultant to Webster Bank, or to J. Allen Kosowsky who agreed to serve without fees. While serving as consultants to Webster Bank, Messrs. Nimons and Rodriguez will also serve as advisory directors.

         Mr. Schaible has agreed to enter into an employment and consulting agreement with Webster Bank upon consummation of the Merger (the "Schaible Agreement"). The Schaible Agreement provides for Mr. Schaible to serve as a senior vice president of Webster Bank for a period of six months to assist in an efficient and orderly transition and integration of Shelton's assets, business, operations, customers and employees with those of Webster Bank, including the maintenance and expansion of existing depositor and borrowing relationships especially in the areas previously served by Shelton. During this six-month period, Mr. Schaible's compensation will be $10,000 per month. Thereafter, Mr. Schaible has agreed to serve as a consultant on a part-time basis to Webster Bank for three years, with compensation at the annual rate of $50,000 for the first year, $40,000 for the second year and $30,000 for the third year. While serving as a consultant, Mr. Schaible may accept other employment or engagements that do not interfere with his ability to perform services for Webster Bank, except with a significant competitor. Under the Schaible Agreement, Mr. Schaible will also serve as chairman of the advisory board to Webster Bank, without additional compensation. Mr. Schaible may terminate the Schaible Agreement upon 30 days notice.

         Mr. Nimons has agreed to enter into a consulting agreement with Webster Bank upon consummation of the Merger (the "Nimons Agreement"). The Nimons Agreement provides for Mr. Nimons to serve as a part-time consultant to Webster Bank for a period of eight months following the termination of his employment upon consummation of the Merger, with a consulting fee of $7,500 per month. As a consultant, Mr. Nimons' services will include assisting Webster Bank in accomplishing an efficient and orderly transition and integration of Shelton's assets, business, operations, customers and employees with those of Webster Bank, with particular emphasis on credit and loan administration matters. While serving as a consultant, Mr. Nimons may also accept other employment or engagements, with certain specified limitations. Mr. Nimons may terminate the Nimons Agreement upon 15 days notice. While serving as a consultant, Mr. Nimons will also be an advisory director of Webster Bank, without additional compensation.

         Mr. Rodriguez has agreed to enter into a consulting agreement with Webster Bank upon consummation of the Merger (the "Rodriguez Agreement"). The
Rodriguez Agreement is the same as the Nimons Agreement, except that Mr. Rodriguez's consulting fee will be $5,000 per month and the particular emphasis of his consulting will be financial reporting matters.

         The Schaible, Nimons and Rodriguez Agreements will replace and supersede their existing employment agreements with Shelton and Shelton Bank, and will provide for them to receive upon consummation of the Merger a severance payment equal to three times their respective average annual compensation that was paid by Shelton and includible in their gross income for federal income tax payments for the calendar years 1990 through 1994, reduced by $1.00, which payments would equal $450,978 for Mr. Schaible, $336,176 for Mr. Nimons and $209,953 for Mr. Rodriguez. These severance payments are less than the amounts which Messrs. Schaible, Nimons and Rodriguez would have been entitled to receive under their existing employment agreements upon termination of their employment following a change in control of Shelton. Messrs. Schaible, Nimons and Rodriguez have agreed to have their severance payments limited by Section 280G of the Code, whereas their existing employment agreements do not contain a Section 280G limitation.

         There are outstanding options to purchase 110,591 shares of Shelton Stock at an average exercise price of $10.43 per share. These options are held as follows: 25,475 options by non-employee directors; 47,507 options by Mr. Schaible; 13,759 options by Mr. Nimons; 8,247 options by Mr. Rodriguez; and 15,603 options by other officers and employees. All options to purchase Shelton Stock will become options to purchase Webster Stock, with adjustment in number of shares and exercise price to reflect the Exchange Ratio. The duration and other terms of these options will otherwise be unchanged, except that options held by the non-employee directors of Shelton will be modified to expire at the earlier of their original terms or three months after they cease to serve as advisory directors of Webster Bank (or in the case of the Shelton director who will be elected to the Board of Directors of Webster Bank, three months after such director ceases to serve as director of Webster Bank or as an advisory director of Webster Bank, whichever is later). Otherwise, such options would have expired three months after the non-employee directors of Shelton ceased to serve as directors of Shelton and Shelton Bank upon consummation of the Merger. In the case of Mr. Schaible, his options will expire three months after he ceases to serve as a senior vice president of Webster Bank, which would be nine months after the consummation of the Merger. The options held by Messrs. Nimons and Rodriguez will expire three months after the termination of their employment upon consummation of the Merger. Service as a consultant by Messrs. Schaible, Nimons and Rodriguez will not constitute continued service for purpose of exercise of their options. Options held by other officers and employees of Shelton will continue in effect for their original terms as long as they are employees of Webster Bank or, if earlier, three months after termination of such employment.

Option Agreement

         In consideration of Webster's entering into the Merger Agreement, Webster and Shelton entered into the Option Agreement immediately after the execution of the Merger Agreement. Pursuant to the Option Agreement, Shelton granted Webster the Option, which entitles Webster to purchase up to 267,324 fully paid and nonassessable shares of Shelton Stock, or approximately 19.9% of the shares of Shelton Stock then outstanding, under the circumstances described below at a price of $17.00 per share, subject to adjustment in certain circumstances. The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement, and is likely to discourage third parties from proposing a competing offer to acquire Shelton, even if such offer involves a higher price per share for the Shelton Stock than the per share consideration to be paid pursuant to the Merger Agreement. The existence of the Option would significantly increase the cost to a potential third party of acquiring Shelton compared to its cost had Shelton not entered into the Option Agreement.

         The  following  brief  summary  of  certain  provisions  of the  Option
Agreement is qualified in its entirety by reference to the Option Agreement, which was filed as an exhibit to Webster's report on Form 8-K/A, dated July 27, 1995, with the SEC and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Subject to applicable law and regulatory restrictions, Webster may exercise the Option, in whole or in part, if, but only if, a "Purchase Event" (as defined below) occurs prior to the occurrence of an "Exercise Termination Event" (as defined below). "Purchase Event" means, in substance, either (i) the acquisition by any third party of beneficial ownership of 25% or more of the outstanding Shelton Stock or (ii) the entry by Shelton into a letter of intent or definitive agreement to engage in an Acquisition Transaction (as defined below) with any third party, or the recommendation by the Board of Directors of Shelton that its shareholders approve or accept any Acquisition Transaction with any third party.

         For purposes of the Option Agreement,  "Acquisition  Transaction" means
(x) a merger,  consolidation or other business  combination,  involving Shelton,
(y) a purchase, lease or other acquisition of all or substantially all of the assets of Shelton, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of 25% or more of the voting power of Shelton as to a Purchase Event or 11% as to a Preliminary Purchase Event.

         The Option Agreement defines an "Exercise Termination Event" to mean the earliest to occur of the following: (i) the time immediately preceding the consummation of the Merger, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 12 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event, (iv) upon the termination of the Merger Agreement, prior to the occurrence of a Purchase Event or Preliminary Purchase Event, (A) by both parties, if the Merger Agreement is terminated by mutual consent, (B) by either Webster or Shelton, if the Merger has not have occurred by March 31, 1996, or if the Merger Agreement has been terminated as a result of regulatory denial or requested withdrawal of a regulatory approval application, or if the Merger Agreement is terminated as a result of Webster's shareholders failing to approve the issuance of the shares of Webster Stock to the Shelton shareholders as part of the Merger, or (C) by Shelton, if the Merger Agreement is terminated by Shelton as a result of a material breach or breaches of any representation, warranty, covenant or other agreement by Webster, (v) six months after the termination of the Merger Agreement, if the Shelton shareholders have failed to approve the Merger Agreement and no Purchase Event or Preliminary Purchase Event has occurred prior to the Shelton Meeting, (vi) nine months after the termination of the Merger Agreement by Webster as a result of a material breach or breaches of any representation, warranty, covenant or other agreement by Shelton, if such breach or breaches were not willful or intentional by Shelton, or (vii) 18 months after the termination of the Merger Agreement by Webster (A) as a result of a willful or intentional material breach or breaches of any representation, warranty, covenant or agreement by Shelton, or (B) as a result of a failure of Shelton or its Board of Directors to hold the Shelton Meeting on a timely basis, to recommend to Shelton's shareholders that they approve the Merger Agreement, or to oppose any third party takeover proposal, or based on a violation by Shelton of the covenant on third party takeover proposals (without regard to the fiduciary duty exception).

         "Preliminary Purchase Event", as defined in the Option Agreement, includes (i) an acquisition by any third party of beneficial ownership of 11% or more of the outstanding Shelton Stock; (ii) the entry by Shelton into a letter of intent or definitive agreement to engage in an Acquisition Transaction with any third party, or the recommendation by the Board of Directors of Shelton that its shareholders approve or accept any Acquisition Transaction with any third party; (iii) the making of a bona fide proposal for an Acquisition Transaction by any third party to Shelton, or a public announcement or written communication that is publicly disclosed to Shelton's shareholders as to a third party engaging in an Acquisition Transaction; (iv) a willful or intentional material breach or breaches by Shelton of any representation, warranty, covenant or agreement that would entitle Webster to terminate the Merger Agreement; (v) a failure by Shelton's shareholders to approve the Merger Agreement; (vi) a withdrawal or modification in any manner adverse to Webster by Shelton's Board of Directors of its approval recommendation as to the Merger Agreement, or a failure by Shelton or its Board of Directors to oppose any third party takeover proposal; or (vii) a filing by any third party of an application or notice with any regulatory authority for approval to engage in an Acquisition Transaction.

         The Option may not be assigned by Webster to any other person without the express written consent of Shelton, except that Webster may assign its rights under the Option Agreement in whole or in part after the occurrence of a Preliminary Purchase Event. Shelton also has agreed to prepare and file a registration statement with respect to the shares to be issued upon exercise of the Option under applicable federal and state securities laws. Upon the occurrence of a Purchase Event prior to an Exercise Termination Event, at the request of Webster, Shelton will be obligated to repurchase the Option, and any shares of Shelton Stock theretofore purchased pursuant to the Option, at prices determined as set forth in the Option Agreement, except to the extent prohibited by applicable law, regulation or administrative policy or to the extent that the repurchase would cause Shelton Bank's capital to fall below the minimum level required by the FDIC for Shelton Bank to be deemed a "well-capitalized institution", or if such repurchase would preclude an Acquisition Transaction from being accounted for as a pooling of interests.

         In the event that prior to an Exercise Termination Event, Shelton enters into an agreement (i) to consolidate or merge with any third party, and Shelton is not the continuing or surviving corporation in such consolidation or merger, (ii) to permit any third party to merge into Shelton and Shelton is the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Shelton Stock are changed into or exchanged for stock or other securities of any third party or cash or any other property or the then outstanding shares of Shelton Stock will after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or
(iii) to sell or otherwise transfer all or substantially all of its assets to any third party, then, and in each such case, the agreement governing such transaction must make proper provision so that the Option shall, upon the consummation of such transaction, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Webster, of either (x) the acquiring corporation or (y) any person that controls the acquiring corporation. The Substitute Option will be exercisable for shares of the issuer's common stock in such number and at such exercise price as is set forth in the Option Agreement and will otherwise have the same terms as the Option, except that the number of shares subject to the Substitute Option may not exceed 19.9% of the issuer's outstanding shares of common stock.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following Pro Forma Combined Statement of Financial Condition as of March 31, 1995 combines the historical consolidated statements of financial condition of Webster and Shelton as if the Merger had occurred on March 31, 1995, after giving effect to pro forma adjustments described in the accompanying notes. The Pro Forma Combined Statements of Income for the three months ended March 31, 1995 and for the years ended December 31, 1994, 1993 and 1992 are presented as if the Merger had been consummated at the beginning of each period presented.

         Webster's fiscal year ends December 31 and Shelton's fiscal year ends June 30. In the Pro Forma Combined Statements of Income, Shelton's results of operations are presented consistent with the fiscal year of Webster, so that the Pro Forma Combined Statements of Income for the years ended December 31, 1994, 1993 and 1992 are for Webster's 1994, 1993 and 1992 fiscal years and a restatement of Shelton's results for each of such years on a 12-month ended December 31 basis.

         The pro forma combined financial statements should be read in conjunction with the separate historical consolidated financial statements and notes of Webster and of Shelton incorporated by reference or appearing elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" as to Webster and "SHELTON CONSOLIDATED FINANCIAL STATEMENTS - JUNE 30 YEAR END" and "SHELTON CONSOLIDATED FINANCIAL STATEMENTS - MARCH 31 UNAUDITED" attached hereto as
Appendix B and Appendix C, respectively. The pro forma combined financial statements are not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF CONDITION
MARCH 31, 1995
(Unaudited)

                                                         Webster         Shelton          Pro Forma      Pro Forma
                                                       (historical)    (historical)       Adjustments     Combined
                                                       ------------    ------------      ------------    ----------
                                                                              (In Thousands)
ASSETS
Cash and Due from Depository Institutions...........   $    34,374       $   7,809          $  ---       $    42,183
Interest-bearing Deposits...........................        47,443              36             ---            47,479
Securities..........................................       145,321          41,636             ---           186,957
Mortgage-backed Securities..........................       687,616          14,356             ---           701,972
Loans Receivable, Net...............................     1,642,197         220,378             ---         1,862,575
Accrued Interest Receivable.........................        16,738           1,842             ---            18,580
Premises and Equipment, Net.........................        30,727           5,524             ---            36,251
Segregated Assets, Net..............................       130,919             ---             ---           130,919
Other Real Estate Acquired Through
  Foreclosure and In-Substance Foreclosure, Net.....        21,832             766             ---            22,598
Prepaid Expenses and Other Assets...................        28,921           2,651             ---            31,572
                                                            ------           -----             ---            ------
    TOTAL ASSETS....................................   $ 2,786,088      $  294,998          $  ---       $ 3,081,086
                                                         =========         =======             ===       = =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits............................................   $ 2,171,305      $  270,141             ---       $ 2,441,446
Federal Home Loan Bank Advances.....................       382,000           3,700             ---           385,700
Other Borrowings....................................        43,130             ---             ---            43,130
Advance Payments by Borrowers for Taxes
  and Insurance.....................................         7,734           1,279             ---             9,013
Accrued Expenses and Other Liabilities..............        38,527             344           2,060(a)         40,931
                                                            ------             ---           -----            ------
    Total Liabilities...............................     2,642,696         275,464           2,060         2,920,220
                                                         ---------         -------           -----         ---------

SHAREHOLDERS' EQUITY
  Common Stock......................................            62           1,439          (1,426)(b)            75
  Paid in Capital...................................        96,481           7,942             676 (b)       105,099
  Retained Earnings.................................        53,740          10,903          (2,060)(b)        62,583
  Less Treasury Stock at Cost.......................        (3,684)           (750)            750 (b)        (3,684)
  Less Employee Stock Ownership Plan
   Shares Purchased with Debt.......................        (3,207)            ---             ---            (3,207)
                                                            ------             ---             ---            ------
   Total Shareholders' Equity.......................       143,392          19,534          (2,060)          160,866
                                                           -------          ------          ------           -------

    TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY...........................   $ 2,786,088       $ 294,998          $  ---       $ 3,081,086
                                                         =========         =======             ===       = =========

         The pro forma combined  statement of condition has not been adjusted to
reflect  any  of  the  improvements  in  operating   efficiencies  that  Webster
anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
THREE MONTHS ENDED MARCH 31, 1995
(Unaudited)

                                                                                           Pro Forma
                                                                                           Combined
                                                          Webster         Shelton           Webster
(In Thousands)                                         (historical)    (historical)       and Shelton
                                                       --------------  ------------      -------------
Interest Income:
  Loans and Segregated Assets.......................   $  33,437         $   3,866        $  37,303
  Mortgage-backed Securities........................      10,348               851           11,199
  Securities and Interest-bearing Deposits..........       2,400                52            2,452
                                                           -----                --            -----
    Total Interest Income...........................      46,185             4,769           50,954
Interest Expense:
  Interest on Deposits..............................      19,688             2,492           22,180
  Interest on Borrowings............................       6,657                70            6,727
                                                           -----                --            -----
    Total Interest Expense..........................      26,345             2,562           28,907
                                                          ------             -----           ------
  Net Interest Expense..............................      19,840             2,207           22,047
Provision for Loan Losses...........................         280               105              385
                                                             ---               ---              ---
  Net Interest Income After Provision for
   Loan Losses......................................      19,560             2,102           21,662
Noninterest Income:
  Fees and Service Charges..........................       3,197               318            3,515
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................         311                26              337
  Other Noninterest Income..........................         890                48              938
                                                             ---                --              ---
    Total Noninterest Income........................       4,398               392            4,790
                                                           -----               ---            -----
Noninterest Expenses:
  Salaries and Employee Benefits....................       8,449               738            9,187
  Occupancy Expense of Premises.....................       1,414                22            1,436
  Furniture and Equipment Expenses..................       1,378               212            1,590
  Federal Insurance Premiums........................       1,262               182            1,444
  Other Real Estate Owned Expenses and
   Provisions, Net..................................       1,322                13            1,335
  Other Operating Expenses..........................       3,309               422            3,731
                                                           -----               ---            -----
    Total Noninterest Expenses......................      17,134             1,589           18,723
                                                          ------             -----           ------
Income Before Income Taxes..........................       6,824               905            7,729
Income Taxes Expense................................       2,160               335            2,495
                                                           -----               ---            -----
Net Income .........................................       4,664               570            5,234
Preferred Stock Dividends...........................         324               ---              324
                                                             ---               ---              ---
Net Income Available to Common
  Shareholders......................................   $   4,340         $     570        $   4,910
                                                           =====               ===            =====

Net Income Per Common Share (c):
  Primary...........................................                                      $    0.71
                                                                                               ====
  Fully Diluted.....................................                                      $    0.67
                                                                                               ====

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1994
(unaudited)

                                                                                           Pro Forma
                                                                                           Combined
                                                          Webster         Shelton           Webster
(In Thousands)                                         (historical)    (historical)       and Shelton
                                                       --------------  ------------      -------------

Interest Income:
  Loans and Segregated Assets.......................  $  125,760         $  13,888       $  139,648
  Mortgage-backed Securities........................      37,984               802           38,786
  Securities and Interest-bearing Deposits..........       9,506             2,880           12,386
                                                           -----             -----           ------
    Total Interest Income...........................     173,250            17,570          190,820
Interest Expense:
  Interest on Deposits..............................      68,229             8,606           76,835
  Interest on Borrowings............................      21,284               345           21,629
                                                          ------               ---           ------
    Total Interest Expense..........................      89,513             8,951           98,464
                                                          ------             -----           ------
    Net Interest Income.............................      83,737             8,619           92,356
Provision for Loan Losses...........................       2,900               255            3,155
                                                           -----               ---            -----
  Net Interest Income After Provision for
    Loan Losses.....................................      80,837             8,364           89,201
Noninterest Income:
  Fees and Service Charges..........................      11,233               955           12,188
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................      (1,073)             (109)          (1,182)
  Other Noninterest Income..........................       2,207               416            2,623
                                                           -----               ---            -----
    Total Noninterest Income........................      12,367             1,262           13,629
                                                          ------             -----           ------
Noninterest Expenses:
  Salaries and Employee Benefits....................      31,995             2,948           34,943
  Occupancy Expense of Premises.....................       5,517               179            5,696
  Furniture and Equipment Expenses..................       5,582               394            5,976
  Federal Deposit Insurance Premiums................       5,185               557            5,742
  Other Real Estate Owned Expenses
   and Provisions, Net..............................       6,852                97            6,949
  Other Operating Expenses..........................      17,931             2,058           19,989
                                                          ------             -----           ------
    Total Noninterest Expenses......................      73,062             6,233           79,295
                                                          ------             -----           ------
Income Before Income Taxes .........................      20,142             3,393           23,535
Income Taxes Expense................................       3,657             1,193            4,850
                                                           -----             -----            -----
Net Income .........................................      16,485             2,200           18,685
Preferred Stock Dividends...........................       1,716               ---            1,716
                                                           -----               ---            -----
Net Income Available to Common
  Shareholders......................................   $  14,769         $   2,200        $  16,969
                                                          ======             =====           ======

Net Income Per Common Share (c):
  Primary...........................................                                      $    2.69
                                                                                               ====
  Fully Diluted.....................................                                      $    2.44
                                                                                               ====

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
(unaudited)

                                                                                           Pro Forma
                                                                                           Combined
                                                          Webster         Shelton           Webster
(In Thousands)                                         (historical)    (historical)       and Shelton

                                                       --------------  ------------      -------------

Interest Income:
  Loans and Segregated Assets.......................  $  108,084         $  13,288       $  121,372
  Mortgage-backed Securities........................      24,448               329           24,777
  Securities and Interest-bearing Deposits..........       5,275             3,165            8,440
                                                           -----             -----            -----
    Total Interest Income...........................     137,807            16,782          154,589
Interest Expense:
  Interest on Deposits..............................      60,156             8,531           68,687
  Interest on Borrowings............................      11,836               280           12,116
                                                          ------               ---           ------
    Total Interest Expense..........................      71,992             8,811           80,803
                                                          ------             -----           ------
    Net Interest Income.............................      65,815             7,971           73,786
Provision for Loan Losses...........................       4,447               150            4,597
                                                           -----               ---            -----
  Net Interest Income After Provision for
    Loan Losses.....................................      61,368             7,821           69,189
Noninterest Income:
  Fees and Service Charges..........................       7,055               857            7,912
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................         937               943            1,880
  Other Noninterest Income..........................         782               129              911
                                                             ---               ---              ---
    Total Noninterest Income........................       8,774             1,929           10,703
                                                           -----             -----           ------
Noninterest Expenses:
  Salaries and Employee Benefits....................      19,603             2,733           22,336
  Occupancy Expense of Premises.....................       4,455               302            4,757
  Furniture and Equipment Expenses..................       3,634               432            4,066
  Federal Deposit Insurance Premiums................       3,354               567            3,921
  Other Real Estate Owned Expenses
   and Provisions, Net..............................       4,556               529            5,085
  Other Operating Expenses..........................      12,843             1,989           14,832
                                                          ------             -----           ------
    Total Noninterest Expenses......................      48,445             6,552           54,997
                                                          ------             -----           ------
Income Before Income Taxes .........................      21,697             3,198           24,895
Income Taxes Expense................................       9,160             1,435           10,595
                                                           -----             -----           ------
Income Before Cumulative Effect of Change
  in Method of Accounting for Income Taxes..........      12,537             1,763           14,300
Cumulative Effect of Change in Method of
  Accounting for Income Taxes.......................       4,300               275            4,575
                                                           -----               ---            -----
Net Income..........................................      16,837             2,038           18,875
Preferred Stock Dividends...........................       2,653               ---            2,653
                                                           -----               ---            -----
Net Income Available to Common
  Shareholders......................................   $  14,184         $   2,038        $  16,222
                                                          ======             =====           ======
Net Income  Per Common  Share  Before  Cumulative
  Effect of Change in Method of
  Accounting for Income Taxes (c):
  Primary...........................................                                      $    2.25
                                                                                               ====
  Fully Diluted.....................................                                      $    2.04
                                                                                               ====
Net Income  Per  Common  Share  After  Cumulative
  Effect of Change in Method of
  Accounting for Income Taxes (c):
  Primary...........................................                                      $    3.13
                                                                                               ====
  Fully Diluted.....................................                                      $    2.73
                                                                                               ====

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1992
(unaudited)

                                                                                          Pro Forma
                                                                                           Combined
                                                          Webster         Shelton           Webster
(In Thousands)                                         (historical)    (historical)       and Shelton
                                                       --------------  ------------      -------------
Interest Income:
  Loans and Segregated Assets.......................   $  68,918         $  14,731        $  83,649
  Mortgage-backed Securities........................      19,202               537           19,739
  Securities and Interest-bearing Deposits..........       4,282             3,351            7,633
                                                           -----             -----            -----
    Total Interest Income...........................      92,402            18,619          111,021
Interest Expense:
  Interest on Deposits..............................      44,803            10,075           54,878
  Interest on Borrowings............................       5,897               430            6,327
                                                           -----               ---            -----
    Total Interest Expense..........................      50,700            10,505           61,205
                                                          ------            ------           ------
    Net Interest Income.............................      41,702             8,114           49,816
Provision for Loan Losses...........................       4,336             1,238            5,574
                                                           -----             -----            -----
  Net Interest Income After Provision for
    Loan Losses.....................................      37,366             6,876           44,242
Noninterest Income:
  Fees and Service Charges..........................       4,857               820            5,677
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................         952             1,010            1,962
  Other Noninterest Income..........................         429               339              768
                                                             ---               ---              ---
    Total Noninterest Income........................       6,238             2,169            8,407
                                                           -----             -----            -----
Noninterest Expenses:
  Salaries and Employee Benefits....................      12,064             2,482           14,546
  Occupancy Expense of Premises.....................       2,466               269            2,735
  Furniture and Equipment Expenses..................       2,367               375            2,742
  Federal Deposit Insurance Premiums................       1,775               491            2,266
  Other Real Estate Owned Expenses
   and Provisions, Net..............................       5,661               474            6,135
  Other Operating Expenses..........................       9,038             1,691           10,729
                                                           -----             -----           ------
    Total Noninterest Expenses......................      33,371             5,782           39,153
                                                          ------             -----           ------
Income Before Income Taxes..........................      10,233             3,263           13,496
Income Taxes Expense ...............................       5,446             1,637            7,083
                                                           -----             -----            -----
Net Income .........................................       4,787             1,626            6,413
Preferred Stock Dividends...........................         581               ---              581
                                                             ---               ---              ---
Net Income Available to Common
  Shareholders......................................   $   4,206         $   1,626        $   5,832
                                                           =====             =====            =====

Net Income Per Common Share (c):
  Primary...........................................                                      $    1.18
                                                                                               ====
  Fully Diluted.....................................                                      $    1.16
                                                                                               ====

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Represents the estimated merger costs that will be incurred by Webster and Shelton. These costs are not reflected in the Pro Forma Combined Statements of Income since these items do not have a continuing impact upon Webster. The following table summarizes the financial impact of the additional accruals as reflected in the Pro Forma Combined Statement of Financial Condition (in thousands):

         Compensation (severance and related costs)                     $ 1,500
         Transaction costs (including investment bankers,
              attorneys and accountants)                                    650
         Computer conversion costs (including consultants and the
              transfer of customer records)                                 350
         Redundant data processing hardware and software                    125
         Miscellaneous expenses                                             375
                                                                           ----
         Total pre-tax adjustments                                      $ 3,000
         Income tax effect                                                 (940)
                                                                          -----
         Net after tax adjustments                                      $ 2,060
                                                                        =======

         All of the accrual adjustments noted above are deemed to be period costs and will be expensed in the quarter in which the Merger is consummated.

(b) Represents the elimination of Shelton's historical aggregate $1.00 per share par value of $1.4 million, the issuance of Webster Stock at aggregate $0.01 per share par value of $13,000, the elimination of Shelton's Treasury Stock and the net effect on Paid in Capital.

(c) Pro Forma Combined Webster and Shelton Net Income per Common Share data have been determined based upon (i) the combined historical net income of Webster and Shelton and (ii) the combined historical weighted average common equivalent shares of Webster and Shelton. For purposes of this determination, Shelton's historical weighted average common shares outstanding were multiplied by the .92 Exchange Ratio.

                             SHELTON BANCORP, INC.

General

         Shelton, headquartered in Shelton, Connecticut, is a unitary savings and loan holding company incorporated in Delaware. In 1989, Shelton became the holding company of Shelton Bank, which is Shelton's sole subsidiary. Shelton's principal business activity is the holding of Shelton Bank's outstanding common stock. All of Shelton's income is derived from Shelton Bank.

         Shelton Bank was founded in 1919, as a Connecticut-chartered mutual savings and loan association. In 1986, Shelton Bank converted to stock ownership. In 1988, Shelton Bank converted from a capital stock savings and loan association to a capital stock savings bank, and adopted its current name. Shelton Bank is headquartered in Shelton, and has branch offices in the towns of Ansonia, Bethany, Oxford and Shelton. Shelton Bank's general market area is in eastern Fairfield and southwestern New Haven Counties. Through its six full-service offices, Shelton Bank provides a wide range of retail deposit and credit services, with special emphasis on residential real estate lending.
Through its Trust Department, Shelton Bank provides investment advisory and management services to both retail and corporate customers. Shelton Bank also engages in the development and sale of residential real estate. As required by federal regulations, Shelton Bank must divest all of its real estate investments by December 19, 1996. Shelton Bank has approximately 80 full-time equivalent employees, none of whom is represented by a collective bargaining agreement. Management considers its relations with its employees to be excellent.

Competition

         Shelton Bank operates in a highly competitive market area with competitors that include savings bank, savings and loan associations, commercial banks, mortgage companies, credit unions, consumer finance companies, insurance companies, brokerage firms and mutual fund companies. Most of these competitors have financial resources that are far greater than Shelton Bank's. Shelton anticipates further increases in competition as the result of growing interstate banking activity. Changes in the financial services industry resulting from fluctuating interest rates, technological changes, and deregulation have resulted in an increase in competition, cost of funds, merger activity and customer awareness of product and service differences among competitors.

         During the three years ended December 31, 1993, approximately 40 Connecticut-based banking institutions failed. Several of these institutions operated in Shelton's market area and such failures have resulted in, through resolution transactions with the FDIC, the entrance of at least two substantial out-of-state financial institutions into Connecticut. The number of bank failures has reflected both the difficult economic conditions that Shelton currently faces in its market area and the competition experienced by such institutions in an industry which state and federal bank may have substantial over capacity. The consolidation of financial institutions will likely continue and particularly affect banks.

Regulation

         Both Shelton and Shelton Bank are subject to extensive supervision and regulation, which focus on the protection of depositors' funds.

         As a savings and loan holding company, Shelton is subject to regulation by the OTS, a department of the U.S. Treasury. As a unitary savings and loan holding company, Shelton is currently permitted to engage in a broad range of activities, including direct investments in real estate. Bank holding companies registered with the Federal Reserve Board (the "FRB") are, among other things, restricted from making direct investments in real estate. If Shelton Bank fails to keep at least 70% of its total assets invested in residential real estate and other specified assets, Shelton would lose its status as a savings and loan holding company, and would be required to register with the FRB as a bank holding company. In management's opinion, Shelton Bank will have no difficulty in maintaining a level of qualified investments in excess of 70% of total assets in the foreseeable future.

         As a Connecticut-chartered savings bank, Shelton Bank is governed by Connecticut banking law and to regulation by the Connecticut Commissioner. Deposits at Shelton Bank are insured by the Bank Insurance Fund (the "BIF") of the FDIC, making Shelton Bank subject to FDIC regulations. As the result of an increase in the number of bank failures, the cost of FDIC deposit insurance premiums has increased dramatically during the past several years. However, with the BIF reaching its required funding level it is anticipated that the cost of deposit insurance will likely decrease. As a member of the Federal Home Loan Bank ("FHLB") System, Shelton Bank is required to maintain a specified level of liquid assets, and to own shares of stock in its regional FHLB equal to the greater of 1% of outstanding residential mortgage loans, or 5% of outstanding borrowings from its regional FHLB. Shelton Bank is also required by the Board of Governors of the Federal Reserve System to maintain cash reserves against its deposits. After exhausting all other sources of funds, Shelton Bank may borrow from the Federal Reserve.

Economic Conditions and Governmental Policy

         The profitability of Shelton is affected by general economic conditions and governmental policies. Similar to all of New England, the recovery from the 1990-1991 recession has been slow. Despite the region's recent job turnaround, traditional economic drivers are in disarray, and the industries that are now growing seem less predictable. No local engine of growth has yet surfaced to get the region moving, so expansion is dependent on the pace of the national recovery. Ongoing cuts in defense contracts will be a drag on Connecticut's economy throughout the 1990s because private jobs in the region are more defense-dependent than in most other regions on the country. However, over the past few years a favorable interest rate environment and moderate improvements in Connecticut's economy, including stability in the region's real estate market, have led Shelton to record earnings and appreciated shareholder value. Shelton has also experienced a sharp decline in non-performing assets, loan loss provision, loan charge-offs and expenses related to non-performing assets. It is anticipated that as the general economic environment of Connecticut improves that it will be reflected in Shelton's operations.

Taxation

         Shelton and Shelton Bank file a consolidated Federal and State of Connecticut tax returns. Taxation of savings institutions is essentially the same as that of other corporations, except that Shelton Bank can compute its deduction for bad debts utilizing the percentage of taxable income method, subject to its ability to meet certain requirements. Shelton is also subject to Delaware state franchise taxes. Shelton's tax returns have been audited, or closed without audit, by the Internal Revenue Service through the year ended June 30, 1989.

                          MARKET PRICES AND DIVIDENDS

Webster Stock
         The following sets forth the range of high and low sale prices of Webster Stock as reported on the Nasdaq National Market, as well as cash dividends paid during the periods indicated:

                                                 Market Price                  Cash
                                            High               Low        Dividends Paid
Quarter Ended:
      March 31, 1992                       $12 3/4           $10 1/2         $0.12
      June 30, 1992                         12 7/8            10 1/2          0.12
      September 30, 1992                    14 1/2            11 7/8          0.12
      December 31, 1992                     17 1/4            12 3/4          0.12

      March 31, 1993                        19 1/8            16 3/8          0.12
      June 30, 1993                         18 1/2            15 3/8          0.12
      September 30, 1993                    21                17 3/4          0.13
      December 31, 1993                     25                20 1/4          0.13

      March 31, 1994                        22 1/4            18 1/2          0.13
      June 30, 1994                         24 3/4            18 3/8          0.13
      September 30, 1994                    25 1/2            22 1/2          0.13
      December 31, 1994                     23 1/2            17 1/4          0.13

      March 31, 1995                        22 1/4            18 1/2          0.16
      June 30, 1995                         25 3/4            21 1/2          0.16
      September 30, 1995
        (through August ___)

         On June 20, 1995, the last trading day prior to the public announcement of the Merger, the closing price of Webster Stock on the Nasdaq National Market was $24 1/8. On August ____, 1995 (the most recent practical date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of Webster Stock on the Nasdaq National Market was $_______.

         Webster paid a 10% stock dividend on June 4, 1993. The per share data shown above and elsewhere in this Joint Proxy Statement/Prospectus have been adjusted to reflect such 10% stock dividend.

Shelton Stock

                                                  Market Price         Cash
                                             High           Low   Dividends Paid
Quarter Ended:
      March 31, 1992                        $ 9.46        $ 6.58      $0.12
      June 30, 1992                           9.98          9.05       0.12
      September 30, 1992                     11.45          9.26       0.11
      December 31, 1992                      10.80          9.50       0.12

      March 31, 1993                         11.88          9.93       0.11
      June 30, 1993                          14.04          9.75       0.11
      September 30, 1993                     14.06         10.43       0.12
      December 31, 1993                      15.875        12.93       0.12

      March 31, 1994                         15.875        14.29       0.12
      June 30, 1994                          20.25         14.05       0.13
      September 30, 1994                     19.75         17.50       0.15
      December 31, 1994                      18.875        15.00       0.15

      March 31, 1995                         16.00         14.00       0.16
      June 30, 1995                          20.75         14.00       0.16
      September 30, 1995
           (through August ___)

         On June 20, 1995, the last trading day prior to the public announcement of the Merger, the closing price of Shelton Stock on the Nasdaq National Market was $17.50. On August ____, 1995 (the most recent practical date prior to the printing of this Joint Proxy Statement/Prospectus) the closing price of Shelton Stock on the Nasdaq National Market was $_______.

         Shelton paid 5% stock dividends on each of August 3, 1992, April 30, 1993, October 27, 1993 and April 27, 1994. The per share data shown above and elsewhere in this Joint Proxy Statement/Prospectus have been adjusted to reflect such 5% stock dividends.

         Shareholders are advised to obtain current market quotations for Webster Stock. It is expected that the market price of Webster Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated. Because the number of shares of Webster Stock to be received by Shelton shareholders in the Merger is fixed, the value of the shares of Webster Stock that the holders of Shelton Stock would receive in the Merger may increase or decrease prior to or after the Merger.

                   SHELTON STOCK OWNERSHIP BY CERTAIN PERSONS

         The following table sets forth the beneficial ownership of Shelton Stock as of the Shelton Record Date by (i) each person known by Shelton to be the beneficial owner of more than five percent of Shelton Stock, (ii) directors and executive officers of Shelton, and (iii) directors and executive officers of Shelton, as a group. Unless otherwise indicated, the persons listed below have sole voting and investment power.

                             Number of                         Number of
Name                    Shares Beneficially               Shares Beneficially
                          Owned (Excluding      Percent    Owned (Including         Percent
                           Stock Options)       of Class     Stock Options)        of Class
LeRoy T. Glover                18,148             1.4%           21,429              1.5%
J. Allen Kosowsky              49,446             3.7            57,137              3.9
Samuel Kreiger                 24,370             1.8            27,651              1.9
William C. Nimons              30,415             2.3            44,174              3.0
Joseph A. Pagliaro             40,036             3.0            40,286              2.8
Ralph J. Rodriguez              8,998              .7            17,245              1.2
Kenneth E. Schaible            15,141             1.1            62,648              4.3
Donald W. Smith                14,641             1.1            22,332              1.5
Charles H. Sullivan             1,116              .1             1,366               .1

Directors and Executive
   Officers as a Group
   (9 persons)                202,311            15.6           294,268             20.5


       DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS

         Set forth below is a description of Webster's capital stock, as well as a summary of the material differences between the rights of holders of Shelton Stock and their prospective rights as holders of Webster Stock. If the Merger Agreement is approved and adopted and the Merger consummated, the holders of Shelton Stock will become holders of Webster Stock. As a result, Webster's certificate of incorporation and bylaws, and the applicable provisions of Delaware law, will govern the rights of current shareholders of Shelton Stock. The rights of those shareholders are currently governed by the certificate of incorporation and bylaws of Shelton, and the applicable provisions of Delaware law.

         The following comparison is based on the current terms of the governing documents of Webster and Shelton and on the provisions of Delaware law, which is applicable to both Webster and Shelton. The discussion is intended to highlight important similarities and differences between the rights of holders of Webster Stock and Shelton Stock.

Webster Stock

         Webster is authorized to issue 14,000,000 shares of Webster Stock, of which 5,498,142 are currently issued and outstanding. After giving effect to the conversion of the outstanding Series B Stock of Webster described below, there would then be 986,062 additional shares of Webster Stock, or a total of 6,484,204 shares of the Webster Stock then outstanding. Webster has outstanding stock options granted to directors, officers and other employees for 546,298 shares of Webster Stock. Each share of Webster Stock has the same relative rights and is identical in all respects to each other share of Webster Stock. The Webster Stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

         Holders of Webster Stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Webster Stock do not have the right to cumulate their votes for the election of directors, and they have no pre-emptive or conversion rights with respect to any shares that may be issued. Webster Stock is not subject to additional calls or assessments by Webster, and all shares of Webster Stock currently outstanding are fully paid and nonassessable.

         Holders of Webster Stock are entitled to receive dividends when and as declared by the Board of Directors of Webster out of funds legally available for distribution. No dividends or other distributions may be declared or paid on Webster Stock, however, unless all accumulated dividends have been paid concurrently on the Series B Stock. In addition, as described below, the indenture for the Senior Notes places certain restrictions on Webster's ability to pay dividends on Webster Stock. See "-- Senior Notes."

         In the unlikely event of any liquidation or dissolution of Webster, the holders of Webster Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Webster and after payment of the liquidation preferences of all outstanding shares of preferred stock, all remaining assets of Webster available for distribution, in cash or in kind.

Series B Stock

         Webster's certificate of incorporation authorizes its Board of Directors, without further shareholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to the Webster Stock.

         Of the 3,000,000 authorized shares of serial preferred stock, 171,869 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock (the "Series B Stock") are outstanding. The Series B Stock ranks prior to the Webster Stock with respect to dividends and amounts distributable upon liquidation. The Series B Stock is entitled to receive, when declared by the Board of Directors out of funds of Webster legally available therefor, cumulative quarterly cash dividends at an annual rate of 7 1/2%. Unless full cumulative dividends on the Series B Stock have been paid, dividends (other than in Webster Stock) may not be paid or declared upon the Webster Stock. Upon any liquidation of Webster, the holders of the Series B Stock will be entitled to receive out of the assets of Webster available for distribution to its shareholders before any distribution is made to holders of the Webster Stock an amount equal to $100 per share, plus an amount equal to all dividends accumulated and unpaid on the Series B Stock to the date of final distribution.

         Except as indicated below or as required by law, holders of the Series B Stock have no voting rights. If at any time six quarterly dividends payable on the Series B Stock are accrued and unpaid, the number of directors of Webster is required to be increased by two and the holders of all the Series B Stock, voting as a single class, will be entitled to elect the additional two directors until all dividends accumulated on the Series B Stock have been paid in full. In addition, without the vote or consent of the holders of at least two-thirds of the Series B Stock then outstanding, Webster may not (i) amend, alter or repeal any of the provisions of its certificate of incorporation or certificate of designation so as to affect adversely the preference or power of the Series B Stock, (ii) authorize any reclassification of the Series B Stock, or (iii) issue any shares of any class or series of stock of Webster ranking prior to the shares of the Series B Stock as to dividends or upon liquidation, or reclassify any authorized stock of Webster into any such prior shares or issue any obligation or security convertible into or evidencing the right to purchase any such prior shares. Accordingly, the voting rights of the holders of Series B Stock could under certain circumstances operate to restrict the flexibility which Webster would otherwise have in connection with any future issuances of equity securities or changes to its capital structure.

         The Series B Stock is not subject to any mandatory redemption at the election of the holder or sinking fund provision. The Series B Stock may be redeemed for cash at the option of Webster, in whole or in part, at any time on or after January 15, 1997, at the applicable redemption price, plus accumulated and unpaid dividends. The redemption price initially will be $104.50 per share effective as of January 15, 1997 and will decline to $100.00 after January 15, 2003. Holders of Series B Stock have the right, at their option, at any time to convert the Series B Stock into a number of fully paid and nonassessable shares of Webster Stock equal to $100.00 for each share surrendered for conversion divided by the conversion price, subject to certain exceptions following a notice of redemption by Webster.

Senior Notes

         The 8 3/4% Senior Notes due 2000 (the "Senior Notes") were issued by Webster in an aggregate principal amount of $40,000,000 pursuant to an Indenture (the "Indenture"), dated as of June 15, 1993, between Webster and Chemical Bank, as trustee (the "Trustee"). Certain provisions of the Indenture are summarized below because of their impact on the Webster Stock. The Senior Notes bear interest at 8 3/4% payable semi-annually on each June 30 and December 30 until maturity on June 30, 2000. The Senior Notes are unsecured general obligations only of Webster and not of its subsidiaries. The Senior Notes may not be redeemed by Webster prior to maturity. This provision is not expected to have an anti-takeover effect, since the Notes would be assumed by any acquirer of Webster. The Indenture contains covenants that limit Webster's ability at the holding company level to incur additional Funded Indebtedness (as defined below), to make Restricted Distributions (as defined below), to engage in certain dispositions affecting First Federal or its voting stock, to create certain liens upon Webster's assets at the holding company level (including a negative pledge clause), and to engage in mergers, consolidations, or sale of substantially all of Webster's assets unless certain conditions are satisfied. The Indenture also requires that Webster maintain a specified level of liquid assets at the holding company level.

         Restrictions on Additional Indebtedness. The Indenture limits the amount of Funded Indebtedness which Webster may incur or guarantee at the holding company level. Funded Indebtedness includes any obligation of Webster with a maturity in excess of one year for borrowed money, for the deferred purchase price of property or services, for capital lease payments, or related to the guarantee of such obligations. Webster may not incur or guarantee any Funded Indebtedness if, immediately after giving effect thereto, the amount of Funded Indebtedness of Webster at the holding company level, including the Senior Notes, would be greater than 90% of Webster's consolidated net worth. As of March 31, 1995, Webster's consolidated net worth was $143.4 million and it had $43.2 million of Funded Indebtedness.

         Restricted Distributions. Under the Indenture, Webster may not, directly or indirectly, make any Restricted Distribution (as defined below), except in capital stock of Webster, if, at the time or after giving effect thereto: (a) an event of default shall have occurred and be continuing under the Indenture; (b) First Federal would fail to meet any of the applicable minimum capital requirements under OTS regulations; (c) Webster would fail to maintain sufficient liquid assets to comply with the terms of the covenant described under "Liquidity Maintenance" below; or (d) the aggregate amount of all Restricted Distributions subsequent to March 31, 1993 would exceed the sum of
(i) $5 million, plus (ii) 75% of Webster's aggregate consolidated net income (or if such aggregate consolidated net income shall be a deficit, minus 100% of such deficit) accrued on a cumulative basis in the period commencing on March 31, 1993 and ending on the last day of the fiscal quarter immediately preceding the date of the Restricted Distribution, and plus (iii) 100% of the net proceeds received by Webster from any capital stock issued by Webster (other than to a subsidiary) subsequent to March 31, 1993. As of March 31, 1995, Webster had the ability to pay $49.9 million in Restricted Distributions.

         Restricted Distribution means: (a) any dividend, distribution or other payment (except for dividends, distributions or payments payable in capital stock or dividends on the Series B Stock) on the capital stock of Webster or any subsidiary (other than a wholly owned subsidiary); (b) any payment to purchase, redeem, acquire or retire any capital stock of Webster (other than the Series A Stock, which was previously redeemed), the capital stock of any subsidiary
(other than a wholly-owned subsidiary); and (c) any payment by Webster of principal (whether a prepayment, redemption or at maturity) of, or to acquire, any indebtedness for borrowed money issued or guaranteed by Webster (other than the Senior Notes or pursuant to a guarantee by Webster of any borrowing by any ESOP established by Webster or a wholly owned subsidiary), except that any such payment of, or to acquire, any such indebtedness for borrowed money that is not subordinated to the Senior Notes will not constitute a Restricted Distribution, if such indebtedness was issued or guaranteed by Webster at a time when the Senior Notes were rated in the same or higher rating category as the rating assigned to the Senior Notes by Standard & Poor's ("S&P") at the time the Senior Notes were issued.

         Liquidity Maintenance. The Indenture requires that Webster maintain at all times, on an unconsolidated basis, liquid assets in an amount equal to or greater than 150% of the aggregate interest expense on the Senior Notes and all other indebtedness for borrowed money of Webster for 12 full calendar months immediately following each determination date under the Indenture provided, that Webster will not be required to maintain such liquid assets once the Senior Notes have been rated "BBB-" or higher by S&P for six calendar months and remain rated in such category.

Certificate of Incorporation and Bylaw Provisions

         General. Certain provisions included in Webster's certificate of incorporation and bylaws may serve to entrench current management and to prevent a change in control of Webster even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of Webster and to discourage other takeover attempts. The following discussion is a general summary of certain provisions of Webster's certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in Shelton's certificate of incorporation and bylaws. The discussion is necessarily general and, with respect to provisions contained in Webster's certificate of incorporation and bylaws, reference should be made to the document in question, each of which is an exhibit to Webster's registration statement.

         Directors. Certain provisions of Webster's certificate of incorporation and bylaws will impede changes in majority control of Webster's Board of Directors. The certificate of incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The bylaws provide that the size of the Board of Directors, within the seven to 15 range specified in the certificate of incorporation, may be increased or decreased only by a two-thirds vote of the Board of Directors and by a vote of two-thirds of the shares eligible to be voted at a duly constituted meeting of shareholders called for such purpose. The certificate of incorporation provides that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The bylaws also impose certain restrictions on the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         Webster's certificate of incorporation provides that a director may be removed only for cause and then only by the affirmative vote of two-thirds of the total shares eligible to vote at a duly constituted meeting of the shareholders called expressly for that purpose. The certificate of incorporation also provides that 30 days' written notice must be provided to any director or directors whose removal is to be considered at a shareholders' meeting called for such purpose.

         The provisions of Shelton's certificate of incorporation and bylaws with regard to directors are substantially identical as those of Webster's, except that the range as to the number of directors is six to 12 in Shelton's certificate of incorporation.

         Call of Special Meetings. Webster's certificate of incorporation contains a provision which provides that a special meeting of shareholders may be called at any time but only by the chairman of the board or the president of Webster or by its Board of Directors. Shareholders are not authorized to call a special meeting. Shelton's certificate of incorporation is the same as to special meetings.

         Cumulative Voting. The certificate of incorporation of both Webster and Shelton deny cumulative voting rights in the election of directors.

         Authorized and Outstanding Common Stock. See "-- Webster Stock" as to authorized and currently outstanding shares of common stock of Webster, par value $.01 per share. Shelton has 5,000,000 authorized shares of common stock, par value $1.00 per share, of which 1,343,341 shares are currently outstanding. Shelton has outstanding stock options granted to directors, officers and other employees for 110,591 shares of Shelton Stock, plus the Option for 267,324 shares of Shelton Stock granted to Webster in connection with the Merger.

         Authorized and Outstanding Serial Preferred Stock. See "---- Series B Stock" as to authorized and currently outstanding shares of serial preferred stock of Webster. Shelton's certificate of incorporation authorizes 1,000,000 shares of serial preferred stock, $1.00 par value, of which no shares are outstanding.

         Approvals for Acquisitions of Control. Webster's certificate of incorporation prohibits any person (whether an individual, company or group acting in concert) from acquiring beneficial ownership of 10% or more of Webster's voting stock, unless the acquisition has received the prior approvals of two-thirds of Webster's outstanding voting shares and of all required federal regulatory authorities. Furthermore, no person may make an offer to acquire 10% or more of Webster's voting stock without obtaining prior approval of the offer by a two-thirds vote of Webster's Board of Directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the OTS. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering, and the provisions remain effective only so long as an insured institution is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares of voting stock in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of such sale. These limitations on offers and purchases do not apply to the ESOP or other employee benefits plans of Webster.

         Shelton's certificate of incorporation contains substantially identical provisions as to approvals for acquisition of control of Shelton, except that regulatory approvals of both the Connecticut Department of Banking and the OTS are required.

         Procedures for Certain Business Combinations. Webster's certificate of incorporation requires that certain business combinations between Webster (or any majority-owned subsidiary thereof) and a 10% or more shareholder or its affiliates (collectively, the "Interested Shareholder") either (i) be approved by at least 80% of the total number of outstanding voting shares of Webster, or
(ii) either be approved by two-thirds of Webster's continuing Board of Directors (persons serving prior to the 10% shareholder becoming such) or involve consideration per share generally equal to that paid by the 10% shareholder when it acquired its block of stock. The types of business combinations with an Interested Shareholder covered by this provision include: mergers, consolidations, stock exchanges; a sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance by Webster of its equity securities having a market value in excess of 5% of aggregate market value of its outstanding shares; the adoption of any plan of liquidation of Webster or any subsidiary proposed by an Interested Shareholder; and any reclassification of securities or recapitalization of Webster which has the effect of increasing the proportionate equity ownership interest of the Interested Shareholder. Shelton's certificate of incorporation contains a substantially identical provision as to business combinations.

         Anti-Greenmail. Webster's certificate of incorporation requires approval by a majority of the outstanding voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% percent or more of Webster's voting stock, if such holder has owned the shares for less than two years. Any shares beneficially held by such person would be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by Webster to all of its shareholders in compliance with the Exchange Act and the rules and regulations thereunder or a purchase of voting stock by Webster if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of such voting stock. Shelton's certificate of incorporation contains no similar provision.

         Criteria for Evaluating Offers. Webster's certificate of incorporation provides that the Board of Directors, when evaluating any acquisition offers, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which such subsidiaries operate or are located, as well as on the ability of such subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations. Shelton's certificate of incorporation contains a substantially identical provision as to Shelton Bank.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to Webster's certificate of incorporation must be approved by a two-thirds vote of Webster's Board of Directors and also by a majority of the outstanding shares of Webster's voting stock, provided, however, that approval by two-thirds of the outstanding voting stock is generally required for certain provisions. In addition, the provisions regarding certain business combinations may be amended only by the same "80 percent" shareholder vote required to approve a business combination with a 10% shareholder. Webster's bylaws may be amended by a two-thirds vote of the Board of Directors or a two-thirds vote of the total shares eligible to be voted at a duly constituted meeting of shareholders. Amendments to Shelton's certificate of incorporation and by laws are subject to substantially identical provisions as those of Webster's.

Applicable Law

         The following discussion is a general summary of certain provisions of Delaware, Connecticut and federal statutory and regulatory provisions that may be deemed to have an "anti-takeover" effect.

         Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its shareholders. The Delaware Takeover Statute provides, in essence, that a shareholder acquiring more than 15 percent of the outstanding voting shares of a corporation subject to the statute (an "Interested Person") but less than 85 percent of such shares may not engage in certain "Business Combinations" (as defined) with the corporation for a period of three years subsequent to the date on which the shareholder became an Interested Shareholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the shareholder became an Interested Person or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Person.

         The Delaware Takeover Statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Person in which the Interested Person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Person, transactions with the corporation which increase the proportionate interest of the Interested Person or transactions in which the Interested Shareholder receives certain other benefits.

         Connecticut Regulatory Restrictions on Acquisitions of Stock. Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered bank (such as Shelton Bank), a federal savings bank having its principal office in Connecticut (such as Webster Bank) or a holding company of any such entity (such as Webster or Shelton), that would result in such person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of such savings bank unless such person had previously filed an acquisition statement with the Connecticut Commissioner and such offer or acquisition has not been disapproved by the Connecticut Commissioner.

         Federal Law. Federal law provides that, subject to certain exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire "control" of an insured institution or holding company thereof, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency (i.e., the OTS in the case of Webster and Webster Bank and the FDIC in the case of Shelton and Shelton Bank). "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25 percent or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10 percent of any class of the institution's voting securities which is registered under Section 12 of the Exchange Act and is actively traded. The term "actively traded" is defined in the regulation to mean securities that are either listed on a securities exchange or quoted on the Nasdaq National Market. The OTS or FDIC may prohibit the acquisition of control it finds among other things that (i) the acquisition would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution or
(iii) the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.


                                 LEGAL MATTERS

         The validity of the Webster Stock to be issued in the Merger will be passed upon by Hogan & Hartson L.L.P., Washington, D.C.


                                    EXPERTS

         The consolidated financial statements of Webster at December 31, 1994 and 1993, and for each of the years in the three year period ended December 31, 1994, incorporated by reference into the Registration Statement, have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing. The report refers to the fact that Webster adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and No. 115 "Accounting for Certain Debt and Equity Securities" in 1993.

         The financial statements of Shelton at June 30, 1994 and 1993, and for each of the three years in the period ended June 30, 1994, included in this Joint Proxy Statement/Prospectus, have been included herein in reliance upon the report of Coopers & Lybrand, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report refers to the fact that Shelton changed its methods of accounting for investments and income taxes during the year ended June 30, 1994.

                              --------------------

                                   APPENDIX A

              ALEX. BROWN & SONS
[LOGO]            INCORPORATED

              ESTABLISHED 1800  AMERICA'S OLDEST INVESTMENT BANKING FIRM
                                                         REPLY TO:  P.O. BOX 515

              MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER LEADING EXCHANGES
                                                         BALTIMORE, MD  21203


                                                                 June 20, 1995


The Board of Directors
    of Shelton Bancorp, Inc.
375 Bridgeport Avenue
Shelton, CT  06484

Dear Sirs:

         You have requested our opinion as to the fairness from a financial of view to the holders of the outstanding shares of Common Stock, $1.00 par value per share (the "Shares") of Shelton Bancorp, Inc. (the "Company") of the Exchange Ratio (as hereinafter defined) to be received by the Company's shareholders pursuant to the Agreement and Plan of Merger By and Between Webster Financial Corporation ("Webster") and the Company dated June 20, 1995 (the "Agreement"). Pursuant to the Agreement, each of the Shares will receive 0.92 shares Webster Common Stock, par value $0.01 per share ("Webster Common Stock") (the "Exchange Ratio").

         Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

         In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and Webster and certain internal financial analyses and other information furnished to us by the Company and Webster. We have also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity for the Shares and Webster Common Stock, (ii) compared certain financial and stock market information for the Company and Webster, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations of other savings banks which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

         We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of the management of the Company, as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or Webster, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

         Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.



                                                Very truly yours,

                                                ALEX. BROWN & SONS INCORPORATED



                                                By:
                                                     --------------------------
                                                          J. Adam Hitt
                                                           Principal

                                   APPENDIX B



          SHELTON CONSOLIDATED FINANCIAL STATEMENTS - JUNE 30 YEAR END



Consolidated Statements of Condition as of June 30, 1994 and 1993 ........................................   B-2

Consolidated Statements of Income for the years ended June 30, 1994, 1993 and 1992 .......................   B-3

Consolidated Statements of Changes in Stockholders' Equity for the years ended
   June 30, 1994, 1993 and 1992 ..........................................................................   B-4

Consolidated Statements of Cash Flows for the years ended June 30, 1994, 1993 and 1992....................   B-5

Notes to Consolidated Financial Statements ...............................................................   B-6

Report of Coopers & Lybrand ..............................................................................   B-22

Management Discussion and Analysis of Year End Consolidated Financial Statements..........................   B-24

          Consolidated Statement of Condition of Shelton Bancorp, Inc.

(In thousands) June 30,                                                 1994                              1993
- ----------------------------------------------------------------------------------------------------------------
Assets
Loans:
   Real estate                                                          $184,433                        $165,041
   Consumer installment                                                    6,068                           5,444
   Real estate loans held for sale (fair value $2,896)                        --                           2,813
- ----------------------------------------------------------------------------------------------------------------
     Total loans                                                         190,501                         173,298
Less allowance for loan losses                                             1,273                           1,406
- ----------------------------------------------------------------------------------------------------------------
     Net loans                                                           189,228                         171,892
- ----------------------------------------------------------------------------------------------------------------
Securities:
   Held to maturity (fair value $39,727-1994; $60,971-1993)               40,949                          59,312
   Available for sale, at fair value                                      20,751                              --
   Money market investments                                                4,792                           8,316
   Trading account, at fair value                                            107                             276
- ----------------------------------------------------------------------------------------------------------------
     Total securities                                                     66,599                          67,904
- ----------------------------------------------------------------------------------------------------------------
     Total interest-bearing assets                                       255,827                         239,796
Cash and due from banks                                                    8,459                           5,575
Premises and equipment                                                     5,634                           5,734
Accrued interest receivable                                                1,661                           1,882
Investments in real estate                                                 1,517                           2,892
Other real estate owned                                                    1,030                           2,451
Other assets                                                               1,875                           1,538
- ----------------------------------------------------------------------------------------------------------------
Total assets                                                            $276,003                        $259,868
- ----------------------------------------------------------------------------------------------------------------
Liabilities and stockholder's equity
Liabilities:
   Deposits:
     Time certificates                                                  $120,578                        $115,967
     Savings and NOW                                                      86,673                          83,137
     Money market                                                         28,576                          28,020
     Demand                                                               16,219                          12,380
- ----------------------------------------------------------------------------------------------------------------
       Total deposits                                                    252,046                         239,504
Borrowings                                                                 5,200                           3,200
Accrued taxes and other liabilities                                          495                             739
- ----------------------------------------------------------------------------------------------------------------
       Total liabilities                                                 257,741                         243,443
- ----------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Note 6)
Stockholders' equity:
   Preferred stock, $1.00 par value; authorized -
      1,000,000 shares; none issued                                           --                              --
   Common stock, $1.00 par value; authorized -
      5,000,000 shares; issued:  1,403,956 shares 1994;
      1,255,589 shares 1993                                                1,404                           1,256
   Additional paid-in capital                                              7,730                           7,434
   Retained earnings                                                       9,914                           8,428
   Unrealized holding loss on securities available for
     sale, net of taxes                                                     (93)                              --
   Treasury stock at cost - (99,800 shares)                                (693)                           (693)
- ----------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                           18,262                          16,425
- ----------------------------------------------------------------------------------------------------------------
     Total   liabilities  and   stockholder's   equity                  $276,003                        $259,868
- ----------------------------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these consolidated financial statements.

           Consolidated Statements of Income of Shelton Bancorp, Inc.

(In thousands, except per share data) June 30,                       1994                1993               1992
- ----------------------------------------------------------------------------------------------------------------
Interest income
Loans                                                           $  13,122           $  14,214           $ 14,891
Securities                                                          3,413               2,905              3,048
Money market and other                                                204                 497              1,093
- ----------------------------------------------------------------------------------------------------------------
     Total interest income                                         16,739              17,616             19,032
- ----------------------------------------------------------------------------------------------------------------
Interest expense
Deposits                                                            8,170               9,192             11,317
Borrowings                                                            306                 327                490
- ----------------------------------------------------------------------------------------------------------------
     Total interest expense                                         8,476               9,519             11,807
- ----------------------------------------------------------------------------------------------------------------
     Net interest income                                            8,263               8,097              7,225
Provision for loan losses                                             150                 793                875
- ----------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses            8,113               7,304              6,350
- ----------------------------------------------------------------------------------------------------------------
Non-interest income
Banking service charges                                               892                 858                783
Securities gains (losses)                                             235                 541                (56)
Loan servicing fees                                                   197                   6                 74
Gains on sale of loans                                                 84                 763                648
Income (loss) from real estate investments                             56                 151                (76)
Trading account gains (losses)                                        (22)                 40                (18)
Other                                                                 191                 108                 82
- ----------------------------------------------------------------------------------------------------------------
     Total non-interest income                                      1,633               2,467              1,437
- ----------------------------------------------------------------------------------------------------------------
Non-interest expense
Salaries and benefits                                               2,995               2,610              2,223
Equipment                                                             909                 859                783
Professional services                                                 735                 724                496
Insurance premiums                                                    701                 642                529
Other real estate owned                                               257                 579                413
Occupancy                                                             228                 236                335
Other                                                                 646                 610                500
- ----------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                     6,471               6,260              5,279
- ----------------------------------------------------------------------------------------------------------------
Earnings
     Income before income taxes and accounting change               3,275               3,511              2,508
Provision for income taxes                                          1,300               1,591              1,297
- ----------------------------------------------------------------------------------------------------------------
     Income before accounting change                                1,975               1,920              1,211
Cumulative effect of change in accounting for income taxes            275                  --                 --
- ----------------------------------------------------------------------------------------------------------------
Net income                                                      $   2,250           $   1,920           $  1,211
- ----------------------------------------------------------------------------------------------------------------

Primary  income per share Income before  accounting  change $ 1.53 $ 1.52 $ 0.96
Net  income  1.74  1.52 0.96  Fully  diluted  income  per  share  Income  before
accounting    change    1.50   1.52   0.96   Net    income    1.71   1.52   0.96
- ----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

     Consolidated Statements of Changes in Stockholders' Equity of Shelton
                                 Bancorp, Inc.


                                                Common       Additional       Retained          Net         Treasury
                                                 Stock          Paid-in       Earnings     Unrealized         Stock
                                                                Capital                       Loss on
                                                                                           Securities
(In thousands)
- --------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1991                  $   1,137       $     7,358      $    6,460     $    (210)    $      (693)
Net income                                       --                --           1,211            --              --
Cash dividends ($0.40 per share)                 --                --            (503)           --              --
Decrease in net unrealized loss on
    marketable equity securities                 --                --              --           210              --

- --------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1992                      1,137             7,358           7,168            --            (693)
Net income                                       --                --           1,920            --              --
Options exercised                                12                76             --             --              --
10% stock dividend, including cash
    payment for fractional shares               107                --            (120)           --              --
Cash dividends ($0.43 per share)                 --                --            (540)           --              --

- --------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993                      1,256             7,434           8,428            --            (693)
Net income                                       --                --           2,250            --              --
Options exercised                                28               296              --            --              --
10% stock dividend, including cash
    payment for fractional shares               120                --            (133)           --              --
Cash dividends ($0.49 per share)                 --                --            (631)           --              --
Unrealized holding loss on securities
    available for sale, net of taxes             --                --              --           (93)             --

- --------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994                  $   1,404       $     7,730      $    9,914     $     (93)    $      (693)
- --------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

         Consolidated Statements of Cash Flows of Shelton Bancorp, Inc.

(In thousands) Year ended June 30,                                     1994           1993            1992
- -----------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                        $   2,250        $   1,920     $   1,211
Adjustments to reconcile  net income to net cash provided by (used in) operating activities
   (Gains) losses on sale of:
     Other real estate owned                                            (44)             (17)           (3)
     Investments in real estate                                         (56)            (151)          (82)
     Loans held for sale                                                (84)            (763)         (648)
     Investment securities                                             (235)            (541)           56
   Loss provisions                                                      591            1,429         1,250
   Depreciation and amortization                                        472              407           314
   Deferred income taxes                                                196              138            44
   Amortization of premium on mortgage-backed securities                189               17            --
   Trading account losses (gains)                                        22              (40)           18
   Change in accounting for income taxes                               (275)              --            --
   Amortization of deferred loan origination fees                      (285)            (565)         (366)
   Changes in operating assets and liabilities:
     Accrued interest receivable                                        221               96          (458)
     Trading account securities                                         147              635          (124)
     Accrued taxes and other liabilities                               (244)            (537)         (347)
     Other assets                                                    (1,421)          (2,966)       (3,472)
- -----------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) operating activities            1,444             (938)       (2,607)
- -----------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Loans for portfolio
   Net (increase) decrease                                          (14,546)           7,779       (15,576)
   Purchases                                                         (5,468)          (9,399)           --
Loans held for sale
   Proceeds from sales                                               16,473           22,110        18,550
   Net increase                                                     (13,576)         (24,160)      (17,902)
Mortgage-backed securities
   Repayments                                                         4,070              251         1,679
   Purchases                                                        (10,073)         (10,417)           --
Investment securities
   Proceeds from sales                                                8,793            9,404         7,407
   Proceeds from maturities                                           6,748           12,101         4,512
   Purchases                                                        (11,973)         (26,943)      (25,332)
Net (increase) decrease in money market investments                   3,524            8,445        (7,579)
Proceeds from sale of other real estate owned                         2,394            2,741         1,585
Proceeds from sale of real estate investments                         2,248            3,035         1,969
Purchase of premises and equipment                                     (372)          (1,204)       (2,356)
Additions to investments in real estate                              (1,024)          (1,836)       (1,142)
Net cash acquired in excess of payment
   for Housatonic Bank                                                   --               --        40,221
- -----------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities            (12,782)          (8,093)        6,036
- -----------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Borrowings
   Proceeds from short-term borrowings                                3,000               --            --
   Repayment of long-term borrowings                                     --           (1,500)       (1,000)
   Repayment of short-term borrowings                                (1,000)              --            --
Net increase (decrease) in time certificates of deposit               4,611           (1,485)      (28,306)
Net increase in other deposit accounts                                7,931           13,324        27,242
Options exercised                                                       324               88            --
Dividends paid                                                         (644)            (553)         (503)
- -----------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities             14,222            9,874        (2,567)
- -----------------------------------------------------------------------------------------------------------
     Net increase in cash and due from banks                          2,884              843           862
Cash and due from banks at beginning of period                        5,575            4,732         3,870
- -----------------------------------------------------------------------------------------------------------
Cash and due from banks at end of period                          $   8,459        $   5,575     $   4,732
===========================================================================================================
Supplemental information
Cash paid during the period for:
   Interest                                                       $   8,454        $   9,594     $  11,825
   Income taxes                                                       1,007            1,610         1,755
Noncash investing activities:
   Transfer from investment securities to
     securities available for sale                                   20,751               --            --
   Loans transferred to other real estate owned                       1,024            3,199         2,011
   Unrealized holding loss on securities available
     for sale, net of taxes                                              93               --            --
   Decrease in net unrealized loss on
     marketable equity securities                                        --               --           210
===========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF SHELTON BANCORP, INC.

1.       Significant Accounting Policies

         Basis of presentation: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of Shelton Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiary, Shelton Savings Bank ("Shelton Bank"), collectively referred to as "Shelton." All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.

         Reclassifications have been made to the prior years' consolidated financial statements to conform to the current reporting presentation.

         The consolidated financial statements necessarily include some amounts that are based on estimates, the most significant of which relate to the adequacy of the allowance for loan losses, and the valuation of investments in real estate and other real estate owned ("OREO"). As these estimates are highly susceptible to future changes in the state of the general economic environment, actual results could differ significantly from such estimates.

         Loans: Loans, with the exception of real estate loans held for sale, are carried at their unpaid principal balance, net of deferred loan origination fees and costs.

         Real estate loans held for sale are carried at the lower of aggregate cost or fair value. Unrealized holding losses are included in gains and losses on the sale of loans. Gains and losses on the sale of loans are calculated utilizing the cost basis of the specific loans sold.

         Interest on loans is accrued into income utilizing the simple interest method. Loan origination fees and costs are deferred and amortized into income over the contractual life of the related loan utilizing the level yield method. When a loan is prepaid or sold, any remaining unamortized fees and costs are amortized into income at that time. The accrual of interest income is discontinued when a loan is past due 90 days or more, or earlier when doubt exists as to its ultimate collectibility. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is generally reversed against the current period's interest income. The accrual of interest on loans past due 90 days or more may be continued when the net realizable value of the property collateralizing the loan is sufficient to discharge all principal and accrued interest income due on the loan. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt.

         In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). FAS 114 requires, among other things, that certain impaired loans be valued based on the present value of expected future cash flows. Shelton will adopt FAS 114 in the first quarter of fiscal 1996. Although the initial effect of adopting FAS 114 is dependent on the level of actual outstanding impaired loans on adoption, current estimates indicate that the adoption of FAS 114 will not have a material impact on Shelton's financial position or results of operations.

         The cost of purchased mortgage servicing rights ("PMSRs") is amortized over the estimated lives of the loans serviced, utilizing the level yield method. When a periodic evaluation indicates that the carrying value of PMSRs exceeds the net present value of estimated future loan servicing income, the carrying value is written down. The amortization rate is changed prospectively when the carrying value is below the net present value of estimated future loan servicing income. Writedowns and amortization are charged to loan servicing fees.

         Allowance for loan losses: The allowance for loan losses is established through charges against income and maintained at a level that management considers adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance for loan losses is based on evaluations of individual loans, estimates of current collateral values, delinquency trends, the results of regulatory examinations, the general risk characteristics inherent in the loan portfolio, concentrations of credit risk, prevailing and anticipated economic conditions, and historical loan loss experience. Loans are charged against the allowance for loan losses when management believes that collection is unlikely. Any subsequent recoveries are credited to the allowance for loan losses when received.

         Other real estate owned: When, among other factors, management estimates that the borrower has no remaining equity in the property collateralizing the loan and repayment of the loan can be expected to come only from the sale of the property, the property is considered to be foreclosed in substance. In-substance foreclosures and real estate formally acquired in settlement of loans are initially transferred to OREO at the lower of the loan balance or the estimated fair value of the property constructively or formally received. If, on the date of transfer, the loan balance exceeds the estimated fair value of the property, the excess is charged-off against the allowance for loan losses. An allowance for OREO losses is established whenever the carrying value of an individual property exceeds its current fair value, net of estimated selling costs.

         Securities: On June 30, 1994 Shelton adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115 debt and equity securities are classified into one of three categories.

         Debt securities that Shelton has the intent and ability to hold until maturity are classified as held to maturity and carried at amortized cost.

         Securities purchased for resale, in anticipation of short-term gains, are classified as trading and carried at fair value. Both realized and unrealized holding gains and losses are included in trading account gains and losses.

         All other debt and equity securities are classified as available for sale. Securities in this classification may be sold in response to changes in a number of factors, including Shelton's liquidity needs and market interest rates. Available for sale securities are carried at fair value and unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity.

         Gains and losses on the sale of securities are recorded on the trade date, and are calculated utilizing the cost basis of the specific security sold. The cost basis of a security that has experienced other than a temporary decline in fair value is written down to fair value by a charge to security gains and losses.

         Upon adoption of FAS 115, Shelton transferred $20.8 million in securities to the available for sale classification and recorded a net unrealized loss of $93,000, net of $66,000 in tax benefits.

         Investments in real estate: Investments in real estate are carried at the lower of cost or estimated fair value, net of estimated selling costs. An allowance for losses on real estate investments is established whenever the cost basis of an individual property exceeds its estimated net realizable value. Construction and development costs, including interest expense and property taxes, are capitalized to the extent realizable. General and administrative expenses are charged to expense as incurred.

         Premises and equipment: Premises, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Major improvements are capitalized.

Maintenance and repairs are charged to expense as incurred. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets. Estimated lives range from ten to fifty years for buildings and improvements, and from three to ten years for equipment. Leasehold improvements are amortized over the shorter of the term of the related lease or the useful life of the improvements.

         Income taxes: Effective July 1, 1993, Shelton adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"). The cumulative effect of this accounting method change was a $275,000 credit to earnings. FAS 109 was adopted on a prospective basis and amounts presented for prior years have not been restated.

         As required by FAS 109, Shelton changed its method of accounting for income taxes from the deferred method to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates and laws currently in effect for the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in enacted tax rates or laws is recognized in the period that includes the enactment date. A valuation allowance is established when it is more likely than not that all or a portion of Shelton's deferred tax assets will not be realized.

         Prior to the adoption of FAS 109, income taxes on temporary differences were measured using the tax rate and laws in effect in the year in which the temporary difference originated.

         Net income per share: Net income per share has been calculated by dividing net income by the weighted average number of common shares outstanding during the year, including common share equivalents when dilutive. The latter consists of shares issuable upon the exercise of stock options. The dilutive effect of stock options on primary net income per share is computed utilizing the average market price of Shelton's common stock during the period. When calculating fully diluted net income per share, the dilutive effect of stock options is computed utilizing the greater of the closing market price or the average market price during the period. All per share amounts have been adjusted to reflect the 5% stock dividends distributed on November 4, 1993 and May 9, 1994.

         The weighted average number of shares utilized in the computation of net income per share were as follows:

                                                                         Year ended June 30,
                                                     -----------------------------------------------------------
                                                     1994                       1993                      1992
                                                     ----                       ----                      ----
Primary net income per share................         1,294,909                 1,263,273               1,261,233
Fully diluted net income per share..........         1,316,635                 1,263,273               1,261,233


2.  Acquisition

         On July 26, 1991, Shelton Bank acquired certain assets and liabilities of the former Housatonic Bank & Trust Company ("HBT") from the FDIC. HBT's sole office, which was located in Ansonia, Connecticut, reopened as a branch of Shelton Bank on July 29, 1991. Shelton Bank acquired approximately $40.2 million in cash, $16.3 million in securities, $6 million in performing loans and $0.5 million in other assets. Shelton Bank also assumed $63 million in liabilities which consisted of $62 million in deposits, and $1 million in accrued interest payable and other liabilities. As part of the transaction, Shelton Bank paid the FDIC a $150,000 premium.

3.  Loans

         Loans consisted of the following:

                                                                                                At June 30,
                                                                                   -------------------------------
                                                                                         1994               1993
                                                                                         ----               ----
                                                                                              (In thousands)
Real estate loans:
   First mortgages..............................................................   $    159,401      $     139,189
   Home equity credit lines.....................................................         18,796             19,603
   Construction and land development............................................          5,139              4,830
   Real estate loans held for sale..............................................             --              2,813
   Second mortgages.............................................................          1,097              1,419
                                                                                          -----              -----
     Total real estate loans....................................................        184,433            167,854
   Consumer installment loans...................................................          6,068              5,444
                                                                                          -----              -----
     Total loans................................................................   $    190,501      $     173,298
                                                                                        =======            =======

Nonaccrual and restructured loans, and related interest income were as follows:

(In thousands) June 30,                                              1994                1993               1992
- ----------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                               $    1,094          $      953          $   2,796
Restructured loans                                                    102                  --                 --
================================================================================================================

- ----------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                   1994                1993               1992
- ----------------------------------------------------------------------------------------------------------------
Interest income recorded:
   Nonaccrual loans                                            $       17          $       30          $     132
   Restructured loans                                                   1                  --                 --
Interest income under original contract terms:
   Nonaccrual loans                                                   111                 131                482
   Restructured loans                                                   8                  --                 --
================================================================================================================

         At June 30, 1994 Shelton had no outstanding commitments to lend additional funds to borrowers whose loans have been restructured.

         Directors, executive officers, principal holders of Shelton's stock, and certain of their associates, were customers of and had other transactions with Shelton Bank in the ordinary course of business. As of June 30, 1994 and 1993, loans to these individuals totaled $1,183,000 and $1,259,000, respectively, and were performing currently. During the year ended June 30, 1994, $21,000 in new loans were granted to these individuals and payments of $97,000 were received.

         Shelton sells  mortgage  loans in the secondary  market and retains the
servicing   rights.   Loans   serviced  for  others  totaled   $83,538,000   and
$100,846,000, at June 30, 1994 and 1993, respectively.

         The changes in PMSRs were as follows:

(In thousands) Year ended June 30,                                   1994                1993               1992
- ----------------------------------------------------------------------------------------------------------------
Beginning balance                                                 $   432             $   760            $    --
Purchases                                                              --                  --                760
Amortization and write-downs                                          154                 328                 --
- ----------------------------------------------------------------------------------------------------------------
Ending balance                                                   $    278            $    432            $   760
================================================================================================================

4.       Allowance for Loan Losses

         The changes in the allowance for loan losses were as follows:

                                                                                    Year ended June 30,
                                                                         ------------------------------------------
                                                                           1994             1993              1992
                                                                           ----             -----             ----
                                                                                       (In thousands)
Beginning balance.................................................       $ 1,406          $ 1,062           $   477

Provision charged to expense......................................           150              793               875
Allowance for loan losses on loans purchased as part of
   HBT acquisition................................................            --               --               150
Charge-offs.......................................................          (290)            (460)             (443)
Recoveries........................................................             7               11                 3
                                                                          ------          -------           -------
Ending balance....................................................        $1,273          $ 1,406           $ 1,062
                                                                          ======          =======           =======


5.       Concentrations of Credit Risk

         The profitability of Shelton is heavily dependent on the state of the general economic environment within Connecticut. Shelton specializes in residential real estate lending and also engages in the development and sale of residential real estate. Essentially all of Shelton's business is conducted in Connecticut, specifically within the general market area of eastern Fairfield and southwestern New Haven counties. Loans collateralized by real estate located in Connecticut and direct investments in local real estate development projects comprise most of Shelton's total assets. This concentration is the result of Shelton targeting its lending and development activities to the geographic area where management is familiar with housing and economic trends, combined with Shelton's long standing commitment to meeting the credit needs of the communities from which it obtains deposit funds.

6. Contingencies, Commitments & Financial Instruments With Off-Balance Sheet Credit Risk

         In the normal course of business, Shelton enters into agreements to extend credit which are not reflected in the accompanying consolidated financial statements.

         Commitments to extend credit consisted of the following:

                                         June 30, 1994                                       1993
                            ---------------------------------------         ----------------------------------------
                                                                  (In thousands)

                             Fixed        Variable or                         Fixed       Variable or
                           Interest       Adjustable                        Interest      Adjustable
                             Rate        Interest Rate      Total             Rate       Interest Rate      Total
                           -------       -------------    --------         -----------   -------------    ---------
Mortgage loans............ $     393      $   9,913       $ 10,306         $     761      $   5,451       $   6,212
Home equity
   credit lines...........        --          8,365          8,365                --          7,947           7,947
   Letters of credit......        --          1,337          1,337                --            932             932
   Personal credit lines..       753             --            753               986             --             986
                              -------       -------       --------         ---------       --------       ---------
Total..................... $   1,146      $  19,615       $ 20,761         $   1,747      $  14,330       $  16,077
                              =======       =======       ========         =========       ========       =========


         Since Shelton can terminate a loan commitment if the borrower does not comply with the terms of the contract, and some of the agreements may expire without being drawn upon, they do not necessarily represent a future cash requirement of Shelton. Prior to entering into any agreement to extend credit, Shelton evaluates the borrower's creditworthiness in accordance with Shelton's loan underwriting standards. In most cases the agreements are collateralized with real estate and the borrower is required to pay a non-refundable fee. Shelton's maximum exposure to credit loss is the total contract amount of the agreements. In addition, the possibility of future increases in market interest rates may result in a decline in the market value of fixed rate loans. Management does not, however, anticipate any material losses as a result of these agreements and does not consider them to represent an undue level of credit, interest or liquidity risk for Shelton.

         Commitments to purchase adjustable rate loans totaled $5.5 million at June 30, 1994.

         To reduce the risk of a potential decline in the market value of fixed rate loans being originated for sale, Shelton enters into contracts to sell such loans at a pre-agreed upon price and date. The primary risk from these contracts is the potential inability of Shelton to deliver such loans in accordance with the terms of the contract, in which case Shelton would be obligated to compensate the buyer for any decline that occurred in the market value of the contractual amount of loans that were not delivered. At June 30, 1994 and 1993, Shelton had no outstanding commitments to sell loans.

         Shelton is a party to various legal proceedings incident to its business. In the opinion of management, the resolution of these proceedings will not have a material effect on Shelton.

7.       Other Real Estate Owned

         OREO consisted of the following:

                                                                                                At June 30,
                                                                                          ---------------------------
                                                                                           1994                1993
                                                                                          ------              ------
                                                                                              (In thousands)
Property type:
   Single-family homes..............................................................      $   655          $  1,625
   Multi-family homes...............................................................          228               133
   Residential land.................................................................          170               414
   Condominiums.....................................................................           31               146
   Commercial land..................................................................           --               297
Allowance for OREO losses...........................................................          (54)             (164)
                                                                                              ---              ----
OREO................................................................................      $ 1,030          $  2,451
                                                                                          =======          ========


         The changes in the allowance for losses on OREO were as follows:

                                                                                    Year ended June 30,
                                                                          ----------------------------------------
                                                                          1994              1993             1992
                                                                          ----              ----             ----
                                                                                      (In thousands)
Beginning balance.................................................        $  164           $  192             $  47
Provision charged to expense......................................           234              466               275
Net charge-offs...................................................          (344)            (494)             (130)
                                                                            ----             ----              ----
Ending balance....................................................        $   54           $  164             $ 192
                                                                          ======           ======             =====

8.       Securities

         The cost, fair value, and gross unrealized gains and losses on securities held to maturity were as follows:

                                                                            At June 30, 1994
                                                      -------------------------------------------------------------
                                                                         Gross             Gross
                                                                      Unrealized        Unrealized           Fair
                                                         Cost             Gains            Losses            Value
                                                         -----             -----         --------         ---------
                                                                             (In thousands)
U.S. Treasury......................................  $  19,392             $  46           $  449        $  18,989
U.S. agencies and corporations:
   Mortgage-backed.................................     15,991                --              716            15,275
   Other...........................................      2,099                --               67             2,032
Corporate bonds, notes and debentures..............      3,467                23               59             3,431
                                                         -----             -----         --------         ---------
Securities held to maturity........................  $  40,949             $  69         $  1,291         $  39,727
                                                         =====             =====         ========         =========

                                                                            At June 30, 1993
                                                      -------------------------------------------------------------
                                                                         Gross             Gross
                                                                      Unrealized        Unrealized          Fair
                                                        Cost             Gains            Losses            Value
                                                         -----             -----         --------         ---------
                                                                             (In thousands)
U.S. Treasury......................................  $  34,328           $ 1,292         $    --          $  35,620
U.S. agencies and corporations:
   Mortgage-backed.................................     10,177                 1               19            10,159
   Other...........................................      3,780                83                1             3,862
Corporate bonds, notes and debentures..............      6,593               154                4             6,743
Equity securities..................................      4,434               155                2             4,587
                                                         -----             -----         --------         ---------
Securities held to maturity........................  $  59,312          $  1,685            $  26         $  60,971
                                                         =====             =====         ========         =========



         The cost, fair value, and gross unrealized gains and losses on securities available for sale were as follows:

                                                                            At June 30, 1994
                                                      -------------------------------------------------------------
                                                                         Gross             Gross
                                                                      Unrealized        Unrealized          Fair
                                                        Cost             Gains            Losses            Value
                                                         -----             -----         --------         ---------
                                                                             (In thousands)
U.S. Treasury......................................  $  12,429             $  26        $    139           $ 12,316
U.S. agencies and corporations.....................      1,001                 5                1             1,005
Corporate bonds, notes and debentures..............        722                 2               --               724
Equity securities..................................      6,758                46               98             6,706
                                                         -----                --               --             -----
Securities available for sale......................  $  20,910             $  79           $  238          $ 20,751
                                                         =====                ==               ==             =====

         Cost and fair value of debt securities, by contractual maturity, were as follows:

                                                           Held to Maturity                   Available for Sale
                                                      ---------------------------     -----------------------------
                                                        Cost          Fair Value           Cost          Fair Value
                                                                             (In thousands)
Due in one year or less............................    $   --            $    --        $   3,423          $  3,408

After one year through five years..................     19,624            19,270           10,729            10,637
After five years through ten years.................      5,133             4,980               --                --
After ten years....................................        201               202               --                --
                                                           ---               ---               --                --
   Total...........................................     24,958            24,452           14,152            14,045
Mortgage-backed....................................     15,991            15,275               --                --
                                                        ------            ------               --                --
Total debt securities..............................   $ 40,949          $ 39,727        $  14,152         $  14,045


         Mortgage-backed securities have been disclosed separately as they are not due at a single maturity date.

         Proceeds and gross realized gains and losses from the sale of securities were as follows:

                                                                    Year ended June 30,
                                         --------------------------------------------------------------------------
                                                     Debt Securities                     Equity Securities
                                              1994         1993         1992          1994          1993       1992
                                              ----         ----         ----          ----          ----       ----
                                                                      (In thousands)
Sales proceeds......................    $    7,464   $    8,830   $    7,295      $  1,094     $      --   $    168
Realized gains......................           172          574          120            68            --         92
Realized losses.....................            --           --           --             5            --        268

         Unrealized holding losses on trading securities totaled $105,000, $137,000 and $150,000 during the years ended June 30, 1994,1993 and 1992, respectively.

         During the year ended June 30, 1993 Shelton recognized a $33,000 holding period loss on equity securities.

         At June 30, 1994 and 1993, U.S. Treasury securities with a book value of $1,441,000 and $1,195,000, respectively, were pledged to collateralize public deposits. The market value of these securities was $1,488,000 and $1,223,000 at June 30, 1994 and 1993, respectively.

9.       Investments in Real Estate

         Investments in real estate consisted of the following:

                                                                                                At June 30,
                                                                                        --------------------------
                                                                                           1994             1993
                                                                                        ---------          ------
                                                                                              (In thousands)
Direct:
   Riggs Street (30 lot residential subdivision)....................................    $     877         $     827
   Owl Hill (25 unit residential housing)...........................................          390             1,601
   Allowance for losses.............................................................          (34)             (170)
Joint ventures:
   Walnut Estates (19 lot residential subdivision)..................................          284               579
   High Vista (22 lot residential subdivision)......................................           --                55
                                                                                               --                --
Investments in real estate..........................................................    $   1,517         $   2,892
                                                                                        =   =====         =   =====

       Income (loss) from real estate investments consisted of the following:

                                                                                    Year ended June 30,
                                                                       --------------------------------------------
                                                                         1994              1993             1992
                                                                        -------           -------          -------
                                                                                      (In thousands)
Joint ventures....................................................     $     283        $     106         $       1
Direct   .........................................................           (20)             215                52
Limited partnership...............................................            --               --               (29)
Provision for losses..............................................          (207)            (170)             (100)
                                                                            -----            -----             -----
Income (loss) from real estate investments........................     $      56        $     151         $     (76)
                                                                       =      ==        =     ===         =     ====

         Summarized combined financial statements of the joint ventures were as follows:

Statements of Income

                                                                                    Year ended June 30,
                                                                       --------------------------------------------
                                                                         1994              1993             1992
                                                                       --------          --------         ---------
                                                                                      (In thousands)

Sales.............................................................     $   1,229        $     955         $     527
Cost of sales.....................................................           669              781               527
                                                                             ---              ---               ---
   Gross margin...................................................           560              174                --
Miscellaneous income..............................................             6                l                 2
General and administrative expenses...............................            --               --                --
                                                                              --               --                --
Net income........................................................     $     566        $     175         $       2
                                                                       =     ===        =     ===         =       =

Statements of Condition

                                                                                                At June 30,
                                                                                      ----------------------------
                                                                                           1994             1993
                                                                                           -----            -----
                                                                                              (In thousands)
Assets:Investment in real estate....................................................    $     542       $     1,195
Cash   .............................................................................           26                78
                                                                                               --              --
Total assets........................................................................    $     568       $     1,273
                                                                                        -     ---       -     -----
Partners' capital accounts..........................................................    $     568       $     1,273
                                                                                        =     ===       -     -----

         The Owl Hill project, located in Shelton, Connecticut, entered the sales phase in fiscal 1992. Current projections indicate that the remaining 2 units will be sold within the next 3 months at a loss, which has been provided for.

         The Riggs Street project is located in Oxford, Connecticut. The construction phase will be completed by the second quarter of fiscal 1995. Sales are expected to commence shortly thereafter, with an average of approximately one sale per month anticipated during the project's sales phase.

         As an equity partner in joint ventures with local developers, Shelton typically receives 50% of the venture's net profits. Both Shelton and its partner are generally required to make contributions, in equal amounts, to the venture.

         Shelton's sole remaining joint venture, Walnut Estates, is located in Shelton, Connecticut. The construction phase has been completed and 11 lots have been sold. Shelton anticipates that the remaining 8 lots will be sold in fiscal 1995.

         Capitalized interest expense on investments in real estate totaled $37,000 during the year ended June 30, 1992. No interest expense was capitalized during the years ended June 30, 1994 and 1993.

10.      Premises and Equipment

         Premises and equipment consisted of the following:

                                                                                                At June 30,
                                                                                        --------------------------
                                                                                           1994             1993
                                                                                          ------           ------
                                                                                              (In thousands)

Land and buildings..................................................................    $   5,635       $     5,330
Equipment...........................................................................        2,037             2,241
Leasehold improvements..............................................................           68                68
                                                                                               --                --
   Total............................................................................        7,740             7,639
Less accumulated depreciation and amortization......................................        2,106             1,905
                                                                                            -----             -----
Premises and equipment..............................................................    $   5,634       $     5,734
                                                                                        =   =====       =     =====

         For the years ended June 30, 1994, 1993 and 1992, depreciation and amortization expense totaled $472,000, $407,000, and $314,000, respectively.

         In addition to the executive office building, located at 375 Bridgeport Avenue, Shelton, Connecticut, Shelton has five branch offices. Shelton owns the executive office building and four of its branch offices with no encumbrances that would affect their marketability.

         One of Shelton's branch offices is occupied under a noncancelable operating lease which expires in 1995. Assuming that Shelton exercises its renewal option in 1995, during the five years ending June 30, 1999, Shelton will be committed to make a total of $45,000 in rental payments under this lease. Scheduled payments are $8,000 in 1995 and $9,000 per year in 1996 through 1999. The lease contains renewal options and escalation clauses which provide for increased rentals based on future increases in property taxes and other covered expenses. For the years ended June 30, 1994, 1993 and 1992, lease rental expense totaled $8,000, $10,000, and $46,000, respectively.

11.      Borrowings

         Borrowings consisted of the following:

                                                                  1994                             1993
                                                       -----------------------------------------------------------
                                                                          Weighted                      Weighted
                                                           Amount           Rate            Amount         Rate
                                                            -----           ----             -----         -----
                                                                              (In thousands)
Borrowings from the FHLB due in the
year ending June 30,
         1995......................................    $    1,500           8.51%       $    1,500         8.51%
         1997......................................         1,000           8.61             1,000         8.61
         1999......................................           700           8.86               700         8.86
                                                            -----           ----             -----         -----
Long-term borrowings...............................         3,200           8.62             3,200         8.62
Short-term borrowings..............................         2,000           4.36                --            --
                                                            -----           ----             -----         -----
Borrowings.........................................    $    5,200           6.98%       $    3,200         8.62%
                                                       =    =====           =====       =    =====         =====

         Shelton Bank is required to collateralize its borrowings from the Federal Home Loan Bank ("the FHLB") with securities and mortgage loans. Based on available collateral, at June 30, 1994 Shelton Bank had access to an additional $ 154 million in financing from the FHLB.

12.      Regulatory Matters

         On August 29, 1986, Shelton Bank converted from mutual to stock ownership ("the Conversion"). At the time of the Conversion Shelton Bank established a liquidation account in an amount equal to Shelton Bank's capital accounts at March 31, 1986. The liquidation account is being maintained for the benefit of those deposit account holders who qualified as eligible account holders at the time of the Conversion and who have continued to maintain their eligible deposit accounts with Shelton Bank following the Conversion. The liquidation account, which totaled $384,000 at June 30, 1994, is reduced annually by an amount proportionate to the decrease in the eligible deposit accounts. In the event of a complete liquidation of Shelton Bank, each eligible deposit account holder will be entitled to receive a liquidating distribution equal to their proportionate interest in the liquidation account, after the payment of all creditors' claims, but before any distributions on Shelton Bank's common stock.

         At June 30, 1994, retained earnings included approximately $2,488,000 for which no income taxes have been provided. This amount represents Shelton Bank's cumulative annual bad debt deduction allowable in the determination of taxable income for tax return purposes. In the unlikely event that the total accumulated bad debt reserve is used for any purpose other than to absorb bad debt losses, approximately $1,035,000 in taxes will be imposed on Shelton Bank, based on current applicable tax rates.

         Shelton Bank is Bancorp's sole source of funds for dividend payments to its stockholders. Connecticut Banking Laws limit the amount of annual cash dividends that Shelton Bank may pay to Bancorp to an amount which approximates Shelton Bank's net income for the then current calendar year, plus Shelton Bank's retained income for the prior two calendar years. Shelton Bank is also prohibited from paying a cash dividend that would reduce its capital accounts below minimum regulatory requirements, or below the amount required to be maintained in the liquidation account.

         In January, 1993 Shelton Bank entered into a Memorandum of Understanding ("MOU") with the FDIC and the Connecticut Banking Commissioner to enhance the financial condition and operations of Shelton Bank. Having complied with all of the provisions of the MOU, in September, 1993 Shelton Bank was released from the MOU.

13.      Employee Benefit Plans

         Shelton's pension plan and Employee Stock Ownership Plan ("the ESOP") cover all full-time employees who meet certain age and length of service requirements.

         Shelton is a participant in a noncontributory, defined benefit, multi-employer pension plan. Pension expense totaled $109,000 during the year ended June 30, 1994. As the plan had reached its full-funding limitation, no contributions were made to the plan during the years ended June 30, 1993 and 1992. Information concerning the actuarial present value of accumulated plan benefits, plan assets, or benefits attributable to individual organizations participating in the plan is not provided by the plan's administrator, and is therefore not presented in this report. The pension plan is the only post-employment or post-retirement plan currently provided to employees.

         Through June 30, 1994, the ESOP has purchased a total of 57,882 shares of Shelton's common stock. Annual contributions by Shelton to the ESOP are discretionary, but are generally made in an amount sufficient to enable the ESOP to meet its current obligations. Contributions to the ESOP for the years ended June 30, 1994, 1993 and 1992 were $72,000, $75,000, and $44,000, respectively.

         Shelton has stock option plans which provide for the granting of incentive stock options and non-qualified stock options to key personnel. A total of 235,970 shares of Shelton's common stock were originally reserved for issuance under the plans. Options are granted at the market value of the shares on the date of grant, have a maximum term of ten years and are fully vested at the date of grant. Although none have been granted, the plan also provides that stock appreciation rights ("SAR") relating to options may be granted. The grant of a SAR permits the optionee to surrender an option and receive in exchange cash or, if specified in the option agreement, shares of Shelton's common stock with a value equal to the excess of the fair market value of the shares subject to the option, over the option exercise price. At June 30, 1994, options for 151,934 shares were exercisable and 25,995 options were available for future grants.

         Stock option activity was as follows:

                                                                         Shares
                                                              -------------------------------            Average
                                                               Qualified        Non-Qualified         Option Price
                                                                 ------           -------              ----------

Outstanding June 30, 1991 and 1992.....................          86,318            31,171            $    6.88
Exercised..............................................          (9,114)           (4,922)                6.33
                                                                 ------            ------                 ----
Outstanding June 30, 1993..............................          77,204            26,249                 6.95
Granted................................................          46,302            33,068                12.07
Exercised..............................................          (9,561)          (21,328)                7.26
                                                                 ------           -------                 ----
Outstanding June 30, 1994..............................         113,945            37,989            $    9.50
                                                                =======            ======            =    ====

14.      Income Taxes

         The provision for income taxes consisted of the following:

                                                                                    Year ended June 30,
                                                                       --------------------------------------------
                                                                         1994              1993             1992
                                                                        ------            ------           ------
                                                                                      (In thousands)
Current income taxes:
   Federal........................................................     $     743        $   1,020         $     851
   State..........................................................           361              433               402
                                                                             ---              ---               ---
     Total current income taxes...................................         1,104            1,453             1,253
                                                                           -----            -----             -----
Deferred income taxes:
   Federal........................................................           187               95                30
   State..........................................................             9               43                14
                                                                               -               --                --
     Total deferred income taxes..................................           196              138                44
                                                                             ---              ---                --
   Provision for income taxes.....................................     $   1,300        $   1,591         $   1,297
                                                                       =   =====        =   =====         =   =====

     The net deferred tax asset was attributable to the following temporary differences:

                                                                                  Year ended June 30, 1994
                                                                                 -----------------------------
                                                                                        (In thousands)
Deferred tax assets:
   Allowance for losses on loans, OREO and investments in real estate...............      $     566
   Deferred loan origination fees...................................................            287
   Other............................................................................            210
                                                                                                ---
   Gross deferred tax assets........................................................          1,063
Valuation allowance.................................................................            (31)
                                                                                                ----
   Deferred tax assets, net of valuation allowance..................................          1,032
                                                                                              -----
Less deferred tax liabilities:
   Premises and equipment...........................................................             70
   Excess of tax bad debt reserve over base year reserve............................             27
   Other............................................................................             41
                                                                                                 --
   Deferred tax liabilities.........................................................            138
                                                                                                ---
Net deferred tax asset..............................................................      $     894
                                                                                          =     ===

         A  valuation   allowance   has  been   established   for  capital  loss
carryforwards, that Shelton may not recover. The valuation allowance was $31,000 at June 30, 1994, down $65,000 from $96,000 at July 1, 1993.

         The sources of deferred income taxes (benefit) were as follows:

                                                                                                At June 30,
                                                                                         -----------------------
                                                                                           1993            1992
                                                                                          ------         --------
                                                                                             (In thousands)

Interest and fees on loans..........................................................     $   156        $     52
Income from real estate investments.................................................          13             (85)
Security transactions...............................................................          (9)             11
Accelerated depreciation............................................................          (9)              4
Accrued expenses....................................................................          --              71
Other, net..........................................................................         (13)             (9)
                                                                                             ----             ---
Total  .............................................................................     $   138        $     44
                                                                                         =   ===        =     ==

         Shelton's effective tax rate differed from the statutory federal tax rate for the following reasons:

                                                                       Year ended June 30,
                                             ---------------------------------------------------------------------
                                                     1994                    1993                     1992
                                                     ----                    ----                     ----
                                                       As a % of                As a % of                As a % of
                                                        Pretax                   Pretax                   Pretax
                                            Amount      Income       Amount      Income       Amount        Income
                                            ------     ---------     --------    -------     ----------   -------
                                                                    (Dollars in thousands)
Tax at statutory
   federal rate.......................     $   1,113      34.0%      $  1,194      34.0%      $     853     34.0%
Increase (decrease) in taxes resulting from:
     State taxes, net of
     federal income
     tax benefit......................           243       7.4            314       8.9             275     10.9
Bad debt deduction....................            --      --              124       3.5             148      5.9
Loss on real estate
    investments.......................            --      --               --      --                34      1.4
Other, net............................           (56)     (1.7)           (41)     (1.1)            (13)    (0.5)
                                              ------      -----         -----      -----          -----    -----
Provision for
   income taxes.......................     $   1,300      39.7%      $  1,591      45.3%      $   1,297     51.7%
                                           =   =====      =====      =  =====      =====      =   =====     ====

15.     Parent Company Financial Statements

         The financial statements of Shelton Bancorp, Inc. were as follows:

Statements of Income

                                                                                    Year ended June 30,
                                                                       --------------------------------------------
                                                                         1994              1993             1992
                                                                         ----              ----             ----
                                                                                      (In thousands)
Dividend payments from Shelton Savings Bank.......................     $   1,029        $     326         $     601
Equity in undistributed income of Shelton Savings Bank............         1,246            1,624               639
                                                                           -----            -----               ---
   Total income...................................................         2,275            1,950             1,240
Operating expenses................................................            14               24                24
                                                                              --               --                --
   Income before income taxes.....................................         2,261            1,926             1,216
Provision for income taxes........................................            11                6                 5
                                                                              --                -                 -
Net income........................................................     $   2,250        $   1,920         $   1,211
                                                                       =   =====        =   =====         =   =====

Statements of Condition

                                                                                              At June 30,
                                                                                    ----------------------------
                                                                                    1994                    1993
                                                                                    ----                    ----
                                                                                            (In thousands)

Assets:
Cash.............................................................................   $       900      $       283
Investment in Shelton Savings Bank...............................................        17,275           16,122
Deferred organizational expenses.................................................            --               14
                                                                                             --               --
Total assets.....................................................................   $    18,175      $    16,419
                                                                                    -    ------      -    ------
Liabilities and stockholders' equity:
Accrued tax benefit..............................................................   $       (87)     $        (6)
Stockholders' equity.............................................................        18,262           16,425
                                                                                         ------           ------
Total liabilities and stockholders' equity.......................................   $    18,175      $    16,419
                                                                                    =    ======      =    ======

Statements of Cash Flows

                                                                                    Year ended June 30,
                                                                       --------------------------------------------
                                                                         1994              1993             1992
                                                                         ----              ----             ----
                                                                                      (In thousands)
Net income........................................................     $   2,250        $   1,920         $   1,211
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Amortization of deferred organizational expenses.............            14               24                24
     Increase (decrease) in accrued taxes.........................           (81)             (10)                2
     Equity in undistributed income of Shelton
       Savings Bank...............................................        (1,246)          (1,624)             (639)
                                                                          -------          -------             -----
       Net cash provided by operating activities..................           937              310               598
Financing activities:
   Issuance of common stock.......................................           324               88                --
   Cash dividends paid............................................          (644)            (553)             (503)
                                                                            -----            -----             -----
       Net increase (decrease) in cash............................           617             (155)               95
Cash at beginning of period.......................................           283              438               343
                                                                             ---              ---               ---
Cash at end of period.............................................     $     900        $     283         $     438
                                                                       -     ---        -     ---         -     ---
Supplemental information:
   Cash paid during the year for income taxes.....................     $      14        $      16         $      19
                                                                       =      ==        =      ==         =      ==

16.      Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), requires the disclosure of fair value for certain financial instruments. When quoted market values are not available, FAS 107 requires that fair value be estimated utilizing an appropriate valuation technique. Given the numerous acceptable valuation techniques available, and the subjectivity of the underlying assumptions, reasonable comparisons between Shelton's fair value information and that of other financial institutions cannot necessarily be made. In addition, since there are no quoted market prices for most of Shelton's financial instruments, the fair values shown below are not necessarily indicative of the underlying net asset value of Shelton.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Financial assets: The fair value of mortgages held for sale is based on quoted prices in the secondary market. The fair value of fixed rate mortgage loans collateralized by 1-4 family residential properties is based on quoted prices in the secondary market for similar loans. The fair value of all other loans has been estimated by discounting future cash flows utilizing interest rates that consider the estimated credit and interest rate risk inherent in the loans. The fair value of investment securities is principally based on quoted market prices. Trading account securities are carried at quoted market prices. Given their short-term nature, the carrying amount of cash and due from banks and money market investments is a reasonable estimate of fair value.

         Financial liabilities: The fair value of time certificates of deposit has been estimated by discounting future cash flows using the rates currently offered by the Company on time certificates of deposit with similar remaining maturities. The carrying amount of all other deposit accounts is a reasonable estimate of fair value. The fair value of long-term borrowings has been estimated by discounting future cash flows at rates currently available to Shelton for debt with similar terms and remaining maturities.

         Unrecognized financial instruments: The fair value of commitments to extend credit has been estimated using the fees currently charged by Shelton to enter into similar agreements, taking into account the remaining terms of the agreements and the creditworthiness of the customer. For fixed rate loan commitments, fair value also considers the difference between current interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements.

         The following table presents a comparison of the carrying value and estimated fair value of Shelton's financial instruments at June 30, 1994 and 1993:

                                                                               At June 30,
                                                                               -----------
                                                                1994                              1993
                                                                ----                              ----
                                                      Carrying         Estimated         Carrying         Estimated
                                                       Amount         Fair Value          Amount         Fair Value
                                                       ------         ----------         --------        ----------
                                                                             (In thousands)
Financial assets:
Real estate loans..................................  $   184,433       $   176,665     $    165,041     $   167,495
Consumer installment loans.........................        6,068             6,023            5,444           5,555
Real estate loans held for sale....................           --                --            2,813           2,896
Allowance for loan losses..........................       (1,273)               --           (1,406)             --
Securities held to maturity........................       40,949            39,727           59,312          60,971
Securities available for sale......................       20,751            20,751               --              --
Money market investments...........................        4,792             4,792            8,316           8,316
Trading account securities.........................          107               107              276             276
Cash and due from banks............................        8,459             8,459            5,575           5,575
Financial liabilities:
Deposits:
   Time certificates...............................      120,578           121,687          115,967         116,589
   Savings and NOW.................................       86,673            86,673           83,137          83,137
   Money market....................................       28,576            28,576           28,020          28,020
   Demand..........................................       16,219            16,219           12,380          12,380
Borrowings.........................................        5,200             5,754            3,200           4,002
Unrecognized financial instruments:
Commitments to extend credit.......................           --                14               --              43
Letters of credit..................................           --               (26)              --             (17)

REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of Directors of Shelton Bancorp, Inc.:

         We have audited the accompanying consolidated statements of condition of Shelton Bancorp, Inc. and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shelton Bancorp, Inc. and subsidiary as of June 30, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

         As discussed in Notes 1, 8 and 14 to the consolidated financial statements, the Company changed its methods of accounting for investments and income taxes in 1994.




COOPERS & LYBRAND
Hartford, Connecticut
July 21, 1994

SELECTED UNAUDITED QUARTERLY DATA OF SHELTON BANCORP, INC.

                                                                           Quarter Ended
                                                         September         December         March             June
(In thousands, except per share data)                        1993             1993           1994              1994
- -------------------------------------------------------------------------------------------------------------------
Interest income                                            $4,138           $4,188         $4,141            $4,272
Interest expense                                            2,188            2,079          2,051             2,158
- -------------------------------------------------------------------------------------------------------------------
   Net interest income                                      1,950            2,109          2,090             2,114
Provision for loan losses                                      30               30             35                55
Securities gains (losses)                                      21              172             (4)               46
Gains on sale of loans                                        163               60            (79)              (60)
Income (loss) from real estate investments                     30               54            (50)               22
Trading account gains (losses)                                (16)              11             (6)              (11)
Other non-interest income                                     283              297            318               382
Other real estate owned expense                                95              104             41                17
Other non-interest expense                                  1,617            1,514          1,535             1,548
- -------------------------------------------------------------------------------------------------------------------
   Income before income taxes and
     accounting change                                        689            1,055            658               873
Provision for income taxes                                    342              507            165               286
- -------------------------------------------------------------------------------------------------------------------
   Income before accounting change                            347              548            493               587
Change in accounting for income taxes                         275              --             --                --
- -------------------------------------------------------------------------------------------------------------------
   Net Income                                               $ 622            $ 548          $ 493             $ 587
===================================================================================================================

Per share data:
   Fully diluted net income                                $ 0.48           $ 0.41         $ 0.36            $ 0.43
   High common stock price                                  14.06            15.94          15.94             20.25
   Low common stock price                                   10.44            13.44          14.31             13.44
   Cash dividends                                            0.12             0.12           0.12              0.13
- -------------------------------------------------------------------------------------------------------------------

                                                                         Quarter Ended
                                                        September          December          March             June
- -------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                        1992             1992           1993              1993
- -------------------------------------------------------------------------------------------------------------------
Interest income                                            $4,703           $4,457         $4,253            $4,203
Interest expense                                            2,588            2,387          2,290             2,254
- -------------------------------------------------------------------------------------------------------------------
   Net interest income                                      2,115            2,070          1,963             1,949
Provision for loan losses                                     367              336             45                45
Securities gains (losses)                                     537               (9)            --                13
Gains on sale of loans                                         --              266            377               120
Income (loss) from real estate investments                    226               (2)            --               (73)
Trading account gains (losses)                                 55              (37)             3                19
Other non-interest income                                     289              288            269               126
Other real estate owned expense                               137              112            191               139
Other non-interest expense                                  1,401            1,388          1,414             1,478
- -------------------------------------------------------------------------------------------------------------------
   Income before income taxes                               1,317              740            962               492
Provision for income taxes                                    640              365            402               184
- -------------------------------------------------------------------------------------------------------------------
   Net Income                                               $ 677            $ 375          $ 560             $ 308
===================================================================================================================

Per share data:
   Fully diluted net income                                 $ 0.54          $ 0.29         $ 0.44            $ 0.23
   High common stock price                                   11.25           10.81          11.88             13.81
   Low common stock price                                     9.25            9.50           9.94             10.44
   Cash dividends                                             0.10            0.11           0.11              0.11
- -------------------------------------------------------------------------------------------------------------------

The quarterly results of operations have not been audited. In the opinion of management all material adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods indicated have been made.

SHELTON MANAGEMENT DISCUSSION AND ANALYSIS OF CONSOLIDATED
FINANCIAL STATEMENTS - YEAR END JUNE 30

Overview

         Shelton Bancorp ("Bancorp") is the parent company of Shelton Savings Bank ("Shelton Bank"), collectively referred to as "Shelton." Shelton Bank is headquartered in Shelton, Connecticut and operates six full service offices within eastern Fairfield and southwestern New Haven counties. Since its founding in 1919, Shelton Bank has specialized in retail banking with specific emphasis on residential mortgage lending. Through its trust department, Shelton Bank provides investment advisory and management services to both retail and corporate customers.

         Net income for the year ended June 30, 1994 was $2.3 million, or $1.71 per share, up 17% from $1.9 million, or $1.52 per share, in 1993. In addition to being the most profitable year in Shelton's history, the year ended June 30, 1994 marked Shelton's 12th consecutive profitable year.

         The major components of the increase in net income were as follows:



- -------------------------------------------------------------------------------------------------------------------
($ In thousands) Year ended June 30,                                1994        1993                Change
                                                                                              Amount      Percent
- -------------------------------------------------------------------------------------------------------------------
Net interest income                                              $   8,263    $   8,097      $   166          2%
Provision for loan losses                                              150          793         (643)       (81)
Core non-interest income                                             1,280          972          308         32
Core non-interest expense                                            6,214        5,681          533          9

- -------------------------------------------------------------------------------------------------------------------
    Core pre-tax earnings                                            3,179        2,595          584         23
Gains from asset sales                                                 353        1,495       (1,142)       (76)
Other real estate owned expense                                        257          579         (322)       (56)
- -------------------------------------------------------------------------------------------------------------------

    Income before income taxes and accounting change                 3,275        3,511         (236)        (7)
Provision for income taxes                                           1,300        1,591         (291)       (18)
Change in accounting for income taxes                                  275            -          275         n.a.

- -------------------------------------------------------------------------------------------------------------------
Net income                                                       $   2,250    $   1,920      $   330         17%
- -------------------------------------------------------------------------------------------------------------------


         Dividends per share were $0.49 in 1994, up 14% from $0.43 in 1993. In both years the dividend payout ratio was 28%.

         In 1994 Shelton's total assets increased by $16.1 million, or 6%. Most of the growth, which was concentrated in the loan portfolio, was funded by a $12.5 million, or 5%, increase in deposits.

         One of the most significant events during the past three years was the acquisition of certain assets and liabilities of the former Housatonic Bank & Trust Company ("HBT") from the Federal Deposit Insurance Corporation ("FDIC") in July, 1991. Shelton Bank acquired HBT's sole branch office, $40 million in cash, $16 million in securities, $6 million in performing loans and approximately $1 million in premises, equipment and other assets. Shelton Bank also assumed $62 million in deposits and $1 million in accrued interest payable and other liabilities.

Loans

         As part of its interest rate risk management program, Shelton's lending for portfolio centers on adjustable rate first mortgage loans ("ARMs")
collateralized by 1-4 family residential properties. The interest rate charged on ARMs generally adjusts annually based on the National Monthly Median Cost of Funds Index, an index that approximates Shelton's own cost of funds. Shelton has also placed strong emphasis on the origination of floating rate home equity credit lines. The rate on these credit lines is subject to monthly adjustment, based on changes in the prime interest rate.

         Shelton sells the majority of its fixed rate mortgage loan originations in the secondary market.

         As the table below shows, approximately 90% of Shelton's loan portfolio consists of adjustable or floating rate loans. By focusing on adjustable rate lending, Shelton can partially mitigate the adverse impact of increases in its cost of funds, given that the rate charged on the majority of the loan portfolio will also increase as market interest rates rise.


- -------------------------------------------------------------------------------------------------------------------
(In thousands)                                              Time Remaining to Maturity at June 30, 1994
                                                      Under           One to            Over            Total
                                                    One Year        Five Years       Five Years
- -------------------------------------------------------------------------------------------------------------------
Real estate loans:
    First mortgages                                $     4,770    $    22,404       $   132,227   $    159,401
    Home equity credit lines                            18,796              -                 -         18,796
    Construction and development                            71            350             4,718          5,139
    Second mortgages                                       178            919                 -          1,097
Consumer installment                                     1,848          4,220                 -          6,068

- -------------------------------------------------------------------------------------------------------------------
Total loans                                        $    25,663    $    27,893       $   136,945   $    190,501

- -------------------------------------------------------------------------------------------------------------------
Loans with floating or adjustable
    interest rates                                 $    23,130    $    20,263       $   123,788   $    167,181
Loans with predetermined interest rates                  2,533          7,630            13,157         23,320

- -------------------------------------------------------------------------------------------------------------------
Total loans                                        $    25,663    $    27,893       $   136,945   $    190,501
- -------------------------------------------------------------------------------------------------------------------


         Since ARMs are Shelton's primary lending product for portfolio, demand for such loans generally drives Shelton's overall growth and is one of the primary determinants of core profitability. Demand for ARMs generally increases when their opening first year rate is significantly lower than that available on a comparable fixed rate mortgage.

         During the last half of Shelton's 1994 fiscal year, the Federal Reserve Bank began to move interest rates up, a strategy aimed at reducing economic growth and the accompanying potential threat of inflation. As a direct result of the Federal Reserve's actions, market rates on fixed rate mortgage loans began a steady climb. In sharp contrast, in fiscal 1993 the Federal Reserve's relaxed monetary policies pushed fixed rate mortgage loan rates down to their lowest point in 20 years.

         With market interest rates on fixed rate mortgage loans increasing to approximately twice the opening rate available on ARMs, consumer demand for ARMs increased dramatically in 1994, fueling a 10% increase in total loans. In the prior year demand for ARMs was minimal, a situation which held total growth at a comparatively minor 3%.

         Loans consisted of the following:


- ------------------------------------------------------------------------------------------------------------------
($ in thousands) June 30,         1994              1993                1992              1991            1990
                           Amount     % of   Amount     % of     Amount    % of    Amount    % of   Amount    % of
                                      Total             Total             Total              Total           Total
- ------------------------------------------------------------------------------------------------------------------
Real estate loans:
   First mortgages        $  159,401   83%     $142,002    82%   $ 136,231  81%    $ 117,800  80%  $ 114,141  80%
   Home equity
     credit lines             18,796   10        19,603    11       20,283  12        20,283  14      19,904  14
   Construction and
     development               5,139    3         4,830     3        4,282   2         3,621   2       3,969   3
   Second mortgages            1,097    1         1,419     1        1,717   1         1,570   1       1,617   1

- ------------------------------------------------------------------------------------------------------------------
Total real estate loans      184,433   97       167,854    97      162,513  96       143,274  97     139,631  98
Consumer installment           6,068    3         5,444     3        6,236   4         3,797   3       3,606   2

- ------------------------------------------------------------------------------------------------------------------
Total loans               $  190,501  100%     $173,298   100%   $ 168,749 100%    $ 147,071 100%  $ 143,237 100%

- ------------------------------------------------------------------------------------------------------------------
Average outstanding
   loans                  $  181,530    -      $170,864     -    $ 152,487   -     $ 145,836   -   $ 141,615   -

- ------------------------------------------------------------------------------------------------------------------
Loans to deposits at
   year-end                       76%   -            72%    -           74%  -            88%  -         103%  -
- ------------------------------------------------------------------------------------------------------------------


Non-performing assets

         As the table below shows, in 1994 Shelton achieved a $1.3 million, or 38%, decline in non-performing assets. The decline was primarily attributable to $2.4 million in other real estate owned ("OREO") sales and $634,000 in charge-offs.

         The changes in non-performing assets were as follows:

- ----------------------------------------------------------------------------------------------------------
(In thousands)                                                       Loans            OREO           Total
- ----------------------------------------------------------------------------------------------------------
Balance at June 30, 1992                                          $   3,524        $   2,147     $   5,671
Net increase in non-performing loans                                  1,088                -         1,088
Charge-offs                                                            (460)            (494)         (954)
Transfers to OREO                                                    (3,199)           3,199             -
Proceeds from sale of OREO                                                -           (2,724)       (2,724)
Property improvements and change in allowance
   for OREO losses                                                        -              323           323

- ----------------------------------------------------------------------------------------------------------
Balance at June 30, 1993                                                953            2,451         3,404
Net increase in non-performing loans                                  1,455                -         1,455
Charge-offs                                                            (290)            (344)         (634)
Transfers to OREO                                                    (1,024)           1,024             -
Proceeds from sale of OREO                                                -           (2,354)       (2,354)
Property improvements and change in allowance
   for OREO losses                                                        -              253           253

- ----------------------------------------------------------------------------------------------------------
Balance at June 30, 1994                                          $   1,094        $   1,030     $   2,124
- ----------------------------------------------------------------------------------------------------------

                  Non-performing assets consisted of the following:


- ----------------------------------------------------------------------------------------------------------------
$ In thousands) June 30,                            1994           1993          1992         1991        1990
- ----------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more:
    Nonaccrual                                  $    1,094    $      953    $    2,796   $    2,867    $   1,155
    Accrual                                              -             -           728          854            -

- ----------------------------------------------------------------------------------------------------------------
    Total loans past due 90 days or more             1,094           953         3,524        3,721        1,155

- ----------------------------------------------------------------------------------------------------------------
OREO:
    Foreclosed properties                              333         1,261         1,500          882        1,403
    In-substance foreclosures                          751         1,354           839        1,070        2,031
Allowance for OREO losses                              (54)         (164)         (192)         (47)         (34)

- ----------------------------------------------------------------------------------------------------------------
        Total OREO                                   1,030         2,451         2,147        1,905        3,400

- ----------------------------------------------------------------------------------------------------------------
Non-performing assets                           $    2,124    $    3,404    $    5,671   $    5,626    $   4,555

- ----------------------------------------------------------------------------------------------------------------
Restructured loans                              $      102    $        -    $        -   $        -    $       -

- ----------------------------------------------------------------------------------------------------------------
Non-performing assets to
    total loans and OREO                             1.11%          1.94%         3.32%       3.78%        3.11%
Allowance for loan losses to total loans
    past due 90 days or more                       116.36         147.53         30.14       12.82        29.96
As a percentage of total loans:
    Loans past due 90 days or more                   0.57           0.55          2.09        2.53         0.81
    Allowance for loan losses                        0.67           0.81          0.63        0.32         0.24


         Not included in the tables on the previous page are loans that, in the opinion of management, warrant monitoring due to varying degrees of documentation deficiencies supporting the borrowers' current financial position. These deficiencies have created some uncertainty, but not serious doubt, as to the borrowers' ability to comply with the loan repayment terms in the future. Such loans totaled $866,000 at June 30, 1994.

         The accrual of interest income is discontinued when a loan is past due 90 days or more, or earlier when doubt exists as to its ultimate collectibility. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is generally reversed against the current period's interest income. The accrual of interest on loans past due 90 days or more may be continued when the fair value of the property, net of selling expenses, collateralizing the loan is sufficient to discharge all principal and accrued interest income due on the loan. A nonaccrual loan is restored to an accrual status when it is no longer delinquent and the collectibility of interest and principal is no longer in doubt.

         At June 30, 1994 all loans that had been restructured to provide for a reduction or deferral of interest or principal, as the result of a weakening in the financial condition of the borrower, were performing in accordance with the revised contract terms. Shelton has no outstanding commitments to lend additional funds to borrowers whose loans have been restructured.

         The amount of interest income recognized on nonaccrual and restructured loans, versus the amount that would have been recognized under the original contract terms was:


- ---------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                           1994              1993                 1992

- ---------------------------------------------------------------------------------------------------------------
Interest income recorded:
   Nonaccrual loans                                              $    17           $      30         $      132
   Restructured loans                                                  1                   -                  -
Interest income under original contract terms:
   Nonaccrual loans                                                  111                 131                482
   Restructured loans                                                  8                   -                  -
- ---------------------------------------------------------------------------------------------------------------


                  Loans past due 90 days or more consisted of the following:

- ---------------------------------------------------------------------------------------------------------------
($ In thousands) June 30, 1994                                             Balance                   % of Total

- ---------------------------------------------------------------------------------------------------------------
1-4 family residential properties                                        $     935                         86%
Commercial real estate                                                         156                         14
Consumer installment                                                             3                          -

- ---------------------------------------------------------------------------------------------------------------
Total loans past due 90 days or more                                     $   1,094                        100%
- ---------------------------------------------------------------------------------------------------------------


                  OREO consisted of the following:

- ---------------------------------------------------------------------------------------------------------------
($ In thousands) June 30, 1994                                             Balance                   % of Total

- ---------------------------------------------------------------------------------------------------------------
Single-family homes                                                      $     655                         64%
Multi-family homes                                                             228                         22
Residential land                                                               170                         16
Condominiums                                                                    31                          3
Allowance for OREO losses                                                      (54)                        (5)

- ---------------------------------------------------------------------------------------------------------------
OREO                                                                     $   1,030                        100%
- ---------------------------------------------------------------------------------------------------------------


Allowance for loan losses

         The allowance for loan losses is established through charges against income and maintained at a level that management considers adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance for loan losses is based on evaluations of individual loans, estimates of current collateral values, delinquency trends and the results of regulatory examinations. Management also evaluates the general risk characteristics inherent in the loan portfolio, concentrations of credit risk, prevailing and anticipated economic conditions, and historical loan loss experience. Loans are charged against the allowance for loan losses when management believes that collection is unlikely. Any subsequent recoveries are credited to the allowance for loan losses when received.

         The changes in the allowance for loan losses were as follows:


- -----------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                            1994           1993          1992         1991        1990

- -----------------------------------------------------------------------------------------------------------------
Beginning balance                                $    1,406    $    1,062    $    477      $   346      $    244

- -----------------------------------------------------------------------------------------------------------------
Real estate loan charge-offs                          (267)         (369)         (351)        (159)         (11)
Consumer loan charge-offs                              (23)          (92)          (92)         (95)         (29)
Real estate loan recoveries                              1             -             1            -            -
Consumer loan recoveries                                 6            12             2            5            2

- -----------------------------------------------------------------------------------------------------------------
   Net loan charge-offs                               (283)         (449)         (440)        (249)         (38)
Provision for loan losses                              150           793           875          380          140
Balance related to acquired loans                        -             -           150            -            -

- -----------------------------------------------------------------------------------------------------------------
Ending balance                                  $    1,273    $    1,406    $    1,062   $      477    $     346

- -----------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans
   outstanding                                       0.16%          0.26%         0.29%        0.17%        0.03%
- -----------------------------------------------------------------------------------------------------------------


         As part of its analysis of the adequacy of the allowance for loan losses, management allocates the allowance for loan losses to the major segments of the loan portfolio. Although the allowance for loan losses has been allocated as presented below, it is available to absorb potential losses from any segment of the loan portfolio.

         The allowance for loan losses was allocated as follows:


- -----------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                              1994           1993          1992         1991        1990

- -----------------------------------------------------------------------------------------------------------------
Real estate loans:
   First mortgages                               $     761      $    725      $    445      $    40       $    -
   Home equity credit lines                             98           112           106           60            -
   Construction and land development                    79           132            13            -            -
   Second mortgages                                      -             3             3            -            -

- -----------------------------------------------------------------------------------------------------------------
   Total real estate loans                             938           972           567          100            -
Consumer installment                                    53            62            94            -            -
Unallocated                                            282           372           401          377          346

- -----------------------------------------------------------------------------------------------------------------
Total                                           $    1,273      $  1,406    $    1,062     $    477      $   346
- -----------------------------------------------------------------------------------------------------------------


Securities

         The securities portfolio totaled $66.6 million at June 30, 1994, down from $67.9 million at the same time last year. Shelton utilizes the securities portfolio as a short to intermediate term investment vehicle, and as a source of liquidity. Additional information on the composition of the securities portfolio is included in Note 8 to the Consolidated Financial Statements.

         Securities consisted of the following:

- --------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                              1994                    1993                     1992

- --------------------------------------------------------------------------------------------------------------
U.S. Treasury:
   Held to maturity                               $   19,392              $   34,328                $   18,506
   Available for sale                                 12,316                       -                         -
U.S. government agencies:
   Held to maturity                                   18,090                  13,957                    11,827
   Available for sale                                  1,005                       -                         -
Corporate bonds, notes and debentures:
   Held to maturity                                    3,467                   6,593                     9,036
   Available for sale                                    724                       -                         -

- --------------------------------------------------------------------------------------------------------------
Total debt securities:
   Held to maturity                                   40,949                  54,878                    39,369
   Available for sale                                 14,045                       -                         -
Equities                                               6,706                   4,434                     3,815
Money market investments                               4,792                   8,316                    16,761
Trading account                                          107                     276                       871

- --------------------------------------------------------------------------------------------------------------
Total securities                                  $   66,599              $   67,904                $   60,816

- --------------------------------------------------------------------------------------------------------------
Securities to total assets                                24%                     26%                       24%
- --------------------------------------------------------------------------------------------------------------

        The maturity distribution and yields on securities at June 30, 1994 were as follows:

- -----------------------------------------------------------------------------------------------------------------
                                                      Time Remaining to Maturity at June 30, 1994
($ In thousands)                  1 Year   Weighted     Over 1    Weighted   Over 5  Weighted    After   Weighted
                                  or less   Average       to       Average     to     Average  10 years   Average
                                             Yield      5 years     Yield   10 years   Yield               Yield

- -----------------------------------------------------------------------------------------------------------------
U.S. Treasury:
   Held to maturity               $      -      -%   $  15,358      6.27% $  4,034      6.31%   $  -         -%
   Available for sale                2,381    4.69       9,935      5.58         -      -          -         -
U.S. government agencies:
   Held to maturity                      -      -       15,067      5.59     3,023      6.12       -         -
   Available for sale                  302    6.84         703      6.40         -          -      -         -
Corporate bonds, notes and debentures:
   Held to maturity                      -    -          3,167      6.49       100      6.17     200         8.23
   Available for sale                  724    6.85           -      -            -          -      -         -

- -----------------------------------------------------------------------------------------------------------------
     Total debt securities:
       Held to maturity                  -    -         33,592      5.99     7,157      6.23     200         8.23
       Available for sale            3,407    5.33      10,638      5.64         -      -          -         -
Equities                             6,706    5.90           -      -            -      -          -         -
Money market investments             4,792    3.80           -      -            -      -          -         -
Trading account                        107    3.28           -      -            -      -          -         -

- -----------------------------------------------------------------------------------------------------------------
Total securities                 $  15,012    5.08%  $  44,230      5.90% $  7,157      6.23%   $200         8.23%
- -----------------------------------------------------------------------------------------------------------------



         As discussed in Notes 1 and 8 to the Consolidated Financial Statements, on June 30, 1994 Shelton adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

         Shelton utilizes securities that are classified as available for sale as part of its asset/liability management program. These securities have relatively short maturities and may be sold in response to changes in a number of factors, including Shelton's liquidity needs and market interest rates. At June 30, 1994, gross unrealized gains on available for sale securities totaled $79,000 and gross unrealized losses were $238,000. The unrealized holding loss of $93,000, net of income taxes, was reported as a separate component of stockholders' equity.

Investments in real estate

         As the result of sales activity, investments in real estate declined from $2.9 million at June 30, 1993 to $1.5 million at year-end 1994.



- -----------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                                   1994                     1993

- -----------------------------------------------------------------------------------------------------------
Direct:
   Riggs Street (30 lot residential subdivision)                         $     877               $     827
   Owl Hill (25 Unit residential housing)                                      390                   1,601
   Allowance for losses                                                        (34)                   (170)
Joint ventures:
   Walnut Estates (19 lot residential subdivision)                             284                     579
   High Vista (22 lot residential subdivision)                                   -                      55

- -----------------------------------------------------------------------------------------------------------
Investments in real estate                                               $   1,517               $   2,892
- -----------------------------------------------------------------------------------------------------------


         The Owl Hill project, located in Shelton, Connecticut, entered the sales phase in fiscal 1992. Current projections indicate that the remaining 2 units will be sold within the next 3 months at a loss, which has been provided for.

         The Riggs Street project is located in Oxford, Connecticut. The construction phase will be completed by the second quarter of fiscal 1995. Sales are expected to commence shortly thereafter with an average of approximately one sale per month anticipated during the project's sales phase.

         As an equity partner in joint ventures with local developers, Shelton typically receives 50% of the venture's net profits. Both Shelton and its partner are generally required to make capital contributions, in equal amounts, to the venture.

         Shelton's sole remaining joint venture, Walnut Estates, is located in Shelton, Connecticut. The construction phase has been completed and 11 lots have been sold. Shelton anticipates that the remaining 8 lots will be sold in fiscal 1995.

         Capitalized interest expense on investments in real estate totaled $37,000 during the year ended June 30, 1992. No interest expense was capitalized during the years ended June 30, 1994 and 1993.

         A change in federal regulations has made it necessary for Shelton to divest itself of all real estate investments by December 19, 1996. Given the length of time remaining to complete such divestiture, Shelton has not found it necessary to make significant changes in the timing of expenditures, the determination of sales prices, or any other material aspect of its real estate investments.

         Additional information on the joint ventures is included in Note 9 to the Consolidated Financial Statements.

Other

         The increase in other assets, from $1.5 million at June 30, 1993 to $1.9 million at June 30, 1994, was primarily attributable to an increase in receivables from loan servicing activities and from the sale of foreclosed properties. At June 30, 1993, other liabilities included a $249,000 commitment to purchase securities. As no similar commitments were outstanding at the end of the current year, other liabilities declined from $739,000 at June 30, 1993, to $495,000 at June 30, 1994.

Deposits

         Deposits totaled $252.0 million at June 30, 1994, up $12.5 million, or 5%, from $239.5 million at year-end 1993.

         Shelton's deposit acquisition strategies aim at attracting long-term retail deposit relationships that are generally less sensitive to market interest rate changes. In keeping with this strategy, Shelton does not currently accept highly volatile brokered deposits. In addition, Shelton generally will not pay a premium rate to attract or retain time deposits with balances of $100,000 or more, as they are considered by management to be sensitive to even moderate rate changes. As a result, time certificates with balances of $100,000 or more accounted for only 4% of total deposits at June 30, 1994.

         The maturity distribution of time certificates of deposit issued in amounts of $100,000 or more, and of other time deposits with balances of $100,000 or more were:



- -------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30, 1994                                             Balance                % of Total

- -------------------------------------------------------------------------------------------------------------------
Time remaining to maturity:
   Three months or less                                                  $   2,039                      21%
   Over three months to six months                                           1,383                      14
   Over six months to twelve months                                          1,815                      19
   Over twelve months                                                        4,476                      46

- -------------------------------------------------------------------------------------------------------------------
Total                                                                    $   9,713                     100%
- -------------------------------------------------------------------------------------------------------------------

         Over the past several years, the Federal Reserve's relaxed monetary policies produced a sharp decline in Shelton's cost of deposits. Average rates paid on deposits fell from 5.59% in 1992, to 4.15% in 1993 and to 3.53% in 1994, as shown below.

         Average deposits and average rates paid were as follows:


- -------------------------------------------------------------------------------------------------------------
Year ended June 30,                         1994                       1993                      1992
($ In thousands)                      Amount       Rate          Amount       Rate         Amount       Rate
- -------------------------------------------------------------------------------------------------------------
Interest-bearing deposits:
   Time certificates                $117,123      4.63%        $115,032      5.06%       $113,287       6.37%
   Savings and NOW                    83,617      2.02           76,902      2.89          58,086       4.32
   Money market                       30,593      3.46           29,701      3.87          31,091       5.14
- -------------------------------------------------------------------------------------------------------------
Total interest-bearing
   deposits                         $231,333      3.53%        $221,635      4.15%       $202,464       5.59%
- -------------------------------------------------------------------------------------------------------------
Non interest-bearing
   demand deposits                 $  13,105        --        $  11,263         --         $9,243         --
- -------------------------------------------------------------------------------------------------------------

Borrowings

         At June 30, 1994 borrowings totaled $5.2 million, up from $3.2 million at the same time last year. The $2.0 million increase was attributable to additional short-term borrowings utilized to fund a portion of the $16.1 million increase in total assets during 1994. All of Shelton's borrowings are subject to significant prepayment penalties.

         Average borrowings and average rates paid were as follows:

- -------------------------------------------------------------------------------------------------------------
Year ended June 30,                         1994                       1993                      1992
($ In thousands)                      Amount       Rate          Amount       Rate         Amount       Rate
- -------------------------------------------------------------------------------------------------------------
Long-term borrowings                  $3,200      8.75%          $3,553      9.20%         $5,716       8.57%
Short-term borrowings                    603      4.31               --         --             --         --
- -------------------------------------------------------------------------------------------------------------
Total borrowings                      $3,803      8.05%          $3,553      9.20%         $5,716       8.57%
- -------------------------------------------------------------------------------------------------------------

Asset/Liability management

         Shelton's asset/liability management program focuses on minimizing interest rate risk by maintaining what management considers to be an appropriate balance between the volume of assets and liabilities maturing or subject to repricing within the same time interval. In an effort to maximize the net interest margin at all levels of the interest rate cycle, lending centers on adjustable rate loans that float at a positive spread over the average cost of the liabilities funding the loans. This strategy has been reasonably successful in the past, evidenced by Shelton's ability to maintain the net interest margin above 3.00% during each of the past five years. By comparison, the cost of funds varied between a high of 7.93% and a low of 3.60% during the same period.

         The following table presents Shelton's rate sensitivity GAP analysis at June 30, 1994. GAP analysis is a basic interest rate risk measurement tool that provides management with an indication of the effect that future interest rate movements could have on Shelton. When liabilities reprice or mature at a faster pace than assets, a negative GAP position exists. A negative rate sensitivity GAP indicates that net interest income would tend to decrease as interest rates increase, and increase as rates fall. Conversely, if a positive GAP position exists, net interest income would tend to rise with increases in interest rates, and fall as rates drop.

         As savings and NOW accounts are subject to immediate repricing, they have been classified as being subject to rate adjustments within six months or less. However, their sensitivity to changes in market interest rates is relatively low in comparison to other deposit products. Since these accounts are primarily utilized for liquidity and bill-paying purposes, and not as investment vehicles, account holders are somewhat indifferent to the interest rate being paid on these accounts given the flexibility and convenience that they provide. Additionally, since savings and NOW accounts are generally low balance accounts, the interest income that they generate for most account holders is relatively insignificant under most rate scenarios. Given all of these factors, the magnitude and speed of changes in savings and NOW account rates tends to lag behind changes in market interest rates.

         As GAP analysis is only a static view of potential interest rate risk, management also utilizes multiple simulation analysis techniques in an attempt to estimate how the repricing and maturity mix of assets and liabilities could change in response to interest rate changes, and the effect of such changes on net interest income and liquidity. If these analyses indicate a high degree of probability for a significant adverse change in net interest income or liquidity, current funding strategies and asset mix would be changed to minimize Shelton's potential risk exposure.

         The following table presents the expected maturities, or period to repricing, of Shelton's assets and liabilities at June 30, 1994.

- ----------------------------------------------------------------------------------------------------------------
(In thousands)                                            Rate Sensitive or Due in:
                                                  Six Months      Over Six    Total Within     Over        Total
                                                    or Less       Months to     One Year     One Year
                                                                        One Year

- ----------------------------------------------------------------------------------------------------------------
Assets:
Interest-bearing assets:
    Loans                                       $   80,516    $   68,288    $  148,804   $   41,697     $190,501
    Securities                                       8,010         2,011        10,021       51,679       61,700
    Money market and other securities                4,899            --         4,899           --        4,899
- ----------------------------------------------------------------------------------------------------------------
        Total interest-bearing assets               93,425        70,299       163,724       93,376      257,100
Other assets, net                                      --            --            --        18,903       18,903
- ----------------------------------------------------------------------------------------------------------------
Total assets                                        93,425        70,299       163,724      112,279      276,003
- ----------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Interest-bearing liabilities:
    Time certificates                               46,852        23,725        70,577       50,001      120,578
    Regular savings                                 70,532            --        70,532           --       70,532
    NOW accounts                                    16,141            --        16,141           --       16,141
    Money market accounts                           28,576            --        28,576           --       28,576
    Borrowings                                       3,500            --         3,500        1,700        5,200
- ----------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities         165,601        23,725       189,326       51,701      241,027
Demand deposits                                        --            --            --        16,219       16,219
Other liabilities                                      --            --            --           495          495
Stockholders' equity                                   --            --            --        18,262       18,262
- ----------------------------------------------------------------------------------------------------------------
Total liabilities and
    stockholders' equity                           165,601        23,725       189,326       86,677      276,003
- ----------------------------------------------------------------------------------------------------------------
Rate sensitivity GAP                           $   (72,716)   $   46,574   $  (25,602)   $   25,602    $      --
- ----------------------------------------------------------------------------------------------------------------

Liquidity

         Shelton regularly monitors its ability to profitably fund both short and long-term growth in its lending and other investment activities. Shelton also monitors its capacity to fund any rapid unforeseen large cash outflows in an orderly and cost effective manner.

         As lending is Shelton's single largest investment activity, Shelton's cash requirements are primarily determined by the level of loan demand. Loan demand varies in response to changes in market interest rates, the state of the economy and competition.

         Shelton's second largest investment activity is the holding of securities. The majority of Shelton's securities can either be sold or used as collateral for short-term borrowings, providing a source of cash to fund unforeseen rapid outflows of funds.

         Deposits, specifically time certificates of deposit, are Shelton's primary financing source. As Shelton does not accept brokered deposits or offer premium rates to attract large denomination certificates of deposit, essentially all of its deposit base is comprised of local retail deposit accounts. A local retail deposit base tends to be somewhat insensitive to moderate interest rate fluctuations, and provides a reasonably stable and cost-effective source of funds.

         Shelton may also borrow from the Federal Home Loan Bank ("the FHLB") on both a short and long-term basis, and does so whenever the cash requirements of is investing activities exceed deposit growth. Shelton's borrowings from the FHLB are limited to the amount of qualified collateral that Shelton holds. Based on available collateral, at June 30, 1994, Shelton had potential access to approximately $154 million in additional financing, an amount well in excess of its normal annual financing requirements.

         Federal regulations require that Shelton maintain reserves, in the form of cash on hand or deposit balances at the Federal Reserve Bank, against certain deposit liabilities. At June 30, 1994 Shelton's reserve requirement was $1.2 million.

         Management is not aware of any known trends, events, uncertainties, or proposed regulatory changes that are reasonably likely to have a material effect on Shelton's liquidity, capital resources or operations.

Capital resources

         Shelton Bank must maintain certain regulatory capital ratios. Depending on the banking regulators overall quality rating of an institution, all but the highest rated institutions must maintain a minimum Tier 1 leverage capital ratio of between 4.00% to 5.00%. Shelton Bank is also required to meet supplemental capital adequacy standards which measure qualifying capital against risk-weighted assets plus off-balance sheet items such as outstanding loan commitments and letters of credit. At June 30, 1994 Shelton Bank's total risk-based capital was in excess of the 8.00% minimum requirement.

- ----------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                                   1994                     1993

- ----------------------------------------------------------------------------------------------------------
Bank's capital components:
   Tier 1 capital (Stockholders' equity)                                 $  17,244               $  16,122
   Tier 2 capital (Allowances for loan losses)                               1,273                   1,406
- ----------------------------------------------------------------------------------------------------------
Bank's total risk-based capital                                          $  18,517               $  17,528
- ----------------------------------------------------------------------------------------------------------
Bank's capital ratios:
   Total risk-based                                                         12.78%                   12.57%
   Tier 1 risk-based                                                        11.90                    11.56
   Tier 1 leverage                                                           6.25                     6.20
- ----------------------------------------------------------------------------------------------------------

         Shelton Bank is Bancorp's sole source of funds for dividend payments to its stockholders. Connecticut Banking Laws limit the amount of annual cash dividends that Shelton Bank may pay to Bancorp to an amount which approximates Shelton Bank's net income for the then current year, plus its retained net income for the prior two years. Shelton Bank is also prohibited from paying a cash dividend that would reduce its capital to asset ratios below minimum regulatory requirements.

         During the year ended June 30, 1994, Bancorp paid dividends totaling $631,000, or $0.49 per share, up 17% from $540,000 or $0.43 per share in the prior year. The dividend payout ratio was 28% during both years. Bancorp reviews its dividend policy based on current earnings and by assessing the need to retain earnings to support long-term growth.

Net interest income

         In 1994 net interest income totaled $8.3 million, up $166,000 or 2%, from $8.1 million in 1993. In 1993 net interest income rose by $872,000 or 12%. As the result of its interest rate risk management programs, Shelton's net interest margin remained steady during the periods, despite significant changes in asset yields and in the cost of funds.

         As shown in the tables on the following two pages, growth in net interest income was primarily attributable to increases in the balance of average interest-bearing assets, specifically in the loan portfolio. Average loans outstanding rose $10.7 million, or 6%, in 1994, and $18.4 million, or 12%, in 1993.

         A higher rate of average outstanding non-interest-bearing sources of funds also contributed to the increases in net interest income during the past two years. As a direct result of Shelton's marketing efforts, average outstanding demand deposits increased by $1.8 million, or 16%, in 1994, pacing the $2.0 million, or 22%, increase achieved in 1993.

- ---------------------------------------------------------------------------------------------------------------------
($ In thousands) Year ended June 30,      1994                          1993                         1992
                              Average    Interest  Average   Average   Interest   Average Average   Interest  Average
                              Balance              Rate      Balance                Rate  Balance              Rate
- ---------------------------------------------------------------------------------------------------------------------
Assets:
Loans                         $181,530    $13,122   7.23%    $170,864  $14,214     8.32%  $152,487   $14,891   9.77%
- ---------------------------------------------------------------------------------------------------------------------
Securities:
   Securities                   59,769      3,413   5.71       45,906    2,905     6.33     38,263     3,048   7.97
   Money market and other        6,565        204   3.11       17,016      497     2.92     24,067     1,093   4.54
- ---------------------------------------------------------------------------------------------------------------------
   Total securities             66,334      3,617   5.45       62,922    3,402     5.41     62,330     4,141   6.64
- ---------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    assets                     247,864     16,739   6.75      233,786   17,616     7.54    214,817    19,032   8.86
Cash and due from banks          6,073                          5,075                        4,983
Other assets                    11,728                         13,725                       12,338
- ---------------------------------------------------------------------------------------------------------------------
Total assets                  $265,665                       $252,586                     $232,138
- ---------------------------------------------------------------------------------------------------------------------

Liabilities and stockholders' equity:
Interest-bearing deposits:
   Time certificates          $117,123   $  5,424   4.63%    $115,032 $  5,819     5.06%  $113,287  $  7,212   6.37%
   Savings and NOW              83,617      1,687   2.02       76,902    2,225     2.89     58,086     2,507   4.32
   Money market                 30,593      1,059   3.46       29,701    1,148     3.87     31,091     1,598   5.14
- ---------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     deposits                  231,333      8,170   3.53      221,635    9,192     4.15    202,464    11,317   5.59
Borrowings                       3,803        306   8.05        3,553      327     9.20      5,716       490   8.57
- ---------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities               235,136      8,476   3.60      225,188    9,519     4.23    208,180    11,807   5.67
Demand deposits                 13,105                         11,263                        9,243
Accrued taxes and
   other liabilities                36                            314                          102
Stockholders' equity            17,388                         15,821                       14,613
- ---------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity       $265,665                       $252,586                     $232,138
- ---------------------------------------------------------------------------------------------------------------------
Net interest
   income/rate spread                    $  8,263   3.15%             $  8,097     3.31%              $7,225   3.19%
- ---------------------------------------------------------------------------------------------------------------------
Net interest margin                                 3.33%                          3.46%                       3.36%
- ---------------------------------------------------------------------------------------------------------------------

         The following table presents the changes in interest income and expense for each major category of interest-bearing assets and liabilities, and the amount of the change attributable to changes in average outstanding balances ("volume") and rates. Changes attributable to both volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in volume and rate.

- ---------------------------------------------------------------------------------------------------------------------
($ In thousands)              Change from 1993 to 1994       Change from 1992 to 1993     Change from 1991 to 1992
                                      Attributable to:               Attributable to:             Attributable to:
                            Volume       Rate     Total    Volume       Rate     Total  Volume      Rate     Total
- ---------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                     $  850   $(1,942)  $(1,092)   $1,676    $(2,353)  $  (677)  $  690   $(1,408) $  (718)
   Securities                   813      (305)      508       547       (691)     (144)   2,226       (33)   2,193
   Money market and other      (323)       30      (293)     (269)      (326)     (595)     768      (210)     558
- ---------------------------------------------------------------------------------------------------------------------
     Total interest income    1,340    (2,217)     (877)    1,954     (3,370)   (1,416)   3,684    (1,651)   2,033
- ---------------------------------------------------------------------------------------------------------------------
Interest expense:
Deposits:
   Time certificates            104      (499)     (395)      109     (1,502)   (1,393)   1,172    (1,583)    (411)
   Savings and NOW              181      (719)     (538)      679       (961)     (282)   1,350      (307)   1,043
   Money market                  33      (122)      (89)      (68)      (382)     (450)     499      (282)     217
- ---------------------------------------------------------------------------------------------------------------------
   Total interest expense
     on deposits                318    (1,340)   (1,022)      720     (2,845)   (2,125)   3,021    (2,172)     849
Borrowings                       22       (43)      (21)     (197)        34      (163)    (536)      (20)    (556)
- ---------------------------------------------------------------------------------------------------------------------
   Total interest expense       340    (1,383)   (1,043)      523     (2,811)   (2,288)   2,485    (2,192)     293
- ---------------------------------------------------------------------------------------------------------------------
Net interest income          $1,000    $ (834)    $ 166    $1,431     $ (559)    $ 872   $1,199     $ 541   $1,740
- ---------------------------------------------------------------------------------------------------------------------

Composition of non-interest income


- ---------------------------------------------------------------------------------------------------------------------
Year ended June 30,                           1994                           1993                      1992
($ In thousands)                       Amount    %Change             Amount     %Change          Amount    %Change
- ---------------------------------------------------------------------------------------------------------------------
Core non-interest income:
   Banking service charges             $    892       4%             $  858         10%          $   783        63%
   Loan servicing fees                      197     n.m.                  6        (92)               74        (1)
   Other                                    191      77                 108         32                82       (12)
- ---------------------------------------------------------------------------------------------------------------------
     Total core non-interest income       1,280      32                 972          4               939        45
- ---------------------------------------------------------------------------------------------------------------------
Gains (losses) on asset sales:
   Securities                               235     (57)                541        n.m.              (56)      n.m.
   Loans                                     84     (89)                763         18               648       n.m.
   Real estate investments                   56     (63)                151        n.m.              (76)      n.m.
   Trading account securities               (22)   (155)                 40        n.m.              (18)      n.m.
- ---------------------------------------------------------------------------------------------------------------------
     Total gains on asset sales             353     (76)              1,495        200               498       n.m.
- ---------------------------------------------------------------------------------------------------------------------
Total non-interest income              $  1,633     (34)%            $2,467         72%          $ 1,437       269%
- ---------------------------------------------------------------------------------------------------------------------

         Total non-interest income decreased 34% in 1994, following a 72% increase in 1993. As the table above shows, the changes were primarily attributable to varying levels of gains from asset sales.

         Core non-interest income showed improvement in both years, increasing by 32% in 1994 and 4% in 1993.

         Banking service charges, Shelton's largest source of core non-interest income, increased by 4% in 1994 and 10% in 1993. The increases were primarily attributable to growth in the number of outstanding checking and NOW accounts, and a correspondingly higher level of utilization of fee-based services by customers.

         Loan servicing fees increased by $191,000 in 1994, compared to a $68,000 decline in 1993. The variances were primarily attributable to changes in the rate of amortization expense on Shelton's purchase mortgage servicing rights ("PMSRs"). A falling interest rate environment precipitated a wave of refinancing activity that caused an unexpected level of prepayments on the mortgage loans underlying Shelton's PMSRs during 1993. As the net present value of future loan servicing income was substantially reduced by these prepayments, in 1993 Shelton sharply increased the rate of amortization expense on PMSRs to recognize the decline in their value. No similar adjustment was required in 1994.

         Other non-interest income increased 77% in 1994 and 32% in 1993. The 1994 increase was primarily the result of fee income generated by Shelton's new trust department. The increase in 1993 was primarily attributable to higher fees from the sale of insurance products.

         Security gains decreased by $306,000 in 1994, following a $597,000 increase in 1993. During 1994, Shelton sold securities in response to unforeseen changes in market conditions. The 1993 gain was primarily the result of the sale of Shelton's $7.9 million mortgage-backed securities portfolio. As part of the HBT acquisition, Shelton acquired a portfolio of fixed rate 25 year, mortgage-backed securities. In 1993 management concluded that these long-term securities presented an undue level of interest rate risk for Shelton, and the entire portfolio was sold.

         Shelton sells most fixed rate mortgage loan originations in the secondary market. In 1994 loan sales totaled $16.5 million, down 25% from $22.1 million in 1993. The drop in loan sales was attributable to a decline in demand for fixed rate mortgage loans, a change in consumer preference that occurred when the Federal Reserve began to raise interest rates during the last half of Shelton's fiscal year. Although loan sales dropped by only 25%, gains from the sale of loans fell by almost 90% in 1994. This disparity was attributable to volatility in the financial markets, which caused a dramatic drop in the market value of Shelton's portfolio of loans held for sale. The 18% rise in gains from loan sales during 1993 resulted from an increase in sales volume. Loan sales totaled $22.1 million in 1993, up 19% from $18.6 million in 1992.

         Income from real estate investments totaled $56,000 in 1994, down 63% from $151,000 in 1993. The decline was attributable to a $58,000 drop in sales gains, and a $37,000 increase in the provision for losses on real estate investments. The $227,000 increase in income from real estate investments during 1993 was attributable to a $297,000 increase in sales gains, which was partially offset by a $70,000 increase in the loss provision.

         During 1994, Shelton recognized a $22,000 loss from its trading account activities versus a gain of $40,000 in 1993, and a loss of $18,000 in 1992. Trading account gains and losses are subject to relatively wide fluctuations as the result of changes in the financial markets.

Non-interest expense


- ---------------------------------------------------------------------------------------------------------------------
Year ended June 30,                          1994                           1993                        1992
($ In thousands)                       Amount    %Change             Amount     %Change          Amount    %Change
- ---------------------------------------------------------------------------------------------------------------------
Salaries and benefits                  $  2,995         15%          $ 2,610         17%         $  2,223        30%
Equipment                                   909          6               859         10               783        21
Professional services                       735          2               724         46               496        32
Insurance premiums                          701          9               642         21               529        71
Other real estate owned                     257        (56)              579         40               413       (13)
Occupancy                                   228         (3)              236        (30)              335        21
Other                                       646          6               610         22               500        31
- ---------------------------------------------------------------------------------------------------------------------
Total non-interest expense             $  6,471          3%          $ 6,260         19%         $  5,279        27%
=====================================================================================================================

The rate of increase in non-interest expense slowed to 3% in 1994, well below the 19% increase in the prior year. On a net basis, all of the increase was attributable to direct expenses of Shelton's new trust department.

         In 1994, salaries and benefits increased by $385,000, or 15%. Part of the increase was attributable to $104,000 in pension expense during 1994, an expense item that Shelton did not have in the prior year given that the pension plan was at its full-funding limitation in 1993. Another contributing factor was Shelton's new trust department, whose staffing needs added $132,000 to salaries and benefits in 1994. Other new hires and salary increases were responsible for the remaining $149,000 increase during 1994. The $387,000, or 17%, increase during 1993 was partially attributable to a $43,000 increase in medical insurance premiums and to a $31,000 increase in contributions to Shelton's employee stock ownership plan. The balance of the 1993 increase was attributable to new hires and salary increases.

         Equipment  expense  was up 6% in 1994  and  10% in  1993.  Higher  data
processing  costs,  additional  depreciation  expense  on  new  equipment,   and
increased telecommunication expense were responsible for most of the increases.

         Professional services increased by $11,000 in 1994 and $228,000 in 1993. In both years, professional services accounted for approximately 11% of total non-interest expense. The 1994 increase resulted from the continuing utilization of consultants for technical guidance related to items such as Shelton's trust department, revision of Shelton's policies and procedures, strategic planning, and compensation issues. The increase in professional services during 1993 was primarily attributable to legal and consulting fees incurred in connection with meeting the requirements of the Memorandum of Understanding ("the MOU") that Shelton Bank entered into with the FDIC and the Connecticut Banking Commissioner. Shelton entered into the MOU in January, 1993 and met all of its requirements by September, 1993, at which time the MOU was lifted.

         Higher FDIC deposit insurance assessments were responsible for the majority of the increases in insurance premiums during the past two years.

         Expenses related to the disposition of OREO properties include the provision for OREO losses, carrying expenses net of any rental income, and gains and losses on the sale of the properties. OREO expenses fell by 56% in 1994, following a 40% increase in 1993. The changes in total OREO expense during the years were primarily attributable to changes in the amount of the provision for OREO losses.

         Occupancy expenses declined in both 1994 and 1993. The decreases are attributable to additional rental income generated by Shelton's practice of leasing out unused space at its branch offices.

         The increases in other expenses are chiefly attributable to an increase in advertising expenditures.

Recent accounting pronouncements

         In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). Among other things, FAS 114 requires that certain impaired loans be valued based on the present value of expected future cash flows. Shelton will adopt FAS 114 in the first quarter of fiscal 1996. Although the initial effect of adopting FAS 114 is dependent on the level of actual outstanding impaired loans at the time of adoption, current estimates indicate that the adoption of FAS 114 will not have a material impact on Shelton's financial position or results of operations.

Impact of inflation and changing prices

         Shelton's financial statements and related data have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of Shelton are monetary in nature. As a result, the course of interest rate movements has a more significant impact on Shelton's performance than do the effects of general inflation.

         Management believes that effective asset/liability management has reduced interest rate risk. Notwithstanding the above, deflation can directly affect the value of loan collateral, in particular real estate. In recent years sharp decreases in real estate prices resulted in significant losses on loans and OREO.


Five Year Growth Rates

- -------------------------------------------------------------------------------------------------------------------
Income and expense:
     Net interest income                                                                                     13.62%
     Provision for loan losses                                                                               (5.31)
     Gains on sale of loans                                                                                  45.23
     Securities gains                                                                                        18.80
     Income from real estate investments                                                                    (44.29)
     Other non-interest income                                                                               24.04
     OREO expense                                                                                            53.66
     Other non-interest expense                                                                              14.29
     Net income                                                                                               8.56

Assets, liabilities and equity:
     Net loans                                                                                                6.59
     Securities                                                                                              44.81
     Total assets                                                                                            12.17
     Deposits                                                                                                16.10
     Equity                                                                                                   5.45

Financial Ratios:
     Yield on interest-bearing assets                                                                        (8.02)
     Cost of funds                                                                                          (14.04)
     Net interest margin                                                                                      1.71
     Return on average assets                                                                                (3.20)
     Return on average equity                                                                                 3.17
     Non-performing assets ratio                                                                             (0.25)
     Non-performing loans to total loans                                                                    (11.05)
- -------------------------------------------------------------------------------------------------------------------

                                      B-42

                                   APPENDIX C


         SHELTON CONSOLIDATED FINANCIAL STATEMENTS - MARCH 31 UNAUDITED



Consolidated Statement of Condition as of March 31, 1995 (unaudited) .....................................   C-2

Consolidated Statements of Income for the three and nine month periods
   ended March 31, 1995 and 1994 (unaudited) .............................................................   C-3

Consolidated Statement of Changes in Stockholders' Equity for the nine month period
   ended March 31, 1995 (unaudited) ......................................................................   C-4

Consolidated Statements of Cash Flows for the nine month period ended March 31, 1995
   (unaudited) ...........................................................................................   C-5

Notes to Consolidated Financial Statements (unaudited) ...................................................   C-6

Management Discussion and Analysis of Unaudited March 31 Consolidated
   Financial Statements...................................................................................   C-8

                UNAUDITEDCONSOLIDATED STATEMENT OF CONDITION OF
                             SHELTON BANCORP, INC.
                                ($ In thousands)

                                                                     March 31, 1995          March 31, 1994
                                                                     --------------          --------------

Assets
Loans:
     Real estate                                                       $     215,950           $     180,763
     Consumer installment                                                      5,839                   5,942
     Held for sale                                                                --                   1,857
                                                                                  --                   -----
       Total loans                                                           221,789                 188,562
     Less allowance for loan losses                                            1,411                   1,433
                                                                               -----                   -----
       Net loans                                                             220,378                 187,129
                                                                             -------                 -------

Securities:
     Held to maturity (fair value $38,120)                                    39,371                  51,037
     Available for sale, at fair value                                        16,531                      --
     Securities held for sale (fair value $10,297)                                --                  10,232
     Money market investments                                                     36                   2,169
     Trading account, at fair value                                               90                     118
                                                                                  --                     ---
       Total securities                                                       56,028                  63,556
                                                                              ------                  ------
       Total interest-bearing assets                                         276,406                 250,685

Cash and due from banks                                                        7,809                   8,363
Premises and equipment                                                         5,524                   5,652
Accrued interest receivable                                                    1,842                   1,847
Investments in real estate                                                     1,174                   2,122
Other real estate owned                                                          766                   1,252
Other assets                                                                   1,477                   2,089
                                                                               -----                   -----
Total assets                                                           $     294,998           $     272,011
                                                                       =     =======           =     =======

Liabilities and stockholders' equity
Liabilities:
     Deposits:
     Time certificates                                                 $     140,083           $     116,970
     Savings and NOW                                                          76,679                  85,017
     Money market                                                             36,017                  33,670
     Demand                                                                   17,362                  13,759
                                                                              ------                  ------
       Total deposits                                                        270,141                 249,416
Borrowings                                                                     3,700                   3,200
Advance payments by borrowers for
     taxes and insurance                                                       1,279                   1,135
Accrued taxes and other liabilities                                              344                     420
                                                                                 ---                     ---
       Total liabilities                                                     275,464                 254,171
                                                                             -------                 -------
Stockholders' equity:
     Preferred stock, $1.00 par value; authorized-1,000,000
       shares; none issued                                                        --
     Common stock, $1.00 par value; authorized-5,000,000
       shares; issued 1,438,747                                                1,439                   1,339
     Additional paid-in capital                                                7,942                   7,634
     Retained earnings                                                        11,003                   9,565
     Net unrealized loss on securities available for sale                       (100)                     --
     Net unrealized loss on marketable equity securities                          --                      (6)
     Treasury stock at cost-103,458 shares                                      (750)                   (693)
                                                                                ----                    ----
       Total stockholders' equity                                             19,534                  17,839
                                                                              ------                  ------
Total liabilities and stockholders' equity                             $     294,998           $     272,011
                                                                       =     =======           =     =======

The accompanying notes are an integral part of these unaudited consolidated financial statements.

           CONSOLIDATED STATEMENTS OF INCOME OF SHELTON BANCORP, INC.
                     (In thousands, except per share data)

                                                              Three months ended           Nine months ended
                                                                   March 31,                   March 31,
                                                                   ---------                   ---------
                                                             1995           1994            1995            1994
                                                             ----           ----            ----            ----

Interest income:
Loans                                                    $   3,866      $    3,323    $    11,151      $   9,841
Securities                                                     851             781          2,640          2,494
Money market and other                                          52              37            135            132
                                                                --              --            ---            ---
     Total interest income                                   4,769           4,141         13,926         12,467
                                                             -----           -----         ------         ------

Interest expense:
Deposits                                                     2,492           1,982          7,054          6,108
Borrowings                                                      70              69            250            210
                                                                --              --            ---            ---
     Total interest expense                                  2,562           2,051          7,304          6,318
                                                             -----           -----          -----          -----
     Net interest income                                     2,207           2,090          6,622          6,149
Provision for loan losses                                      105              35            270             95
                                                               ---              --            ---             --
     Net interest income after provision
       for loan losses                                       2,102           2,055          6,352          6,054
                                                             -----           -----          -----          -----

Non-interest income:
Banking service charges                                        249             221            743            652
Loan servicing fees                                             43              63            127            142
Trust fees                                                      26              14             73             27
Trading account gains (losses)                                  14              (6)            31            (11)
Income (loss) from real estate investments                      20             (50)            26             34
Gain (loss) on sale of securities                               (8)             (4)           (20)           189
Gain (loss) on sale of loans                                    --             (79)            --            144
Other                                                           48              20            116             77
                                                                --              --            ---             --
     Total non-interest income                                 392             179          1,096          1,254
                                                               ---             ---          -----          -----

Non-interest expense:
Salaries and benefits                                          738             784          2,126          2,219
Premises and equipment                                         234             263            729            853
Professional services                                          248             168            701            585
Insurance premiums                                             182             169            531            532
Other real estate owned                                         13              41             52            240
Other                                                          174             151            542            477
                                                               ---             ---            ---            ---
     Total non-interest expense                              1,589           1,576          4,681          4,906
                                                             -----           -----          -----          -----

Earnings:
Income before income taxes and accounting change               905             658          2,767          2,402
Provision for income taxes                                     335             165          1,077          1,014
                                                               ---             ---          -----          -----
Income before accounting change                                570             493          1,690          1,388
Cumulative effect of change in method of
     accounting for income taxes                                --              --             --            275
                                                                --              --             --            ---
Net income                                              $      570      $      493    $     1,690      $   1,663
                                                        =      ===      =      ===    =     =====      =   =====

Primary income per share:
Income before accounting change                         $     0.43      $    0.36     $      1.25      $    1.04
Net income                                                    0.43           0.36            1.25           1.25

Fully diluted income per share:
Income before accounting change                               0.43           0.36            1.25           1.04

Net income                                                    0.43           0.36            1.25           1.24


The accompanying notes are an integral part of these unaudited consolidated financial statements.

                               CONSOLIDATED STATEMENTS OF
               CHANGES IN STOCKHOLDERS' EQUITY OF SHELTON BANCORP, INC.
                         (In thousands, except per share data)


                                                                                 Net
                                                                                 Unrealized
                                                                                 Loss on
                                                    Additional                   Securities   Treasury    Total
                                      Common        Paid-in        Retained      Available    Stock       Stockholders'
                                      Stock         Capital        Earnings      for Sale     at Cost     Equity
                                       --------     ----------     ---------    ------------  ---------   ------------
Balance at June 30, 1994               $  1,404     $    7,730     $    9,914       ($93)     ($693)    $     18,262

Net income                                   --             --          1,690         --          --           1,690
Options exercised                            35            212             --         --         (57)            190
Cash dividends ($0.46 per share)             --             --           (601)        --          --            (601)
Increase in net unrealized loss
     on securities available for sale        --             --             --         (7)         --              (7)
                                             --             --             --        ---          --             ---

Balance at March 31, 1995              $  1,439     $    7,942     $   11,003      ($100)      ($750)     $   19,534
                                       =  =====     =    =====     =   ======      ======      ======     =   ======

The accompanying notes are an integral part of these unaudited consolidated financial statements.

         CONSOLIDATED STATEMENTS OF CASH FLOWS OF SHELTON BANCORP, INC.
                                 (In thousands)

                                                                           Nine months ended March 31, 1995
                                                                       --------------------------------------
                                                                           1995                       1994
                                                                           ----                       ----
Cash flows from operating activities:
Net income                                                             $   1,690                   $   1,663
Adjustments to reconcile net income to net cash
     provided by (used in) operating activities
       (Gain) loss on sale of:
         Securities available for sale                                        20                         (63)
         Other real estate owned                                              (4)                        (34)
         Real estate investments                                             (26)                        (34)
         Trading account                                                     (31)                         11
         Securities held to maturity                                          --                        (125)
         Loans held for sale                                                  --                        (144)
       Loss provisions                                                       376                         491
       DeprecIation and amortization                                         313                         358
       Deferred income taxes expense (benefit)                                88                         (65)
       Amortization of premium on other securities                            70                         139
       Amortization of premium on mortgage-backed securities                  47                         169
       Amortization of deferred loan origination fees                       (197)                       (215)
       Cumulative effect of change in income taxes                            --                        (275)
       Changes in operating assets and liabilities:
         Trading account assets                                               48                         147
         Other assets                                                        156                      (1,158)
         Accrued interest receivable                                        (181)                         35
         Accrued taxes and other liabilities                                (151)                       (319)
                                                                            -----                       -----
           Net cash provided by (used in) operating activities             2,218                         581
                                                                           -----                         ---
Cash flows from investing activities:
Loans for portfolio
     Net increase                                                        (23,600)                    (10,605)
     Purchases                                                            (7,623)                     (5,468)
Loans held for sale
     Proceeds from sales                                                     591                      13,465
     Net decrease                                                           (591)                    (12,365)
Mortgage-backed securities held to maturity
     Repayments                                                            1,589                       7,303
     Purchases                                                                --                     (10,073)
Securities held to maturity
     Proceeds from sales                                                      --                       5,492
     Proceeds from maturities                                                200                       4,147
     Purchases                                                              (302)                     (4,092)
Securities available for sale
     Proceeds from sales                                                   5,557                       1,157
     Proceeds from maturities                                              1,010                          --
     Purchases                                                            (2,405)                      4,221
Net change in securities held for sale                                        --                     (10,232)
Net decrease in money market investments                                   4,756                       6,147
Proceeds from sale of real estate investments                              1,113                       1,543
Proceeds from sale of other real estate owned                                408                       1,955
Purchase of premises and equipment                                          (203)                       (276)
Additions to investments in real estate                                     (831)                       (916)
                                                                            -----                       ----
     Net cash provided by (used in) investing activities                 (20,331)                     (8,597)
                                                                         --------                     -------
Cash flows from financing activities:
Borrowings
     Proceeds from short-term borrowings                                   4,000                          --
     Repayment of short-term borrowing                                    (6,000)                         --
     Proceeds from long-term borrowings                                    2,000                          --
     Repayment of long-term borrowings                                    (1,500)                         --
Net increase in time certificates of deposit                              19,505                       1,003
Options exercised                                                            247                         225
Increase in Treasury stock                                                   (57)                         --
Net increase (decrease) in other deposit accounts                           (131)                     10,044
Dividends paid                                                              (601)                       (468)
                                                                            -----                       -----
       Net cash provided by financing activities                          17,463                      10,804
                                                                          ------                      ------
       Net (decrease) increase in cash and due from banks                   (650)                      2,788
Cash and due from banks at beginning of period                             8,459                       5,575
                                                                           -----                       -----
Cash and due from banks at end of period                               $   7,809                   $   8,363
                                                                       =   =====                   =   =====
Supplemental information:
Cash paid during the period for:
     Interest                                                          $   7,325                   $   6,318
     Income taxes                                                          1,089                       1,001
Noncash investing activities:
     Loans transferred to other real estate owned                            170                         935
     Net unrealized loss on securities available for sale                      7                          --

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements of Shelton Bancorp, Inc.

Note 1 - Basis of presentation

         The accompanying unaudited consolidated financial statements include the accounts of Shelton Bancorp, Inc. and its subsidiary Shelton Savings Bank ("Shelton Bank"), collectively referred to as "Shelton", unless the context otherwise implies. In the opinion of management, the unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include all material adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of Shelton's financial condition and results of operations for the periods presented. All significant intercompany accounts and transactions have been eliminated from the unaudited consolidated financial statements.

         The consolidated financial statements necessarily include some amounts that are based on estimates, the most significant of which relate to the adequacy of the allowance for loan losses, and the valuation of other real estate owned ("OREO") and investments in real estate. As these estimates are highly susceptible to changes in the state of the general economic environment, actual results could differ significantly from such estimates.

         Shelton specializes in residential real estate lending and also engages in the development and sale of residential real estate. Loans collateralized by real estate located in Connecticut and direct investments in local real estate development projects comprise most of Shelton's total assets. This concentration is the result of Shelton targeting its lending activities to the geographic area where management is familiar with housing and economic trends, combined with Shelton's long standing commitment to meeting the credit needs of the communities from which it obtains deposit funds. As essentially all of Shelton's business is conducted in Connecticut, the overall profitability of Shelton is heavily dependent on the state of the general economic environment within Connecticut.

         The accompanying unaudited consolidated financial statements of Shelton should be read in conjunction with the Notes to the Audited Consolidated Financial Statements of Shelton also included in Appendix B to this Joint Proxy Statement/Prospectus and to the Shelton Management Discussion and Analysis of Consolidated Financial Statements which are included elsewhere in the Joint Proxy Statement/Prospectus.

         Reclassifications have been made to the prior year's consolidated financial statements to conform to the current reporting format.

         The results of operations for the three and nine months ended March 31, 1995, are not necessarily indicative of the results of operations that may be expected for the year ending June 30, 1995.

Note 2 - Net income per share

         Net income per share has been calculated by dividing net income by the weighted average number of common shares outstanding during the period, plus common share equivalents when dilutive. The latter consists of shares issuable upon the exercise of stock options. The dilutive effect of stock options on primary income per share is computed utilizing the average market price of Shelton's stock during the period. When calculating fully diluted income per share, the dilutive effect of stock options is computed utilizing the greater of the closing market price or the average market price during the period.

     The number of shares used in the calculation of income per share were as follows:

                                                          Three Months                            Nine Months
                                                         Ended March 31,                        Ended March 31,
                                                  -----------------------------         -----------------------------
                                                     1995                1994             1995                 1994
Primary income per share                          1,318,728           1,356,368          1,356,869          1,334,465
Fully diluted income per share                    1,318,728           1,356,368          1,356,869          1,337,859


Note 3 - Contingencies, commitments and financial instruments with off-balance sheet credit risk

Shelton is a party to various legal proceedings incident to its business. In the opinion of management, the resolution of these proceedings will not have a material effect on Shelton.

In the normal course of business, Shelton enters into agreements to extend credit which are not reflected in the accompanying unaudited consolidated financial statements.

Commitments to extend consisted of the following:

                                                       March 31, 1995                       June 30, 1994
                                                       --------------                       -------------
                                         Fixed       Variable or                   Fixed      Variable or
                                         Interest    Adjustable                    Interest   Adjustable
(In thousands)                           Rate        Interest Rate      Total      Rate       Interest Rate    Total
                                         ----        -------------      -----      ----       -------------    -----
Home equity credit lines                $    --      $    8,834        $   8,834   $    --     $   8,365     $    8,365
Mortgage loans                              185           6,277            6,462       393         9,913         10,306
Letters of credit                            --           2,671            2,671        --         1,337          1,337
Personal credit lines                       754              --              754       753            --            753
                                            ---              --              ---       ---            --            ---
     Total                              $   939      $   17,782        $  18,721   $ 1,146     $  19,615        $20,761
                                        =   ===      =   ======        =  ======   = =====     =  ======        =======
Commitments to purchase loans           $    --      $       --        $      --   $    --     $   5,500      $   5,500
                                        =    ==      =       ==        =      ==   =    ==     =   =====      =   =====

         Since Shelton can terminate a loan commitment if the buyer does not comply with the terms of the contract, and some of the agreements may expire without being drawn upon, they do not necessarily represent a future cash requirement of Shelton. Prior to entering into any agreement to extend credit, Shelton evaluates the customer's credit-worthiness in accordance with Shelton's loan underwriting standards. In most cases the agreements are collateralized with real estate and the customer is required to pay a non-refundable fee. Shelton's maximum exposure to credit loss is the total contract amount of the agreements. In addition, the possibility of future increases in market interest rates may result in a decline in the market value of fixed-rate loans. Management does not, however, anticipate any material losses as a result of these agreements and does not consider them to represent an undue level of credit, interest or liquidity risk for Shelton.

To reduce the risk of potential decline in the market value of fixed rate loans being originated for sale, Shelton enters into contracts to sell such loans at a pre-agreed upon price and date. The primary risk from these contracts is the potential inability of Shelton to deliver such loans in accordance with the terms of the contract, in which case Shelton would be obligated to compensate the buyer for any decline in the market value of the contractual amount of loans that were not delivered.

                        SHELTON'S MANAGEMENT DISCUSSION AND ANALYSIS OF
                    CONSOLIDATED FINANCIAL STATEMENTS - - MARCH 31 UNAUDITED
                             ($ In thousands, except per share data)

Financial Highlights
                                                                Three Months                 Nine Months
                                                                Ended March 31,             Ended March 31,
                                                                ---------------             ---------------
                                                             1995           1994            1995            1994
                                                             ----           ----            ----            ----
For the Period:
Interest income                                         $    4,769      $   4,141     $    13,926    $    12,467
Interest expense                                             2,562          2,051           7,304          6,318
Net interest income                                          2,207          2,090           6,622          6,149
Net income                                                     570            493           1,690          1,663

Per Share Data:                                         $    14.63      $   13.71     $     14.63    $     13.71
Book value Primary income per share:
     Before accounting change                                 0.43           0.36            1.25           1.04
     Net income                                               0.43           0.36            1.24           1.25
Fuly diluted income pe share:
     Before accounting change                                 0.43           0.36            1.25           1.04
     Net income                                               0.43           0.36            1.25           1.24
Cash dividends declared                                       0.16           0.12            0.46           0.37

Selected Financial Ratios:
Yield on interest-bearing assets                              6.89%          6.70%           6.82%          6.80%
Cost of funds                                                 4.02           3.53            3.84           3.62
Interest rate spread                                          2.87           3.17            2.98           3.18
Net interest margin                                           3.15           3.35            3.25           3.36
Return on average assets                                      0.79           0.75            0.78           0.84
Return on average equity                                     12.03          11.31           11.98          12.89
Average equity to average assets                              6.54           6.64            6.52           6.54
Dividend payout ratio                                        36.84          32.66           35.56          27.78

At End of Period:
     Tier 1 leverage ratio of bank subsidiary                                                6.08           6.32
     Tier 1 risk-based ratio of bank subsidiary                                             11.40          11.91
     Total risk-based ratio of bank subsidiary                                              12.34          12.91
     Non-performing assets to total loans and OREO                                           1.15           1.30
     Non-performing for loans to total loans                                                 0.81           0.65
     Allowance for loan losses to total loans                                                0.64           0.76
     Allowance for loan losses to non-performing loans                                      78.74         117.27

At End of Period:                                                                        March 31,      March 31,
                                                                                          1995            1994
                                                                                          -------        -------
     Net loans                                                                        $   220,378    $   187,129
     Securities                                                                            56,028         63,556
     Total assets                                                                         294,998        272,010
     Deposits                                                                             270,141        248,455
     Borrowings                                                                             3,700          3,200
     Stockholders' equity                                                                  19,534         17,839
     Outstanding shares                                                                 1,335,289      1,300,770
                                                                                        ---------      ---------

Overview

     The major components of the change in total assets, liabilities and equity of Shelton were as follows:

                                                         March 31            June 30,                     Annualized
                                                           1995               1994            Change     Growth Rate
                                                        ----------         ----------        ----------  ------------
                                                                          ($ In thousands)
Assets:
Net loans                                             $    220,378      $    189,228      $    31,150        22%
Securities held to maturity                                 39,371            40,949           (1,578)       (5)
Other securities                                            16,657            25,650           (8,993)      (47)
                                                            ------           -------          --------      ----
     Total interest-bearing assets                         276,406           255,827           20,579        11
Investments in real estate                                   1,174             1,517             (343)      (30)
Other real estate owned                                        766             1,030             (264)      (34)
Other assets                                                16,652            17,629             (977)       (7)
                                                           -------           -------            ------      ----
Total assets                                          $    294,998      $    276,003      $    18,995         9%
                                                      =    =======      =    =======      =    ======        ===

Liabilities and stockholders' equity:
Time certificates of deposit                          $    140,083      $    120,578      $    19,505        22%
Savings and NOW accounts                                    77,958            86,673           (8,715)      (13)
Money market deposits                                       36,017            28,576            7,441        35
Borrowings                                                   3,700             5,200           (1,500)      (38)
                                                            ------            ------          -------        --
     Total interest-bearing liabilities                    257,758           241,027           16,731         9
Demand deposits                                             17,362            16,219            1,143         9
Other liabilities                                              344               495             (151)      (41)
Stockholders' equity                                        19,534            18,262            1,272         9
                                                           -------           -------           ------        --
Total liabilities and stockholders' equity            $    294,998      $    276,003      $    18,995         9%
                                                      =    =======      =    =======      =    ======        ===

     The major components of the change in year-to-date net income of Shelton were as follows:

                                                               Nine Months
                                                              Ended March 31,                      Change
                                                            ------------------------      ----------------------
                                                            1995               1994            Amount     Percent
                                                            -----              ------          ------      -----
                                                                            ($ In thousands)
Net interest income                                   $      6,622      $      6,149      $       473         8%
Provision for loan losses                                      270                95              175       184
Core non-interest income                                     1,059               898              161        18
Core non-interest expense                                    4,629             4,666              (37)       (1)
                                                             -----             -----              ----       ---
     Core pre-tax earnings                                   2,782             2,286              496        22
Gains from asset sales                                          37               356             (319)      (90)
Other real estate owned expense                                 52               240             (188)      (78)
                                                               ---              ----             -----      ----
     Income before income taxes and
     accounting change                                       2,767             2,402              365        15
Provision for income taxes                                   1,077             1,014               63         6
                                                             -----             -----               --         -
     Income before accounting change                         1,690             1,388              302        22
Change in accounting for income taxes                           --               275             (275)       --
                                                               ---              ----             -----       --
Net income                                            $      1,690      $      1,663      $        27         2%
                                                             =====             =====      =       ===         ==

Loans

($ In thousands)                                    March 31,        June 30,                           Annualized
                                                      1995             1994           Change           Growth Rate
                                                      ----             ----           ------           -----------
Real estate loans:
   First mortgages                               $   191,121      $   159,401       $    31,720            27%
   Home equity credit lines                           18,125           18,796              (671)           (5)
   Construction and land development                   5,632            5,139               493            13
   Second mortgage                                     1,072            1,097               (25)           (3)
                                                       -----            -----               ---            ---

     Total real estate loans                         215,950          184,433            31,517            23

Consumer installment                                   5,839            6,068              (229)           (5)
                                                       -----            -----              ----            ---

Total loans                                      $   221,789      $   190,501       $    31,288            22%
                                                 =   =======      =   =======       =    ======            ===


         As part of its interest rate risk management program, Shelton's lending for portfolio centers on adjustable rate mortgage loans ("ARMs") collateralized by 1-4 family residential properties. The interest rate that Shelton charges on ARMs generally adjusts annually based on the National Monthly Median Cost of Funds Index, an index that approximates Shelton's own cost of funds. Shelton has also placed strong emphasis on the origination of floating rate home equity credit lines. The rate on these credit lines is subject to monthly adjustment, based on changes in the prime interest rate. Shelton currently sells the majority of its fixed rate mortgage loan originations in the secondary market.

         Since ARMs are Shelton's primary lending product for portfolio, demand for such loans generally drives Shelton's overall growth and is one of the primary determinants of core profitability. Demand for ARMs generally increases when their opening first year rate is significantly lower than the rate available on a comparable fixed rate mortgage. As this was the case during the past nine months, total loans grew by $31.3 million during the period, an amount which exceeds the $17.2 million increase that was achieved in total loans during the year ended June 30, 1994.

Non-performing assets

($ In thousands)                                   March 31,         June 30,          Change               Change
                                                    1995              1994             Amount              Percent
                                                   ----------        ---------       -----------          ----------
Loans past due 90 days or more (nonaccrual):
                                                 $     1,792      $     1,094       $       698             64%
                                                 -     -----      -     -----       -       ---            ----
OREO:
   Property type:
     Single-family homes                                 553              655              (102)           (16)
     Multi-family homes                                  196              228               (32)           (14)
     Residential land                                     --              170              (170)          (100)
     Condominiums                                         46               31                15             48
   Allowance for OREO losses                             (29)             (54)               25            (46)

     Total OREO                                          766            1,030              (264)           (26)
                                                         ---            -----              -----          -----
Non-performing assets                            $     2,558      $     2,124       $       434             20%
                                                 =     =====      =     =====       =       ===          ------
Restructured loans                               $       100      $       102       $        (2)            (2)%
                                                 =       ===      =       ===       =        ===           =====
Non-performing assets to total loans
   and OREO                                            1.15%             1.11%             0.04%             4%
Allowance for loan losses to total loans
   past due 90 days or more                           78.74            116.36            (37.62)           (32)
As a percentage of total loans:
   Loans past due 90 days or more                      0.81              0.57              0.24             42
   Allowance for loan losses                           0.64              0.67             (0.03)            (4)

     Loans past due 90 days or more consisted of the following:

($ In thousands)                                     March 31,         June 30,         Change                Change
                                                        1995            1994           Amount              Percent
                                                        ----            ----           ------              -------
1-4 family residential properties                $     1,787      $       935       $       852              91  %

Commercial real estate                                    --              156              (156)           (100)

Consumer installment                                       5                3                --              --
                                                           -                -                --              --
Total loans past due 90 days or more             $     1,792      $     1,094       $       696              64%
                                                 =     =====      =     =====       =       ===              ===

         Not included in the tables above are loans that, in the opinion of Shelton's management, warrant monitoring due to varying degrees of documentation deficiencies supporting the borrowers' current financial position. These deficiencies have created some uncertainty, but not serious doubts, as to the borrowers' ability to comply with the loan repayment terms in the future. Such loans of Shelton totaled $649,000 at March 31, 1995.

         The accrual of interest income is generally discontinued by Shelton when a loan becomes past due 90 days or more, or earlier if reasonable doubt exists as to its ultimate collectibility. When the accrual of interest income is discontinued, all previously accrued and uncollected interest income is generally reversed against the current period's interest income. The accrual of interest on loans past due 90 days or more may be continued when the net realizable value of the property collateralizing the loan is sufficient to discharge all principal and accrued interest income due on the loan. A nonaccrual loan is restored to an accrual status when it is no longer delinquent and the collectibility of interest and principal is no longer in doubt.

         The amount of interest income recognized on nonaccrual and restructured loans by Shelton, versus the amount that would have been recognized under the original contract terms was:

(In thousands)                               Three Months                        Nine Months
                                            Ended March 31,                    Ended March 31,
                                          -------------------                 ------------------
                                          1995          1994                  1995          1994
                                          ----          -----                 -----         ----

Interest income recorded:
   Nonaccrual loans                      $    4       $    4               $    10         $  15
   Restructured loans                         2           --                     5            --

Interest income under original contract terms:
   Nonaccrual loans                          26           34                    89            96
   Restructured loans                         2           --                     7            --

Loss Allowances

(In thousands)                                   Loans                              OREO
                                                 -----                              ----
Nine months ended March 31,               1995          1994                  1995          1994
- ---------------------------               ----          ----                  ----          ----
Beginning balance                      $  1,273     $  1,406              $     54     $    164
Provision charged to expense                270           95                    19          219
Net charge-offs                            (132)         (68)                  (44)        (296)
                                           -----         ----                  ----        -----
     Ending balance                    $  1,411     $  1,433              $     29     $     87
                                       =  =====     =  =====              =     ==     =     ==

         The allowance for loan losses is established through charges against income and is maintained at a level that Shelton's management considers adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance for loan losses is based on evaluations of individual loans, estimates of current collateral values and the results of regulatory examinations. Management also evaluates the general risk characteristics inherent in the loan portfolio, concentrations of credit risk, prevailing and anticipated economic conditions, and historical loan loss experience. Loans are charged against the allowance for loan losses when management believes that collection is unlikely. Any subsequent recoveries are credited to the allowance for loan losses when received.

         Loans are originally transferred by Shelton to OREO at the lower of the loan balance or the fair value of the property. If, on the date of transfer, the loan balance exceeds the fair value of the property, the excess is charged-off against the allowance for loan losses. An allowance for OREO losses is established whenever the carrying value of an individual property exceeds its current fair value, net of estimated selling costs.

Securities

Book and market values of securities, and unrealized gains and losses, of Shelton were as follows:

(In thousands) March 31, 1995                                         Unrealized       Unrealized             Fair
                                                         Cost              Gains           Losses            Value
                                                     ----------      -------------   --------------       --------
Securities held to maturity                         $    39,371     $         45     $      1,296       $   38,120
Securities available for sale                            16,702               42              213           16,531
Money market investments                                     36               --               --               36
Trading account                                             113               --               23               90
                                                     ----------      -------------   --------------       --------
   Total                                                 56,222     $         87     $      1,532       $   54,777
                                                     ==========      =============   ==============       ========
Net unrealized loss on trading account and
   available for sale securities                           (194)
                                                           -----
     Total securities                               $    56,028
                                                    =    ======

(In thousands) June 30, 1994                                          Unrealized       Unrealized             Fair
                                                         Cost              Gains           Losses            Value
                                                     ----------      -------------   --------------       --------
Securities held to maturity                         $    40,949     $         69     $      1,291       $   39,727
Securities available for sale                            20,910               79              238           20,751
Money market investments                                  4,792               --               --            4,792
Trading account                                             212               --              105              107
                                                     ----------      -------------   --------------       --------
   Total                                                 66,863     $        148     $      1,634       $   65,377
                                                     ==========      =============   ==============       ========
Net unrealized loss on trading account and
   available for sale securities                           (264)
                                                          -----
     Total securities                               $    66,599
                                                     ==========

         On March 31, 1995, the securities portfolio of Shelton totaled $56.0 million or 19% of total assets, down by 16% from $66.6 million, or 24% of total assets at June 30, 1994. The $10.6 million decrease was primarily attributable to $5.9 million in sales and a $4.8 million drop in money market investments. Scheduled repayments and prepayments also contributed to the decline in outstanding securities during the past nine months. The majority of the cash provided by the decline in the securities portfolio was used to fund loan growth.

         Debt  securities  that Shelton has the intent and ability to hold until maturity are classified as held to maturity and carried at amortized cost. Securities purchased for resale, in anticipation of short-term gains, are classified as trading accounts and carried at fair value. All other debt and equity securities are classified as available for sale. Securities in this classification may be sold in response to changes in a number of factors, including Shelton's liquidity needs and market interest rate movements. Available for sale securities are carried at fair value and unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity.

         The cost basis of a security that has experienced other than a temporary decline in fair value is written down by Shelton to fair value by a charge to security gains and losses.

Investments in real estate

Investments in real estate consisted of the following:

($ In thousands)                                   March 31,         June 30,         Change                Change
                                                     1995              1994            Amount              Percent
                                                   ---------         --------        ----------           ----------
Direct:

   Stonebridge (30 lot
     residential subdivision)                    $     1,076      $       877       $       199              23  %

   Owl Hill (25 unit residential housing)                 --              390              (390)           (100)

Joint venture:

   Walnut Estates (19 lot
     residential subdivision)                            148              284              (136)            (48)

Allowance for losses                                     (50)             (34)              (16)             47
                                                         ----             ----              ----             --

     Investments in real estate                  $     1,174      $     1,517       $      (343)            (23)%
                                                 =     =====      =     =====       =      =====            =====



Income (loss) from investments in real estate consisted of the following:

(In thousands)                               Three Months                        Nine Months
                                            Ended March 31,                    Enced March 31,
                                         ----------------------             --------------------
                                          1995          1994                  1995          1994
                                          ----          ----                  ----          ----

Joint ventures                           $   --       $     57             $    78      $    229
Direct                                       20             (7)                 35           (18)
Provision for losses                         --           (100)                (87)         (177)
                                             --           -----                ----         -----
   Income from real estate
     investments                         $   20       $    (50)            $    26      $     34
                                         =   ==       =    ====            =    ==      =     ==


         Investments in real estate are carried by Shelton at the lower of cost or estimated fair value. An allowance for losses on real estate investments is established whenever the cost basis of an individual property exceeds the net present value of its estimated future cash flows.

         The majority of the development phase of the Stonebridge project, located in Oxford, Connecticut, was completed by June 30, 1995. Lot sales began during December, 1994 and are expected to average approximately one sale per month during the project's sales phase.

         As an equity partner in joint ventures with local developers, Shelton typically receives 50% of the venture's net profits. Both Shelton and its partner are generally required to make capital contributions, in equal amounts, to the venture. The Walnut Estates joint venture project, located in Shelton, Connecticut, entered its sales phase during the latter part of fiscal 1993. Current projections indicate that the remaining 4 lots will be sold within the next 6 months.

         A change in federal regulations has made it necessary for Shelton to divest itself of all real estate investments by December 19, 1996. Given the length of time remaining to complete such divestiture, Shelton has not found it necessary to make significant changes in the timing of expenditures, sales prices or any other material aspects of its real estate investments.

Deposits

                                                   March 31,         June 30,                           Annualized
($ In thousands)                                        1995            1994           Change          Growth Rate
                                                        ----            ----           ------          -----------

Time certificates                                $   140,083      $   120,578       $    19,505              22%
Savings                                               62,153           70,532            (8,379)            (16)
NOW                                                   15,805           16,141              (336)             (3)
Money market                                          36,017           28,576             7,441              35
Demand deposits                                       17,362           16,219             1,143               9
                                                      ------           ------             -----              --
   Total deposits                                $   271,420      $   252,046       $    19,374              10%
                                                 =   =======      =   =======       =    ======              ===



         To help fund the $31.3 million increase in outstanding loans during the past nine months, Shelton stepped-up its deposit acquisition activities. Primarily as the result of expanding Shelton's marketing activities, while maintaining a competitive deposit rate structure, total deposits increased by $19.4 million during the nine months ended March 31, 1995.



Borrowings

                                                   March 31,         June 30,                           Annualized
($ In thousands)                                     1995              1994            Change          Growth Rate
                                                    ------            ------           ------          -----------
Long-term borrowings                             $     3,700      $     3,200       $       500              21%
Short-term borrowings                                     --            2,000            (2,000)           (133)
                                                          --            -----            -------           -----
   Total borrowings                              $     3,700      $     5,200       $    (1,500)            (38)%
                                                 =     =====      =     =====       =    =======          =======

         Borrowings are primarily utilized by Shelton to fund any shortfall between loan growth and the cash flow provided by deposit growth and the sale or maturity of securities. As the funds provided by deposit growth and the sale of securities were sufficient to fund loan growth, total borrowings declined during the nine months ended March 31, 1995.

Asset/Liability Management

         The following table presents the expected maturities, or period to repricing, of Shelton's assets and liabilities at March 31, 1995:


                                                              Rate Sensitive or Due in:

(In thousands) March 31, 1995                  Three          Over       Over Six         Total
                                           Months or      Three to      Months to        Within        Over
                                                less    Six Months       One Year      One Year    One Year        Total
                                             ------     ----------       --------      --------     ---------     -------
Assets:
Interest-bearing assets:
   Loans                                  $   59,559    $  34,334     $   83,519    $   177,412   $  44,377    $  221,789
   Securities                                  7,525        1,578          2,910         12,013      43,889        55,902
   Money market and
     other securities                            126           --             --            126          --           126
                                                 ---           --             --            ---          --           ---
     Total interest-bearing assets            67,210       35,912         86,429        189,551      88,266       277,817
Other assets, net                                 --           --             --             --      17,181        17,181
                                                  --           --             --             --      ------        ------
   Total assets                               67,210       35,912         86,429        189,551     105,447       294,998
                                              ------       ------         ------        -------     -------       -------

Liabilities and
   stockholders' equity:
Interest-bearing liabilities:
   Time certificates                          26,253       31,380         26,955         84,588      55,495       140,083
   Regular savings                            62,153           --             --         62,153          --        62,153
   NOW accounts                               15,805           --             --         15,805          --        15,805
   Money market accounts                      36,017           --             --         36,017          --        36,017
   Borrowings                                     --           --             --             --       3,700         3,700
                                                  --           --             --             --       -----         -----
     Total interest-bearing liabilities      140,228       31,380         26,955        198,563      59,195       257,758
Demand deposits                                   --           --             --             --      17,362        17,362
Other liabilities                                 --           --             --             --         344           344
Stockholders' equity                              --           --             --             --      19,534        19,534
                                                  --           --             --             --      ------        ------
Total liabilities and
     stockholders' equity:                   140,228       31,380         26,955        198,563      96,435       294,998
                                             -------       ------         ------        -------      ------       -------
Rate sensitivity GAP                      $  (73,018)   $   4,532     $   59,474    $    (9,012)  $   9,012    $       --
                                             =======    =   =====     =   ======    =    ======   =   =====    =  =======


         The preceding table presents Shelton's rate sensitivity GAP at March 31, 1995. GAP analysis is a basic interest rate risk measurement tool that provides management with an indication of the effect that future interest rate movements could have on Shelton. When liabilities reprice or mature at a faster pace than assets, a negative GAP position exists. A negative rate sensitivity GAP indicates that net interest income would tend to decrease as interest rates rise, and increase as rates fall. Conversely, if a positive GAP position exists, net interest income would tend to rise with increases in interest rates, and fall as rates drop.

         Shelton's asset/liability management program focuses on minimizing interest rate risk by maintaining what management considers an appropriate balance between the volume of assets and liabilities maturing or subject to repricing within the same time interval.

         In an effort to maximize the net interest margin at all levels of the interest rate cycle, Shelton's lending centers on adjustable rate loans, the average rates on which float at a positive spread over the average cost of the liabilities funding the loans.

         This focus on adjustable rate lending has served to minimize fluctuations in Shelton's net interest margin in the past, evidenced by its ability to maintain the net interest margin at over 3.00% during each of the past five fiscal years. By comparison, the cost of funds varied between a high of 7.93% and a low of 3.60% during the same time period. During the past four quarters the net interest margin has varied between a high of 3.32% and a low of 3.15%. The variation in the cost of funds was much wider during the same period, ranging from a high of 4.02% to a low of 3.56%.

         As GAP analysis is only a static view of potential interest rate risk, management also utilizes multiple simulation analysis techniques in an attempt to estimate how the repricing and maturity mix of assets and liabilities could change in response to interest rate changes, and the effect of such changes on Shelton's net interest income and liquidity position. If these analyses indicate a high degree of significant adverse change in net interest income or liquidity, current funding strategies and asset mix would be changed to minimize the Shelton's potential risk exposure.

Liquidity

         Shelton regularly monitors its ability to profitably fund both short and long-term growth in its lending and other investment activities. Shelton also monitors its capacity to fund any rapid unforeseen large cash outflows in an orderly and cost effective manner.

         As lending is Shelton's single largest investment activity, its cash requirements are primarily determined by the level of loan demand. Loan demand varies in response to changes in market interest rates, the state of the economy and competition. Shelton's second largest investment activity is the holding of securities. The majority of Shelton's securities can either be sold or used as collateral for short-term borrowings, providing a source of cash to fund unforeseen rapid outflows of funds.

         Deposits, specifically time certificates of deposit, are Shelton's primary financing source. As Shelton does not accept brokered deposits or offer premium rates to attract large denomination certificates of deposit, essentially all of its deposit base is comprised of local retail deposit accounts. A local retail deposit base tends to be somewhat insensitive to moderate interest rate fluctuations, and provides a reasonably stable and cost effective source of funds.

         Shelton also has the ability to borrow from the FHLB on both a short and long-term basis, and does so whenever the cash requirements of its investing activities exceed deposit growth. Shelton's borrowings from the FHLB are limited to the amount of qualified collateral that Shelton holds. Based on available collateral, at March 31, 1995 Shelton had potential access to over $100 million in additional financing, an amount well in excess of its normal annual financing requirements.

         Federal regulations require that Shelton maintain reserves, in the form of cash on hand or deposit balances at the Federal Reserve Bank, against certain deposit liabilities. At March 31, 1995 Shelton's reserve requirement was $1.4 million.

         Management is not aware of any known trends, events, uncertainties, or proposed regulatory changes that are reasonably likely to have a material effect on Shelton's liquidity, capital resources or operations.

Capital resources

         Shelton Bank must maintain certain regulatory capital ratios. Depending on the FDIC's overall quality rating of an institution, all but the highest rated banks must maintain a minimum Tier 1 leverage ratio of between 4.00% to 5.00%. The FDIC also requires banks to meet supplemental capital adequacy standards which measure qualifying capital against risk-weighted assets plus off-balance sheet items such as outstanding loan commitments and letters of credit. The FDIC's minimum risk-based capital ratio requirement is 8.00%.

         Under current FDIC standards Shelton Bank is "well capitalized". A "well capitalized" institution, as defined by the FDIC, is one which maintains a total risk-based capital ratio equal to, or greater than 10%, a tier 1 risk-based capital ratio equal to, or greater than 6%, and a tier 1 average ratio equal to, or greater than 5%.

         Shelton Bank's regulatory capital ratios were as follows:

                                                                               March 31,                 June 30,
($ In thousands)                                                                 1995                      1994
                                                                                 ----                      ----

Shelton Bank's capital components:
   Tier 1 capital (Shareholders' equity)                                     $   17,962                $    16,122
   Tier 2 capital (Allowance for loan losses)                                     1,411                      1,273
                                                                                  -----                      -----
Shelton Bank's total risk-based capital                                      $   19,373                $    17,395
                                                                             =   ======                =    ======
Shelton Bank's capital ratios:
   Total risk-based                                                               12.34%                    12.78%
   Tier 1 risk-based                                                              11.44                     11.90
   Tier 1 leverage                                                                 6.09                      6.25

         Shelton Bank is Shelton's sole source of funds for dividend payments to its shareholders. Connecticut Banking Laws limit the amount of annual cash dividends that Shelton Bank may pay to Shelton to an amount which approximates Shelton Bank's net income for the then current year, plus its retained net income for the prior two years. Shelton Bank is also prohibited from paying a cash dividend that would reduce its capital to asset ratios below minimum regulatory requirements.

         During nine months ended March 31, 1995, Shelton paid dividends totaling $601,000, or $0.46 per share, up 28% from $468,000, or $0.37 per share during the same period in 1993. Shelton reviews its dividend policy based on current and projected earnings, and by assessing the need to retain earnings to support long-term growth.

Average Balances, Interest, Yields and Rates

         The following tables present condensed daily average statements of condition of Shelton, which include nonaccrual loans, the components of net interest income and selected statistical data.

Three months ended March 31,
                                                     1995                               1994
                                       --------------------------------   ------------------------------
                                       Average                  Average    Average               Average
                                       Balance      Interest     Rate      Balance     Interest    Rate
                                      ----------    ---------   -------   ----------   --------   ------
                                                                ($ In thousands)
Assets:
Total loans                           $  216,963    $   3,866    7.14%    $  186,365   $  3,323    7.14%
                                      -  -------    -   -----             -  -------   -  -----
Securities:
Debt and equity                           42,908          657    6.21         43,295        640    6.00
   Money market and other                  3,716           52    5.68          5,269         37    2.85
   Mortgage-backed                        14,529          194    5.42         13,148        141    4.35
                                          ------          ---    ----         ------        ---    ----
     Total securities                     61,153          903    5.99         61,712        818    5.38
                                          ------          ---    ----         ------        ---    ----
     Total interest-bearing assets       278,116        4,769    6.89        248,077      4,141    6.70
Cash and due from banks                    6,370                               6,164
Other assets                               9,109                              11,856
                                           -----                              ------
     Total assets                     $  293,595                          $  266,097
                                      =  =======                          =  =======

Liabilities and stockholders' equity:
Interest bearing deposits:
   Time certificates                  $  139,107    $   1,696    4.94%    $  116,738   $  1,322    4.59%
   Savings and NOW                        79,527          370    1.89         83,862        394    1.91
   Money market                           36,012          426    4.80         31,967        266    3.37
                                          ------          ---    ----         ------        ---    ----
     Total interest-bearing deposits     254,646        2,492    3.97        232,567      1,982    3.46
Borrowings                                 3,700           70    7.67          3,200         69    8.74
                                           -----           --    ----          -----         --    ----
     Total interest-bearing liabilities  258,346        2,562    4.02        235,767      2,051    3.53
Demand deposits                           15,927                              12,657
Accrued taxes and other liabilities          112                                   2
Stockholders' equity                      19,210                              17,671
                                          ------                              ------
     Total liabilities and
     stockholders' equity             $  293,595                          $  266,097
                                      =  =======                          =  =======
Net interest income/rate spread                     $   2,207    2.87%                 $  2,090    3.17%
                                                    =   =====                          =  =====
Net interest margin                                              3.15                              3.35



                                                     1995                               1994
                                      ---------------------------------    ----------------------------
                                      Average                   Average    Average               Average
Nine months ended March 31,           Balance       Interest     Rate      Balance     Interest    Rate
- ---------------------------           -------       --------     ----      -------     --------    ----
                                                                ($ In thousands)

Assets:
Total loans                           $  209,344    $  11,151    7.10%    $  179,234   $  9,841    7.32%
                                      -  -------    -  ------             -  -------   -  -----
Securities:
Debt and equity                           43,873        2,011    6.11         46,424      2,088    5.99
   Money market and other                  3,772          135    4.77          6,225        132    2.82
   Mortgage-backed                        15,044          629    5.57         12,360        406    4.38
                                          ------          ---     ----        ------        ---    ----
     Total securities                     62,689        2,775    5.90         65,009      2,626    5.38
                                          ------        -----    ----         ------      -----    ----
     Total interest-bearing assets       272,033       13,926    6.82        244,243     12,467    6.80
Cash and due from banks                    6,879                               6,247
Other assets                               9,413                              12,158
                                           -----                              ------
     Total assets                     $  288,325                          $  262,648
                                      =  =======                          =  =======

Liabilities and stockholders' equity:
Interest-bearing deposits:
   Time certificates                  $  133,377    $   4,774    4.77%    $  116,520   $  4,074    4.66%
   Savings and NOW                        82,128        1,165    1.89         82,670      1,278    2.06
   Money market                           33,395        1,115    4.45         30,146        756    3.34
                                          ------        -----    ----         ------        ---    ----
     Total interest-bearing liabilities  248,900        7,054    3.78        229,336      6,108    3.55
Borrowings                                 4,704          250    7.08          3,200        210    8.74
                                           -----          ---    ----          -----        ---    ----
     Total interest-bearing liabilities  253,604        7,304    3.84        232,536      6,318    3.62
Demand deposits                           15,735                              12,809
Accrued taxes and other liabilities          197                                 122
Stockholders' equity                      18,789                              17,181
                                          ------                              ------
     Total liabilities and
     stockholders' equity             $  288,325                          $  262,648
                                      =  =======                          =  =======
Net interest income/rate spread                     $   6,622    2.98%                 $  6,149    3.18%
                                                    =   =====                          =  =====
Net interest margin                                              3.25                              3.36

Analysis of Changes in Interest Income and Expense

         The following table presents the changes in interest income and expense for each major category of interest-bearing assets and liabilities of Shelton, and the amount of the change attributable to changes in average outstanding balances ("volume") and rates. Changes attributable to both volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in volume and rate.


                                  Change from the quarter ended       Change from the nine months
                                   March 31, 1994, to quarter           March 31, 1994, to nine months
                                      ended March 31, 1995,                  ended March 31, 1995,
(In thousands)                          Attributable to:                       Attributable to:
                                 Rate      Volume       Total            Rate         Volume        Total
                                 ----     --------      -----            -----        ------        ------
Interest income:
   Loans                      $     (2)   $    545    $    543         $  (302)    $   1,612    $   1,310
   Securities                       85          --          85             211           (62)         149
                                    --          --          --             ---           ---          ---
Total interest income               83         545         628             (91)        1,550        1,459
                                    --         ---         ---             ----        -----        -----
Interest expense:
   Deposits                        226         284         510             265           681          946
   Borrowings                       (9)         10           1             (45)           85           40
                                    ---         --           -             ----           --           --
Total interest expense             217         294         511             220           766          986
                                   ---         ---         ---             ---           ---          ---
Net interest income           $   (134)   $    251    $    117         $  (311)    $     784    $     473
                              =   =====   =    ===    =    ===         =  =====    =     ===    =     ===

Net Interest Income

         As shown in the preceding tables, Shelton's growth in net interest income was primarily attributable to increases in the balance of average interest-bearing assets, specifically in the loan portfolio. When compared to the same periods in 1994, average loans outstanding rose $30.6 million, or 18%, during the three months ended March 31, 1995 and $30.1 million, or 17%, during the nine months ended March 31, 1995.

Non-Interest Income

                                                        Three Months                       Nine Months
                                                      Ended March 31,                    Ended March 31,
                                                      ---------------                    ---------------
                                               1995        1994   % Change        1995    1994     % Change
                                               ----        ----   --------        ----    ----     --------
                                                                     ($ In thousands)

Banking services charges                       $  249     $  221        13%      $  743   $   652       14%
Loan servicing fees                                43         63       (32)         127       142      (11)
Trust fees                                         26         14        86           73        27      170
Other                                              48         20       140          116        77       51
                                                   --         --       ----         ---        --      ---
   Core non-interest income                       366        318        15        1,059       898       18
Gain (loss) on sale of securities                  (8)        (4)      100          (20)      189     (111)
Gain (loss) on sale of loans                       --        (79)     (100)          --       144     (100)
Income from real estate in investment              20        (50)     (140)          26        34      (24)
Trading account gains (losses)                     14         (6)     (333)          31       (11)    (382)
                                                   --         --      ----           --       ---     ----
Total non-interest income                      $  392     $  179       119%      $1,096   $ 1,254      (13)%
                                               =  ===     =  ===       ====      ======   = =====      =====

         The increase in Shelton's banking service charges was primarily attributable to an increase in the number of outstanding checking accounts, and a correspondingly higher utilization of fee-based services by customers.

         Shelton sells most fixed rate loan originations in the secondary market, and retains the right to service the loans. As the result of an increase in market interest rates, fixed rate mortgage loan origination volume has been minimal in recent months causing a decrease in the loan servicing portfolio. This decrease is responsible for the decline in loan servicing fees.

         The increases in trust fees are attributable to growth in assets under management by Shelton. Assets under management averaged $12.5 million during the quarter ended March 31, 1995, up 84%, from $6.8 million during the quarter ended March 31, 1994. On a year to date basis, assets under management averaged $11.0 million in 1995, up 168%, from $4.1 million during 1994.

         Shelton's growth in other non-interest income is partially attributable to an increase in letter of credit fees.

         Shelton's ability to realize gains from the sale of securities varies with existing conditions in the financial markets.

         The decrease in Shelton's gains from the sale of loans can be attributed to a sharp drop in fixed rate mortgage originations, which was caused by an increase in market interest rates on fixed rate mortgages. During the quarter ended March 31, 1995, no fixed rate loans were sold versus $2.6 million in sales during 1994. During the nine months ended March 31, 1995, a total of $591,000 in fixed rate loans were sold, versus $13.3 million during the same period in 1994.

Non-Interest Expense

                                                        Three Months                       Nine Months
                                                       Ended March 31,                   Ended March 31,
                                               -----------------------------     --------------------------
                                                 1995      1994   % Change        1995      1994    % Change
                                                 -----    ------     -----       ------   -------     -----
                                                                   ($ In thousands)

Salaries and benefits                          $   738    $  784        -6%      $2,126   $  2,219     (4)%
Premises and equipment                             234       263       (11)         729        853    (15)
Insurance premiums                                 182       169         8          531        532     (0)
Professional services                              248       168        48          701        585     20
Other                                              174       151        15          542        477     14
                                                   ---       ---        ---         ---        ---    ----
   Core non-interest income                      1,576     1,535         3        4,629      4,666     (1)
Other real estate owned                             13        41       (68)          52        240    (78)
                                                    --        --       -----         --        ---   ------
Total non-interest expenses                    $ 1,589    $1,576         1%      $4,681   $  4,906     (5)%
                                               = =====    ======         ==      ======   =  =====  =======

         Salaries and benefits expense declined as a result of savings in the employee benefits area. As a member bank, Shelton received approximately $40,000 upon the disbanding of The New England League of Savings Institutions. Shelton was required to use these funds for payment of employee medical plan premiums. Additionally, Shelton received a $68,000 refund of unemployment taxes upon the settlement of Shelton's claim that it had been overcharged.

         An increase in rental income, which is derived from leasing out unused space at Shelton's office locations, is responsible for the decline in premises and equipment expense.

         Improvement in Shelton Bank's FDIC insurance risk classification offset by the expense of insuring Shelton Bank's increase in deposits resulted in minimal changes in insurance expense.

         Shelton's utilization of outside consultants, for technical advice related to strategic planning issues, caused the increase in professional service expense during the 1995 period.

         The increase in other expenses was primarily attributable to an increase in marketing expenses.

         The decline in OREO properties is reflected in the decrease in OREO expenses during the 1995 period.

Impact of recently issued accounting standards

         In May 1993, Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). Shelton will adopt FAS 114 during the first quarter of fiscal 1996. FAS 114 requires, among other things, that certain impaired loans be valued based on the present value of expected future cash flows, or the market value of the collateral if the loan is collateral dependent. Although the initial effect of adopting this new accounting standard is dependent on the level of outstanding loans at the time of the adoption, current estimates indicate that the adoption of FAS 114 will not have a material impact on Shelton's financial position or results of operations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 20. Indemnification of Directors and Officers.


         Section 145 of the Delaware General Corporation Law sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.
Section 145 of the Delaware  General  Corporation Law, which is filed as Exhibit
99.1 to this Registration Statement, is incorporated herein by reference.


         Article Nine of the Registrant's By-laws, entitled "Indemnification," provides for indemnification of the Registrant's directors, officers, employees and agents under certain circumstances. Article Nine of the Registrant's By-laws, which are filed as Exhibit 4.2 to this Registration Statement, is incorporated herein by reference.


         The Registrant also has the power to purchase and maintain insurance on behalf of its directors and officers. The Registrant has in effect a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of the Registrant against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.


         The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indenmnification by it is against public policy as express in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


Item 21. Exhibits and Financial Statement Schedules.


         2.1 Agreement and Plan of Merger dated June 20, 1995 among the Registrant, Webster Acquisition Corp. and Shelton Bancorp, Inc., including exhibits A through G thereto (incorporated herein by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K/A filed on July 27, 1995).

         4.2 By-laws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).


         5 Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.


         12       Statement re: computation of ratios.


         23.1     Consent of Hogan & Hartson L.L.P. (included as part of Exhibit
                  5).


         23.2     Consent of KPMG Peat Marwick LLP.


         23.3     Consent of Coopers & Lybrand L.L.P.


         23.4     Consent of Alex. Brown & Sons, Incorporated


         99.1 Section 145 of the Delaware General Corporation Law (incorporated herein by reference to Exhibit 28.1 to the Registrant's Registration Statement on Form S-2 (No. 33-54980) filed on November 25, 1992).


         99.2     Form of Webster Proxy Card


         99.3     Form of Shelton Proxy Card


Item 22. Undertakings.


         (a)      The undersigned Registrant hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


         (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (e) The undertaking concerning indemnification is included as part of the response to Item 20.


         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 27th day of July 1995.


                                           WEBSTER FINANCIAL CORPORATION



                                          By:   /s/ James C. Smith
                                             ------------------------------
                                                    James C. Smith
                                                     Chairman and
                                                Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned in the capacities indicated on the 27th day of July 1995.



Signature                                                  Title
- ----------                                                 -----

/s/ James C. Smith                          Chairman and Chief Executive Officer
- -------------------                         (Principal Executive Officer)
James C. Smith



/s/ John V. Brennan                         Executive Vice President, Chief
- -------------------                         Financial Officer and Treasurer
John V. Brennan                             (Principal Financial Officer)



/s/ Peter J. Swiatek                        Controller
- --------------------                        (Principal Accounting Officer)
Peter J. Swiatek



/s/ Joel S. Becker                          Director
- ------------------
Joel S. Becker



/s/ O. Joseph Bizzozero, Jr.                Director
- ----------------------------
O. Joseph Bizzozero, Jr.

/s/ Robert A. Finkenzeller                 Director
- ----------------------------
Robert A. Finkenzeller



/s/ Walter R. Griffin                      Director
- ----------------------------
Walter R. Griffin



/s/ J. Gregory Hickey                      Director
- ---------------------------
J. Gregory Hickey



/s/ C. Michael Jacobi                     Director
- ---------------------------
C. Michael Jacobi



/s/ Harold W. Smith                       Director
- ---------------------------
Harold W. Smith



/s/ Sr. Marguerite Waite, C.S.J.         Director
- --------------------------------
Sr. Marguerite Waite, C.S.J.

                                 EXHIBIT INDEX

   Exhibit
   -------
     No.                                           Exhibit
     ---                                           -------

     2.1        Agreement  and Plan of  Merger  dated  June 20,  1995  among the
                Registrant, Webster Acquisition Corp. and Shelton Bancorp, Inc., including exhibits A through G thereto (incorporated herein by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K/A filed on July 27, 1995).

     4.2 By-laws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.5 to the Registrant's Annual
                Report on Form 10-K for the year ended December 31, 1994).

     5 Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.

     12         Statement re: computation of ratios.

     23.1       Consent of Hogan & Hartson  L.L.P.  (included as part of Exhibit
                5)

     23.2       Consent of KPMG Peat Marwick LLP.

     23.3       Consent of Coopers & Lybrand L.L.P.

     23.4       Consent of Alex. Brown & Sons, Incorporated

     99.1       Section   145   of  the   Delaware   General   Corporation   Law
                (incorporated  herein  by  reference  to  Exhibit  28.1  to  the
                Registrant's  Registration  Statement on Form S-2 (No. 33-54980)
                filed on November 25, 1992).

     99.2       Form of Webster Proxy Card

     99.3       Form of Shelton Proxy Card

Exhibit 5 Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.

                                                July 28, 1995


Board of Directors
Webster Financial Corporation
First Federal Bank Building
145 Bank Street
Waterbury, Connecticut  06720

Ladies and Gentlemen:

                We are acting as counsel to Webster Financial Corporation (the "Corporation"), a Delaware corporation, in connection with its registration on Form S-4, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,337,618 shares of Common Stock, par value $.01 per share, all of which shares (the "Shares") are to be issued by the Corporation of Shelton Bancorp, Inc. ("Shelton") in accordance with the terms of the Agreement and Plan of Merger dated June 20, 1995, as amended (the "Agreement"), between the Corporation, Webster Acquisition Corp. and Shelton. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                For purposes of this opinion letter, we have examined copies of the following documents:

                1.       An executed copy of the Registration Statement;

                2.       An executed copy of the Agreement;

                3. The Restated Certificate of Incorporation of the Corporation, with amendments thereto, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect;

                4. The Bylaws of the Corporation, as amended, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect; and

                5. Resolutions of the Board of Directors of the Corporation adopted at meetings held on June 19, 1995 and July 24, 1995, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect, relating to, among other things, the issuance of the Shares and arrangements in connection therewith.

                  We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Corporation. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.


                  This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.


                  Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by the Corporation of the consideration for the Shares specified in the Agreement and resolutions of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.


                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 5 to the Registration Statement and to the references to this firm under the captions "The Merger - Certain Federal Income Tax Consequences" and "Legal Matters" in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                                          Very truly yours,



                                                          HOGAN & HARTSON L.L.P.